     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1997

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                  FORM 10/A-2

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
             (Exact name of registrant as specified in its charter)

                   DELAWARE                                     56-1857809
       (State or other jurisdiction of                        (IRS Employer
        incorporation or organization)                     Identification No.)
           212 SOUTH TRYON STREET,                                28281
                  SUITE 500                                     (Zip Code)
          CHARLOTTE, NORTH CAROLINA
   (Address of Principal Executive Offices)
                                       (704) 334-9905
                              (Registrant's telephone number,
                                    including area code)
             SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

             TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE IN WHICH
             TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
--------------------------------------------------------------------------------------------
                Not Applicable                                Not Applicable
             SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                           Units of Limited Partnership Interest
                                      (Title of Class)

================================================================================

                               TABLE OF CONTENTS


                                                                                       PAGE NO.
                                                                                       --------
Item 1.     Business..................................................................     1
Item 2.     Financial Information.....................................................     6
Item 3.     Properties................................................................    24
Item 4.     Security Ownership of Certain Beneficial Owners and Management............    29
Item 5.     Directors and Officers....................................................    29
Item 6.     Executive Compensation....................................................    31
Item 7.     Certain Relationships and Related Transactions............................    35
Item 8.     Legal Proceedings.........................................................    35
Item 9.     Market Price and Distributions and Related Security Holder Matters........    35
Item 10.    Recent Sales of Unregistered Securities...................................    36
Item 11.    Description of Registrant's Securities to be Registered...................    37
Item 12.    Indemnification of Directors and Officers.................................    38
Item 13.    Financial Statements and Supplementary Data...............................    39
Item 14.    Changes in and Disagreements with Accountants on Accounting and Financial
            Disclosure................................................................    39
Item 15.    Financial Statements and Exhibits.........................................    39

ITEM 1.  BUSINESS

                           THE OPERATING PARTNERSHIP

     Summit Properties Partnership, L.P. (the "Operating Partnership") is one of the largest developers and operators of luxury garden apartment communities in the southeastern United States. The sole general partner of the Operating Partnership is Summit Properties Inc. ("Summit Properties"), a fully integrated real estate investment trust ("REIT"). Summit Properties' common stock, par value $.01 per share (the "Common Stock") is listed on the New York Stock Exchange under the symbol "SMT." The Operating Partnership manages its properties and conducts its third party management business through Summit Management Company (the "Management Company"), in which it owns a 1% voting interest and a 99% economic interest. The Operating Partnership's development and construction activities are conducted through Summit Apartment Builders, Inc. (the "Construction Company"), which is a wholly owned subsidiary of the Management Company. Unless the context otherwise requires, all references in this Form 10 to the Operating Partnership shall mean Summit Properties Partnership, L.P., the Management Company, the Construction Company and their predecessors on an aggregated basis.

     As of March 31, 1997, the Operating Partnership's portfolio consisted of 54 apartment communities (the "Communities") with 12,670 apartment homes, including Summit Foxcroft in which the Operating Partnership has a 75% managing general partner interest. Immediately following the initial public offering of Summit Properties (the "Initial Offering"), the Operating Partnership's portfolio consisted of 28 Communities with 6,979 apartment homes. During the second quarter of 1995, the Operating Partnership completed an acquisition of 12 Communities and a 75% interest in another Community, which were owned by The Crosland Group, Inc. and its affiliates (the "Crosland Acquisition"). The Crosland Acquisition added a total of 2,025 apartment homes to the Operating Partnership's portfolio. As of March 31, 1997, the Operating Partnership had ten apartment communities with 2,770 apartment homes under construction or in lease-up. The Management Company also manages approximately 5,818 apartment homes for unrelated third parties. The Operating Partnership is a fully integrated organization with multifamily development, construction, acquisition and management expertise which is supported by approximately 560 employees.

     The Operating Partnership has chosen to focus its efforts in three high growth regions of the southeast: the corridor connecting Atlanta, Charlotte and the Raleigh-Durham area (the "I-85 Corridor"); central and south Florida; and the greater Washington, DC/Virginia area. In keeping with this strategy, the Operating Partnership has established city operating offices in Charlotte, North Carolina, Tampa, Florida, Reston, Virginia, Atlanta, Georgia, Fort Lauderdale, Florida and Raleigh, North Carolina. These city offices have direct responsibility for selecting and overseeing new developments and for managing the Communities in their geographic areas. This decentralized structure enables corporate management to maintain tight controls and allows the Operating Partnership to compete effectively in its core markets, while efficiently allocating development and acquisition capital to those markets that will yield the highest risk-adjusted return.

     The Operating Partnership was organized as a Delaware limited partnership on January 14, 1994 in connection with the Initial Offering. Its executive offices are located at 212 South Tryon Street, Suite 500, Charlotte, North Carolina 28281, its telephone number is (704) 334-9905 and its facsimile number is (704) 333-8340.

     The Operating Partnership was formed to continue and expand the multifamily apartment community development, construction, operation, management and leasing activities of the entities through which Summit Properties historically conducted operations prior to its initial public offering (the "Summit Entities"). The Summit Entities were founded in 1972 by William B. McGuire, Jr. and initially focused on the development, construction, acquisition and syndication of multifamily properties. In 1981, William F. Paulsen joined the predecessor to Summit Properties as Chief Executive Officer and shepherded the growth of its multifamily property development and management activities.

OPERATING PHILOSOPHY

     The Operating Partnership seeks to maximize the economic return from its Communities by optimizing the trade-off between increasing rental rates and maintaining high occupancy levels. Consistent with this strategy, the Operating Partnership is among the rental rate leaders in its markets. Although this strategy may result in slightly lower occupancy rates, the Operating Partnership believes that the dynamic tension created by this balancing strategy maximizes operating income at the property level and improves growth in the Operating Partnership's cash flow over the long term. Generally, the Operating Partnership has found that it is not maximizing property operating income per apartment home when occupancy levels are above 95%.

     Historically, the Operating Partnership has been able to charge market leading rents to its residents while maintaining high occupancy rates due to: the upscale features of its Communities, the comprehensive service provided by its on-site management and its favorable mix of apartment homes. The Operating Partnership's geographic market focus and decentralized structure further promote income growth.

     Development. As of March 31, 1997, the Operating Partnership had ten apartment communities containing 2,770 apartment homes under construction. In 1996, the Operating Partnership also completed development of four Communities containing 1,061 apartment homes and acquired the remaining 75% interest in a joint venture with 262 apartment homes. Development of new communities has been the foundation of the Operating Partnership's growth. Collectively, the Operating Partnership and the Summit Entities have developed more than $1 billion of multifamily apartment communities, representing over 20,000 apartment homes. Of the Operating Partnership's 54 Communities, 34 have been developed by the Operating Partnership or the Summit Entities. The Operating Partnership attributes much of its historical cash flow growth to the quality of the apartment communities it has developed over the years. Where favorable opportunities exist, the Operating Partnership plans to continue to capitalize on its extensive experience and proven reputation as a developer by developing new communities.

     Acquisition. The Operating Partnership also seeks to grow cash flow by acquiring existing communities that have prospects for long-term growth in excess of industry averages. The Operating Partnership recently hired an acquisition specialist to support its efforts in this area. Since January 1, 1997, the Operating Partnership has acquired an aggregate of 882 apartment homes through the acquisition of Summit Portofino in Broward County, Florida, Summit Mayfaire in Raleigh, North Carolina, and Summit Sand Lake in Orlando, Florida. Additionally, the Operating Partnership from time to time will dispose of those Communities within its portfolio which do not align with the Operating Partnership's long term strategic plan and growth objective.


     Upscale Apartment Communities. Since its inception, the Operating Partnership has been dedicated to developing, acquiring and managing upscale apartment communities designed to satisfy the aesthetic and lifestyle desires of their residents. The Communities are characterized by high-quality construction, superior architecture and design and extensive resident amenities. The Communities target middle to upper income professionals who are generally attracted to these communities because of their interior and exterior ambiance, floor plan design, community location and amenities. Because these professionals often can afford to pay higher rents, the ability of the Operating Partnership to raise rents is constrained only by its markets and not the income of its residents. The Operating Partnership believes that this resident profile results in rental growth potential and risk-adjusted returns that are more favorable than those available in other classes of apartment communities. The Operating Partnership enters into leases with its residents which include provisions which are usual and customary for apartment leases, such as the payment of rent monthly, advance notice in the event of a termination, provision of a security deposit and the imposition by the Operating Partnership of a charge for rent paid after the fifth day of the month. The leases are predominantly for a term of one year.


     Dedication to Customer Service. The Operating Partnership has long stressed the importance of developing strong customer relationships with its residents. The Operating Partnership's total commitment to resident satisfaction is further evidenced by its "Sundown Policy" which mandates a response by the appropriate employee to any resident inquiry or complaint no later than "sundown" of the day on which the inquiry or complaint was received. The Operating Partnership has sought to provide its residents with experienced, well-trained and attentive management staffs. Every Community employee enters into a comprehensive training program when he or she is hired. This training program ensures that employees have a clear understanding of their job responsibilities, the high standards of performance expected of them and the Operating Partnership's operating philosophies. On-going training following each employee's initial employment period further enhances employee productivity. The Operating Partnership believes that this training regimen along with a proven hiring process has produced a higher quality management staff, evidenced by higher resident satisfaction at the Communities and lower employee turnover.


     Mix of Apartment Homes. The Operating Partnership has sought to respond to the desires of its target customer base by adjusting the unit composition and features of the Communities. There have been broad demographic changes in the Operating Partnership's resident mix over the past ten years. Today's renters are older, more affluent and, accordingly, desire larger apartment homes with more amenities. The Operating Partnership has responded to these shifts by developing and acquiring Communities with a greater proportion of large two and three bedroom units with extensive amenities. Because these features are generally not present in older apartment properties, the Operating Partnership, especially through its development activity, believes it is more competitively positioned to meet the desires of its target renter group than some of its competitors with older apartment portfolios.


     Market Focus. Ninety-three percent of the Operating Partnership's current portfolio is located in its three core markets: the I-85 Corridor, central and south Florida and the Greater Washington, DC/Virginia area. This market focus has enabled the Operating Partnership to capitalize on the stronger than average growth in population, employment and household formation experienced in these markets in the past several years. Additionally, it allows the Operating Partnership to gain better brand recognition and improve operating efficiencies. The Operating Partnership's property revenue growth rate for 1996 was lower than in 1995 primarily as a result of a new supply of competing multifamily communities in the markets in which the Operating Partnership operates. In 1997, the Operating Partnership expects the supply of new multifamily communities in its markets to continue to increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Operating Performance of the Operating Partnership's Stabilized Communities."


     Within each market there are numerous housing alternatives that compete with the Communities in attracting residents. The Communities compete directly with other rental apartments, condominiums and single-family homes that are available for rent or sale in the markets in which the Communities are located. In addition, various entities, including insurance companies, pension and investment funds, partnerships, investment companies and other multifamily REITs, compete with the Operating Partnership for the acquisition of existing properties and the development of new properties, some of which may have greater resources than the Operating Partnership. The Operating Partnership has not identified any dominant competitor, nor is it currently the dominant competitor, in its markets.


     Decentralized Organizational Structure. The Operating Partnership's operational structure reflects its geographic market focus. The Operating Partnership's decentralized format provides each of its six city offices with operating accountability and control over its respective market area. In addition, it capitalizes on specific market knowledge which allows for superior site selection and valuation in connection with the development of new communities, enhanced asset management and the efficient allocation of capital to those development opportunities with the greatest potential for financial performance.

                 POLICIES WITH RESPECT TO CERTAIN TRANSACTIONS

     The Operating Partnership is managed by Summit Properties, in its capacity as the general partner of the Operating Partnership. The following is a discussion of certain investment, financing and other policies of Summit Properties. These policies have been determined by Summit Properties' Board of Directors and may be amended or revised from time to time by the Board of Directors without a vote of the stockholders, except that Summit Properties cannot change its policy of holding its assets and conducting its business only through the Operating Partnership, the Management Company and the Construction Company without the consent of the holders of units of limited partnership interest of the Operating Partnership ("Units") as provided in the partnership agreement of the Operating Partnership (the "Operating Partnership Agreement").

INVESTMENT POLICIES

     Summit Properties' investment objectives are to achieve stable cash flow available for distributions and long-term capital appreciation through increases in the value of Summit Properties. For a discussion of Summit Properties' Communities, development communities and its acquisition, development and other strategic objectives, see "The Operating Partnership" and "The Communities." Summit Properties' policy is to develop and acquire assets primarily for generation of current income and appreciation in long-term value.

     Summit Properties will develop and acquire income-producing apartment communities for long-term investment, expand and improve the Communities presently owned or other properties purchased, or sell such communities or other properties, in whole or in part, when circumstances warrant. While Summit Properties intends to diversify in terms of property locations, size and market, Summit Properties will not have any limit on the amount or percentage of its assets invested in any one property. Future investments are not limited to any geographic area or any specific type of property. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have priority over the Common Stock and any distributions thereon.

     Where opportunities exist, Summit Properties also intends to enter into joint venture investments with third parties. Through the use of this form of investment, Summit Properties historically has been able to acquire proportionately greater equity interests in properties relative to its cash investment.

     While Summit Properties emphasizes equity real estate investments, it may, in the discretion of the Board of Directors, invest in other types of equity real estate investments, mortgages (including participating or convertible mortgages), securities of other REITs, other real estate operating companies and other real estate interests, consistent with its qualification as a REIT. The investment in securities of other REITs, other concerns engaged in real estate activities or other issuers is subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification. Summit Properties may in the future acquire all or substantially all of the economic interest in a real estate-related operating business.

FINANCING POLICIES

     Summit Properties currently has a policy of incurring debt only if upon such incurrence the ratio of debt-to-total market capitalization (i.e., the total consolidated debt of Summit Properties as a percentage of the market value of outstanding shares of capital stock of Summit Properties including Units) would continue to be 50% or less. This ratio will fluctuate with changes in the price of the Common Stock (and the issuance of additional Common Stock, or other forms of capital stock, if any) and differs from the debt-to-book capitalization ratio, which is based upon book values. As the debt-to-book capitalization ratio may not reflect the current income potential of a company's assets and operations, Summit Properties believes that the debt-to-total market capitalization ratio provides a more appropriate indication of leverage for a company whose assets are primarily income-producing real estate.

     Summit Properties' Articles of Incorporation and Bylaws do not, however, limit the amount or percentage of indebtedness that Summit Properties may incur. In addition, Summit Properties may from time to time modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its Communities, general conditions in the market for debt and equity securities, fluctuations in the market price of Common Stock, growth opportunities and other factors. Accordingly, Summit Properties may increase or decrease its debt-to-total market capitalization ratio beyond the limits described above. To the extent that the Board of Directors decides to obtain additional capital, Summit Properties may raise such capital through additional equity offerings (including offerings of senior securities), debt financing or retention of cash flow available for distributions (subject to provisions in the Code concerning taxability of undistributed REIT income), or a combination of these methods. Existing stockholders have no preemptive right to purchase securities in any subsequent offering by Summit Properties, and any such offering could cause a dilution of a stockholder's investment in Summit Properties. As long as the Operating Partnership is in existence, the net proceeds of the sale of Common Stock by Summit Properties will be transferred to the Operating Partnership in exchange for Units in the Operating Partnership. Summit Properties presently anticipates that any additional borrowings would be made through the Operating Partnership, although Summit Properties might incur indebtedness, the net proceeds of which would be reloaned to the Operating Partnership. Borrowings may be unsecured or may be secured by any or all of the assets of Summit Properties, the Operating Partnership or any existing or new property-owning partnership and may have full or limited recourse to all or any portion of the assets of Summit Properties, the Operating Partnership or any existing or new property-owning partnership. Indebtedness incurred by Summit Properties may be in the form of bank borrowings, tax-exempt bonds, purchase money obligations to sellers of apartment communities or other properties, publicly or privately placed debt instruments or financing from institutional investors or other lenders. The proceeds from any borrowings by Summit Properties may be used for working capital, to refinance existing indebtedness and to finance acquisitions, expansions or development of new communities and other properties, and for the payment of distributions. Summit Properties has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

POLICIES WITH RESPECT TO OTHER TRANSACTIONS

     Summit Properties has authority to offer shares of its Common Stock, senior securities or options to purchase stock in exchange for property and to repurchase or otherwise acquire its Common Stock or other securities in the open market or otherwise and may engage in such activities in the future. Summit Properties expects (but is not obligated) to issue Common Stock to holders of Units in the Operating Partnership upon exercise of their redemption rights. During the past three years, Summit Properties and the Operating Partnership from time to time have issued Common Stock and Units, respectively, in exchange for property. See "Recent Sales of Unregistered Securities." The Board of Directors has no present intention of causing Summit Properties to repurchase any Common Stock. Summit Properties may issue Preferred Stock from time to time, in one or more series, as authorized by the Board of Directors without the need for stockholder approval. Summit Properties has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than the Operating Partnership, nor has Summit Properties invested in the securities of other issuers other than the Operating Partnership for the purposes of exercising control, and does not intend to do so. At all times, Summit Properties intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code (or the Treasury regulations), the Board of Directors determines that it is no longer in the best interest of Summit Properties to qualify as a REIT. Summit Properties has not made any loans to third parties, although it may in the future make loans to third parties, including, without limitation, to joint ventures in which it may participate. Summit Properties intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940. Summit Properties' policies with respect to such activities may be reviewed and modified or amended from time to time by Summit Properties' Board of Directors without a vote of stockholders.

     Summit Properties is and the Operating Partnership will be required to file reports and other information with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended. In addition to applicable legal or NYSE requirements, if any, holders of shares of Common Stock and Units will receive annual reports containing audited financial statements with a report thereon by the independent certified public accountants of Summit Properties and the Operating Partnership.

ITEM 2.  FINANCIAL INFORMATION

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial and other information on a historical basis for the Operating Partnership and its predecessors, the Summit Entities, as of and for each of the three months ended March 31, 1997 and 1996 and each of the years in the five-year period ended December 31, 1996. This table should be read in conjunction with the Financial Statements of Summit Properties Partnership, L.P. and the Notes thereto included elsewhere herein.

                            SELECTED FINANCIAL DATA
              SUMMIT PROPERTIES PARTNERSHIP, L.P. (HISTORICAL) (1)

                                 THREE MONTHS ENDED
                                     MARCH 31,                          YEARS ENDED DECEMBER 31,
                                --------------------     ------------------------------------------------------
                                  1997        1996         1996        1995       1994        1993       1992
                                --------    --------     ---------   --------   ---------   --------   --------
                                    (UNAUDITED)

                                       (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT AND PROPERTY INFORMATION)
OPERATING INFORMATION:
Revenue:
  Rental....................... $ 25,780    $ 20,190     $  88,864   $ 70,773   $  54,198   $ 45,561   $ 39,693
  Property management(2).......       --          --            --         --         536      4,102      2,988
  Interest and other...........    1,469       1,240         5,625      4,221       3,700      3,779      4,393
                                --------    --------     ---------   --------   ---------   --------   --------
    Total......................   27,249      21,430        94,489     74,994      58,434     53,442     47,074
                                --------    --------     ---------   --------   ---------   --------   --------
Expense:
  Property operating and
    maintenance expense (before
    depreciation and
    amortization)..............    9,814       8,124        35,226     28,012      21,502     18,991     17,306
  Property management
    expenses(2)................       --          --            --         --         366      2,799      2,453
  Interest expense.............    4,550       4,149        17,138     14,802      14,067     26,400     25,925
  Depreciation and
    amortization...............    5,181       4,130        18,208     15,141      11,700      9,735      9,219
  REIT formation costs.........       --          --            --         --         457         --         --
  General and administrative
    expense....................      646         625         2,557      1,949       1,756      1,375      1,973
  Loss from equity
    investments................      130         165           173         39          59         --         --
                                --------    --------     ---------   --------   ---------   --------   --------
    Total......................   20,321      17,193        73,302     59,943      49,907     59,300     56,876
                                --------    --------     ---------   --------   ---------   --------   --------
Income (loss) before
  extraordinary items.......... $  6,928    $  4,237     $  21,187   $ 15,051   $   8,527   $ (5,858)  $ (9,802)
                                ========    ========     =========   ========   =========   ========   ========
Net income (loss).............. $  6,928    $  4,237     $  20,561   $ 14,512   $  17,093   $ (3,408)  $ (9,802)
                                ========    ========     =========   ========   =========   ========   ========
Income per unit before
  extraordinary items.......... $    .26    $    .21     $     .92   $    .83   $     .64        N/A        N/A
                                ========    ========     =========   ========   =========
Net income per unit............ $    .26    $    .21     $     .90   $    .80   $    1.28        N/A        N/A
                                ========    ========     =========   ========   =========
Distributions declared per
  unit......................... $  .3975    $  .3875     $    1.55   $   1.51   $    1.29        N/A        N/A
                                ========    ========     =========   ========   =========
Weighted average units
  outstanding..................   27,057      20,616        22,941     18,117      13,390        N/A        N/A
                                ========    ========     =========   ========   =========
OTHER INFORMATION:
Cash flow provided by (used
  in):
  Operating activities......... $ 14,068    $  9,236     $  41,176   $ 30,994   $  17,525   $  8,712   $  4,475
  Investing activities.........  (55,893)    (18,652)     (103,971)   (63,734)   (113,741)    (2,092)   (16,106)
  Financing activities.........   41,538       8,861        63,579     34,440      88,993     (9,141)    14,123
Funds from Operations(3).......   12,100       8,391        39,391     30,148      20,120      3,777       (683)
Total completed communities (at
  end of period)...............       54          46            51         46          32         27         26
Total apartment homes
  developed(4).................       --          --         1,061        379          --        320        788
Total apartment homes
  acquired.....................      882          --           262      2,025       1,332         --         --
Total apartment homes (at end
  of period)(5)................   12,670      10,465        11,788     10,465       8,061      6,729      6,409

                                     MARCH 31,                                DECEMBER 31,
                                --------------------     ------------------------------------------------------
                                  1997        1996         1996        1995       1994        1993       1992
                                --------    --------     ---------   --------   ---------   --------   --------
                                    (UNAUDITED)
                                                                         (AMOUNTS IN THOUSANDS)
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation................. $788,172    $607,023     $ 704,779   $586,264   $ 439,025   $317,374   $313,634
Total assets...................  713,414     550,967       635,364    533,609     397,945    297,670    309,239
Total long-term debt...........  368,562     313,720       309,933    297,010     249,009    315,847    319,916
Partners' equity
  (deficiency).................  316,974     215,891       303,416    217,496     138,089    (38,127)   (28,825)

---------------

(1) For purposes of the Selected Financial Data, historical information is presented both for the Operating Partnership and, for periods prior to February 15, 1994, its predecessors; provided that historical financial information for its predecessors only includes information relating to the Communities held by the Operating Partnership immediately following the Initial Offering and the entities which provided property and general management services for those Communities.

(2) Consists of revenues and expenses from property management services provided to communities owned by unrelated third parties and by certain predecessor partnerships prior to the Initial Offering. Since the Initial Offering, these services have been performed by the Management Company, which is accounted for under the equity method of accounting.

(3) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines Funds from Operations as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Operating Partnership believes Funds from Operations is helpful to investors as a measure of the performance of the Operating Partnership and Summit Properties because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Operating Partnership to incur and service debt and make capital expenditures. The Operating Partnership and Summit Properties compute Funds from Operations in accordance with the standards established by the White Paper, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Further, Funds from Operations does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, property acquisitions, development, distributions or other commitments and uncertainties. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Operating Partnership's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Operating Partnership's liquidity, nor is it indicative of funds available to fund the Operating Partnership's cash needs, including its ability to make distributions. Funds from Operations is calculated as follows (dollars in thousands):

                                         THREE MONTHS
                                             ENDED
                                           MARCH 31,                     YEARS ENDED DECEMBER 31,
                                       -----------------    ---------------------------------------------------
                                        1997       1996      1996       1995       1994       1993       1992
                                       -------    ------    -------    -------    -------    -------    -------
    Income (loss) before
      extraordinary items............  $ 6,928    $4,237    $21,187    $15,051    $ 8,527    $(5,858)   $(9,802)
    Real estate depreciation.........    5,172     4,154     18,204     15,097     11,593      9,635      9,119
                                       -------    ------    -------    -------    -------    -------    -------
    Funds from Operations............  $12,100    $8,391    $39,391    $30,148    $20,120    $ 3,777    $  (683)
                                       =======    ======    =======    =======    =======    =======    =======

(4) Represents the total number of apartment homes in Communities completed and owned by the Operating Partnership during the period.


(5) Represents the total number of apartment homes in Communities completed and owned by the Operating Partnership at the end of the period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Form 10 contains forward-looking statements including, without limitation, statements relating to development activities of the Operating Partnership. Although the Operating Partnership believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Operating Partnership's actual results and performance of development communities could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include general economic conditions, local real estate conditions, construction delays due to unavailability of materials, weather conditions or other delays and those factors discussed in the last paragraph under the heading "Operating Performance of the Operating Partnership's Stabilized Communities" and in the section entitled "Development Activity -- Certain Factors Affecting the Performance of Development Communities" on pages 10 and 21, respectively, of this Form 10.

OVERVIEW

     The following discussion should be read in conjunction with the Financial Statements of Summit Properties Partnership, L.P. and the Notes thereto appearing elsewhere herein.

     As of March 31, 1997, there were 27,297,098 Units outstanding, of which 23,078,821, or 84.5% were owned by Summit Properties and 4,218,277, or 15.5% were owned by other partners (including certain officers and Directors of Summit Properties).

FORMATION OF THE OPERATING PARTNERSHIP, THE INITIAL OFFERING AND SUBSEQUENT OFFERINGS

     The Operating Partnership was formed on January 14, 1994, to succeed to interests in a portfolio of 27 Communities, comprising a total of 6,729 apartment homes, to acquire Summit Stony Point comprising 250 apartment homes and to acquire certain development, construction, management and leasing businesses of the Summit Entities. On February 15, 1994, Summit Properties completed its Initial Offering, the proceeds of which were used to acquire a controlling interest in the Operating Partnership. The Operating Partnership conducts the business of developing and leasing multifamily apartment communities for Summit Properties. In connection with the Initial Offering, the Summit Entities' third party management businesses were transferred to the Management Company, in which the Operating Partnership owns a 1% voting interest and a 99% economic interest. The Construction Company, which was formed to perform certain construction services for the Operating Partnership, is wholly-owned by the Management Company. The Operating Partnership's interest in the Management Company and the Construction Company is accounted for under the equity method of accounting.

     On June 2, 1995, Summit Properties completed an offering of four million shares of Common Stock (the "1995 Offering"). On August 7, 1996, Summit Properties completed an offering of five million shares of Common Stock and sold an additional 750,000 shares upon exercise of the underwriters' over-allotment option on August 12, 1996 (the "1996 Offering"). The proceeds of the 1995 and 1996 Offerings were contributed by Summit Properties to the Operating Partnership in exchange for Units, and the Operating Partnership used such proceeds to repay debt and fund development costs.

HISTORICAL RESULTS OF OPERATIONS

     The Operating Partnership's net income is generated primarily from the operations of the Communities. The changes in operating results from period to period reflect changes in existing Community performance as well as increases in the number of apartment homes due to the acquisition and development of Communities. Where appropriate, comparisons are made on a "stabilized Communities," "acquisition Communities" and "Communities in lease-up" basis in order to adjust for changes in the number of apartment homes. A Community is deemed to be a "Stabilized" Community at the earlier of when it has attained a physical occupancy level of at least 93% or when construction has been completed for one year. A summary of the Operating Partnership's apartment homes for the three months ended March 31, 1997 and the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                              1997     1996     1995    1994
                                                             ------   ------   ------   -----
    Apartment homes at the beginning of the period.......... 12,454   11,286    8,061      --
    Initial business combination............................     --       --       --   6,729
    Acquisitions............................................    882      262    2,025   1,332
    Developments which began rental operations during the
      period................................................     --      906    1,200      --
                                                             ------   ------    -----
    Apartment homes at the end of the period................ 13,336   12,454   11,286   8,061
                                                             ======   ======    =====

     The 1995 acquisitions were completed in the second quarter and consisted of twelve apartment communities and a 75% interest in another apartment community, all of which were owned by The Crosland Group Inc. and its affiliates.

  Results of Operations for the Three Months Ended March 31, 1997 and 1996

      For the three months ended March 31, 1997, net income increased $2.7 million to $6.9 million, from $4.2 million for the three months ended March 31, 1996.

OPERATING PERFORMANCE OF THE OPERATING PARTNERSHIP'S PORTFOLIO OF COMMUNITIES

      The operating performance of the Communities for the three months ended March 31, 1997 and 1996 is summarized below (dollars in thousands):

                                                              1997        1996      % CHANGE
                                                             -------     -------    --------
    Property revenues:
         Stabilized communities............................  $20,610     $20,078        2.6%
         Acquisition communities...........................    2,495          --      100.0%
         Stabilized development communities................    3,068       1,126      172.5%
         Communities in lease-up...........................      928          --      100.0%
                                                             -------     -------
    Total property revenues................................   27,101      21,204       27.8%
                                                             -------     -------
    Property operating and maintenance expense (1):
         Stabilized communities............................    7,739       7,601        1.8%
         Acquisition communities...........................      806          --      100.0%
         Stabilized development communities................      921         523       76.1%
         Communities in lease-up...........................      348          --      100.0%
                                                             -------     -------
    Total property operating and maintenance expense.......    9,814       8,124       20.8%
                                                             -------     -------
    Property operating income..............................  $17,287     $13,080       32.2%
                                                             =======     =======
    Apartment homes, end of period.........................   13,336      11,286       18.2%
                                                             =======     =======

---------------

(1) Before real estate depreciation and amortization expense.

OPERATING PERFORMANCE OF THE OPERATING PARTNERSHIP'S STABILIZED COMMUNITIES

The operating performance of the 46 Communities, containing 10,086 apartment homes, stabilized during the entire period in each of the three months ended March 31, 1997 and 1996 is summarized below (dollars in thousands except average monthly rental revenue):


                                                              1997        1996      % CHANGE
                                                             -------     -------    --------
    Property revenues:
         Rental............................................  $19,684     $19,148        2.8%
         Other.............................................      926         930       -0.4%
                                                             -------     -------
    Total property revenues................................   20,610      20,078        2.6%
                                                             -------     -------
    Property operating and maintenance expense(1):
         Personnel.........................................    1,732       1,904       -9.0%
         Advertising and promotion.........................      240         192       25.0%
         Utilities.........................................      928         906        2.4%
         Building repairs and maintenance..................    1,667       1,540        8.2%
         Real estate taxes and insurance...................    2,037       1,985        2.6%
         Property supervision..............................      514         499        3.0%
         Other operating expense...........................      621         575        8.0%
                                                             -------     -------
    Total property operating and maintenance expense.......    7,739       7,601        1.8%
                                                             -------     -------
    Property operating income..............................  $12,871     $12,477        3.2%
                                                             =======     =======
    Average physical occupancy(2)..........................    93.1%       93.2%       -0.1%
                                                             =======     =======
    Average monthly rental revenue(3)......................  $   709     $   692        2.5%
                                                             =======     =======
    Number of apartment homes..............................   10,086      10,086
                                                             =======     =======

---------------

(1) Before real estate depreciation and amortization expense.

(2) Average physical occupancy is defined as the number of apartment homes occupied divided by the total number of apartment homes contained in the Communities, expressed as a percentage. Average physical occupancy has been calculated using the average of the midweek occupancy that existed during each week of the period.

(3) Represents the average monthly net rental revenue per occupied apartment home.

     The increase in rental revenue from stabilized Communities was primarily the result of increases in average rental rates. Property operating and maintenance expense increases were due primarily to an increase in advertising and promotion, building repair and maintenance offset by a decrease in personnel expense. Building repairs and maintenance includes a $42,000 or 13.5% increase in the cost of replacement carpets. As a percentage of total property revenue, property operating and maintenance expenses decreased from 37.9% in 1996 to 37.5% in 1997.

     The 2.6% rate of growth in property revenues was lower than the 5% rate of growth in property revenues achieved from the first quarter of 1995 compared to first quarter 1996. The growth rate was lower primarily as a result of a new supply of competing multi-family Communities and the increase in home affordability in the markets in which the Operating Partnership operates. The Operating Partnership expects property growth rates for the remainder of 1997 to be similar to the first quarter of 1997 as the supply of new multi-family Communities continues to increase balanced by the continued strength of the local economies in which the Operating Partnership operates. The Operating Partnership believes its expectations relative to property revenue growth are based on reasonable assumptions as to future economic conditions and the quantity of competitive multi-family Communities in the markets in which the Company does business. There can be no assurance that actual results will not differ from these assumptions.

OPERATING PERFORMANCE OF THE OPERATING PARTNERSHIP'S ACQUISITION COMMUNITIES

     Acquisition communities consist of Summit Plantation (262 apartment homes) acquired on April 1, 1996, and Summit Mayfaire, Summit Portofino and Summit Sand Lake acquired in the first quarter of 1997. The operations of these Communities for the three months ended March 31, 1997 are summarized as follows (dollars in thousands except average monthly rental revenue):

                                                                                   1997
                                                                                  ------
    Property revenues:
         Rental revenues........................................................  $2,370
         Other property revenue.................................................     125
                                                                                  ------
    Total property revenues.....................................................   2,495
                                                                                  ------
    Property operating and maintenance expense (1)..............................     806
                                                                                  ------
    Property operating income...................................................  $1,689
                                                                                  ======
    Average physical occupancy (2)..............................................    95.2%
                                                                                  ======
    Average monthly rental revenue (3)..........................................  $  746
                                                                                  ======
    Number of apartment homes...................................................   1,144
                                                                                  ======

---------------
(1) Before real estate depreciation and amortization expense.

(2) Average physical occupancy is defined as the number of apartment homes occupied divided by the total number of apartment homes contained in the communities, expressed as a percentage. Average physical occupancy has been calculated using the average of the midweek occupancy that existed during each week of the period.

(3) Represents the average monthly net rental revenue per occupied apartment home.

     The unleveraged yield, defined as property operating income for the three months ended March 31, 1997 on an annualized basis over total acquisition cost, was 9.6%.

OPERATING PERFORMANCE OF THE OPERATING PARTNERSHIP'S STABILIZED DEVELOPMENT COMMUNITIES

     The Operating Partnership had four development communities (Summit Aventura, Summit Hill II, Summit Green, and Summit River Crossing), which were stabilized during the entire three months ended March 31, 1997 but were still in lease-up/construction in the three months ended March 31, 1996. The operating performance of these four Communities for the three months ended March 31, 1997 and 1996 is summarized below (dollars in thousands except average monthly rental revenue):

                                                                          1997       1996
                                                                         ------     ------
    Property revenues:
         Rental revenues..............................................   $2,870     $1,042
         Other property revenue.......................................      198         84
                                                                         ------     ------
    Total property revenues...........................................    3,068      1,126
                                                                         ------     ------
    Property operating and maintenance expense (1)....................      921        523
                                                                         ------     ------
    Property operating income.........................................   $2,147     $  603
                                                                         ======     ======
    Average physical occupancy (2)....................................     93.1%      32.8%
                                                                         ======     ======
    Average monthly rental revenue (3)................................   $  933     $  903
                                                                         ======     ======
    Number of apartment homes.........................................    1,200      1,200
                                                                         ======     ======

---------------

(1) Before real estate depreciation, amortization and interest expense.

(2) Average physical occupancy is defined as the number of apartment homes occupied divided by the total number of apartment homes contained in the communities, expressed as a percentage. Average physical occupancy has been calculated using the average of the midweek occupancy that existed during each week of the period.

(3) Represents the average monthly net rental revenue per occupied apartment home.

     The unleveraged yield, defined as property operating income for the three months ended March 31, 1997 on an annualized basis over total development cost, was 10.7%.

OPERATING PERFORMANCE OF THE OPERATING PARTNERSHIP'S COMMUNITIES IN LEASE-UP

     The Operating Partnership had three communities in lease-up in the three months ended March 31, 1997. A community in lease-up is defined as one which has commenced rental operations but has not reached stabilization (all communities in lease-up for the three months ended March 31, 1996 are currently classified as stabilized development communities). A summary of the three communities in lease-up as of March 31, 1997 is as follows:

                                                 TOTAL       ACTUAL/                                  % LEASED
                                   NUMBER OF    ACTUAL/    ANTICIPATED                     AVERAGE      AS OF
                                   APARTMENT   ESTIMATED   CONSTRUCTION    ANTICIPATED    OCCUPANCY   MARCH 31,
            COMMUNITY                HOMES       COST       COMPLETION    STABILIZATION     1997        1997
---------------------------------  ---------   ---------   ------------   -------------   ---------   ---------
Summit Fairways..................     240       $17,661       Q4 1996        Q3 1997        57.80%      67.10%
Summit on the River..............     352        23,900       Q2 1997        Q3 1997        48.90%      57.70%
Summit Russett...................     314        22,100       Q2 1997        Q3 1997        16.80%      43.60%
                                      ---       -------
                                      906       $63,661
                                      ===       =======

     A total of 382 of the 666 apartment homes had been completed at Summit on the River and Summit Russett as of March 31, 1997. Property operating loss after interest expense was $50,000 for the three communities in lease-up.

OPERATING PERFORMANCE OF SUMMIT MANAGEMENT COMPANY

     The operating performance of the Management Company and its wholly-owned subsidiary, the Construction Company, for the three months ended March 31, 1997 and 1996 is summarized below (dollars in thousands):

                                                                            1997     1996
                                                                           ------   ------
    Property management revenue..........................................  $1,182   $1,132
    Construction Company income..........................................     192       64
    Other management company income......................................      24       26
                                                                           ------   ------
         Total revenue...................................................   1,398    1,222
    Property management expenses:
         Operating.......................................................   1,031    1,152
         Depreciation....................................................      48       28
         Amortization....................................................      72       69
         Interest........................................................      75       75
                                                                           ------   ------
         Total property management expenses..............................   1,226    1,324
    Construction Company expenses........................................     302       64
                                                                           ------   ------
         Total expenses..................................................   1,528    1,388
                                                                           ------   ------
    Net loss of Management Company.......................................  $ (130)  $ (166)
                                                                           ======   ======

     The increase in property management revenue was the result of higher revenues for managing the Operating Partnership's Communities offset by a reduction in the average number of communities managed for third parties during 1997 compared to 1996. Total third party apartment homes managed for third parties was 5,787 and 7,926 at March 31, 1997 and 1996, respectively. The Operating Partnership expects third party management revenue as a percentage of total property management revenues to continue to decline as revenues from the Operating Partnership's Communities continue to increase.

     Property management fees include $474,000 and $568,000 of fees from third parties in 1997 and 1996, respectively.

     Construction Company revenues and expenses increased in 1997 compared to 1996 primarily due to the increased number of construction projects. The increase in construction projects was a result of the Operating Partnership's decision to expand its in-house construction operations in the state of Florida to cover the entire geographic area in which the Operating Partnership operates. All of the Construction Company's income is from contracts with the Operating Partnership.

OTHER INCOME AND EXPENSES

     Interest expense increased $401,000 or 9.7% to $4.5 million for the three months ended March 31, 1997, from $4.1 million for the same period in 1996, primarily due to interest on debt related to the communities acquired in 1997 and interest on communities under construction, offset by the Operating Partnership's repayment of debt in connection with contributions from Summit Properties from proceeds of the 1996 Offering.

     Depreciation expense increased $1.1 million or 25.4% to $5.2 million in 1997 compared to 1996, primarily due to an increase in depreciation expense related to 1997 and 1996 acquisitions, increased depreciation on Communities that were in construction in 1996 but completed in 1997 and Communities in lease-up in 1997.

  Results of Operations for the Years Ended December 31, 1996, 1995 and 1994

     Income before extraordinary items increased from 1994 ($8.5 million) to 1995 ($15.1 million) and from 1995 to 1996 ($21.2 million) primarily due to increased property operating income at Stabilized Communities, property operating income from acquisition Communities and Communities in lease-up.

OPERATING PERFORMANCE OF THE OPERATING PARTNERSHIP'S PORTFOLIO OF COMMUNITIES

     The operating performance of the Communities is summarized below (dollars in thousands):

                                                   YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                                 ----------------------------     ----------------------------
                                                  1996      1995     % CHANGE      1995      1994     % CHANGE
                                                 -------   -------   --------     -------   -------   --------
Property revenues:
    Stabilized Communities(1)..................  $66,974   $64,646       3.6 %    $53,566   $50,579       5.9%
    Acquisition Communities....................   16,993     8,716      95.0 %     19,796     6,201     219.2%
    Communities in lease-up(2).................    9,580       767   1,149.0 %        767        --     100.0%
                                                 -------   -------                -------   -------
Total property revenues........................   93,547    74,129      26.2 %     74,129    56,780      30.6%
                                                 -------   -------                -------   -------
Property operating and maintenance expense(3):
    Stabilized Communities.....................   25,302    24,245       4.4 %     20,206    19,277       4.8%
    Acquisition Communities....................    6,444     3,492      84.5 %      7,531     2,225     238.5%
    Communities in lease-up....................    3,480       275   1,165.5 %        275        --     100.0%
                                                 -------   -------                -------   -------
Total property operating and maintenance
  expense......................................   35,226    28,012      25.8 %     28,012    21,502      30.3%
                                                 -------   -------                -------   -------
Property operating income......................  $58,321   $46,117      26.5 %    $46,117   $35,278      30.7%
                                                 =======   =======                =======   =======
Apartment homes, end of period.................   12,454    11,286      10.3 %     11,286     8,061      40.0%
                                                 =======   =======                =======   =======

---------------

(1) Includes Communities which were stabilized during the entire period for each of the comparable periods presented. The 1995 and 1994 comparison includes Communities acquired during the initial business combination while the 1996 and 1995 comparison also includes the Communities acquired in 1994.

(2) Includes seven Communities in 1996, of which five had completed construction as of December 31, 1996. Includes four Communities in 1995, of which one had completed construction as of December 31, 1995.

(3) Before real estate depreciation and amortization expense.

OPERATING PERFORMANCE OF THE OPERATING PARTNERSHIP'S STABILIZED COMMUNITIES

     The operating performance of the Communities stabilized during the entire period in each of the comparable periods presented is summarized below (dollars in thousands except average monthly rental revenue):

                                                YEAR ENDED DECEMBER 31,             YEAR ENDED DECEMBER 31,
                                             -----------------------------       -----------------------------
                                              1996        1995    % CHANGE        1995        1994    % CHANGE
                                             -------     -------  --------       -------     -------  --------
Property revenues:
    Rental.................................  $63,556     $61,613      3.2%       $50,971     $48,234      5.7%
    Other..................................    3,418       3,033     12.7%         2,595       2,345     10.7%
                                             -------     -------                 -------     -------
Total property revenues....................   66,974      64,646      3.6%        53,566      50,579      5.9%
                                             -------     -------                 -------     -------
Property operating and maintenance
  expense(1):
    Personnel..............................    5,879       5,570      5.5%         4,640       4,520      2.7%
    Advertising and promotion..............      680         561     21.2%           469         452      3.8%
    Utilities..............................    3,041       3,034      0.2%         2,616       2,568      1.9%
    Building repairs and maintenance.......    5,657       5,290      6.9%         4,480       3,985     12.4%
    Real estate taxes and insurance........    6,595       6,257      5.4%         5,077       4,931      3.0%
    Property supervision...................    1,671       1,602      4.3%         1,326       1,272      4.2%
    Other operating expense................    1,779       1,931     (7.9)%        1,598       1,549      3.2%
                                             -------     -------                 -------     -------
Total property operating and maintenance
  expense..................................   25,302      24,245      4.4%        20,206      19,277      4.8%
                                             -------     -------                 -------     -------
Property operating income..................  $41,672     $40,401      3.1%       $33,360     $31,302      6.6%
                                             =======     =======                 =======     =======
Average physical occupancy(2)..............     93.1%       94.3%    (1.2)%         94.0%       93.3%     0.8%
                                             =======     =======                 =======     =======
Average monthly rental revenue(3)..........  $   714     $   688      3.8%       $   682     $   650      4.9%
                                             =======     =======                 =======     =======
Number of apartment homes..................    8,061       8,061                   6,729       6,729
                                             =======     =======                 =======     =======

---------------

(1) Before real estate depreciation and amortization expense.

(2) Average physical occupancy is defined as the number of apartment homes occupied divided by the total number of apartment homes contained in the Communities, expressed as a percentage. Average physical occupancy has been calculated using the average of the midweek occupancy that existed during each week of the period.

(3) Represents the average monthly net rental revenue per occupied apartment home.

     Rental and other revenue increased from 1995 to 1996 due to higher rental rates partially offset by a decrease in occupancy. The 3.6% property revenue growth rate was lower than the prior year rate of growth primarily as a result of a new supply of competing multifamily communities in the markets in which the Operating Partnership operates.

     The increase in property operating and maintenance expenses from 1995 to 1996 was primarily due to increased insurance costs ($240,000 or a 40% increase), higher advertising costs and higher building and repair costs. The increase in insurance expense was due to higher insurance rates in the Operating Partnership's Florida markets, caused by the significant storm damage losses incurred in the past years by the insurance industry. Included in the building repairs and maintenance cost was $148,000 for replacement of carpets, representing a 14% increase. Rental and other revenue increased from 1994 to 1995 due to higher rental rates and increased occupancy. The increase in property operating and maintenance expenses from 1994 to 1995 was due primarily to building repairs and maintenance expense. Replacement carpets increased $196,000, or 28.6%, which was a significant component of the building repairs and maintenance increase. As a percentage of total property revenues, property operating and maintenance expense was 37.8%, 37.5% and 38.1% for the years ended December 31, 1996, 1995 and 1994, respectively.

OPERATING PERFORMANCE OF THE OPERATING PARTNERSHIP'S ACQUISITION COMMUNITIES

     Acquisition Communities consist of Summit Plantation (262 apartment homes) in 1996 and the Crosland Acquisition Communities (2,025 apartment homes) in 1995. Acquisition Communities in 1994 consist of five Communities (Summit Stony Point, Summit Reston, Summit Hill I, Summit Creek and

Summit Lofts). The operations of these Communities are summarized as follows (dollars in thousands except average monthly rental revenue):


                                               YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,
                                               -----------------------    -----------------------
                                                 1996          1995         1995          1994
                                                -------       ------       -------       ------
Property revenues:
     Rental.................................... $16,401       $8,467       $19,109       $5,964
     Other.....................................     592          249           687          237
                                                -------       ------       -------       ------
Total property revenues........................  16,993        8,716        19,796        6,201
                                                -------       ------       -------       ------
Property operating and maintenance
  expense(1)...................................   6,444        3,492         7,531        2,225
                                                -------       ------       -------       ------
Property operating income...................... $10,549       $5,224       $12,265       $3,976
                                                =======       ======       =======       ======
Average physical occupancy(2)..................    94.0%        96.1%         95.5%        94.7%
                                                =======       ======       =======       ======
Average monthly rental revenue(3).............. $   672       $  592       $   643       $  688
                                                =======       ======       =======       ======
Number of apartment homes:
     1994 Acquisitions.........................      --           --         1,332        1,332
     1995 Acquisitions.........................   2,025        2,025         2,025           --
     1996 Acquisitions.........................     262           --            --           --
                                                -------       ------       -------       ------
Total number of apartment homes................   2,287        2,025         3,357        1,332
                                                =======       ======       =======       ======

---------------

(1) Before real estate depreciation and amortization expense.

(2) Average physical occupancy is defined as the number of apartment homes occupied divided by the total number of apartment homes contained in the Communities, expressed as a percentage. Average physical occupancy has been calculated using the average of the midweek occupancy that existed during each week of the period.

(3) Represents the average monthly net rental revenue per occupied apartment home.

     The unleveraged yield, defined as property operating income over total acquisition cost, for the year ended December 31, 1996 on the Crosland Acquisition Communities was 10.7% compared to an annualized yield of 10.0% for the period from acquisition (May 16, 1995, except Summit East Ridge which was acquired June 22, 1995) to December 31, 1995.

     As a percentage of total property revenues, property operating and maintenance expense was 37.9%, 40.1% and 35.9% for the years ended December 31, 1996, 1995 and 1994, respectively.

OPERATING PERFORMANCE OF THE OPERATING PARTNERSHIP'S COMMUNITIES IN LEASE-UP

     The Operating Partnership had seven communities in lease-up with a total of 2,106 apartment homes during the year ended December 31, 1996. A community in lease-up is defined as one which has commenced rental operations but has not achieved stabilization as of the beginning of the period. Five of the seven communities had completed construction as of December 31, 1996. In order to evaluate the impact of developments and lease-ups on the Operating Partnership's operations, the amount of interest expensed on communities in development and lease-up is presented. The results of operations of these seven communities in lease-up for the last four quarters, including interest expense incurred during construction and lease-up, are summarized as follows (dollars in thousands except average monthly rental revenue):

                                                                   THREE MONTHS ENDED
                                                   ---------------------------------------------------
                                                   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                                       1996           1996          1996       1996
                                                   ------------   -------------   --------   ---------
Property revenues:
     Rental......................................     $3,317          $2,792       $1,756      $1,042
     Other.......................................        241             213          135          84
                                                      ------          ------       ------      ------
Total property revenues..........................      3,558           3,005        1,891       1,126
Property operating and maintenance expense(1)....      1,192           1,003          762         523
                                                      ------          ------       ------      ------
Property operating income........................      2,366           2,002        1,129         603
Interest expense.................................      1,775           1,400          999         662
                                                      ------          ------       ------      ------
Property income (loss) after interest expense....     $  591          $  602       $  130      $  (59)
                                                      ======          ======       ======      ======
Average monthly rental revenue(2)................     $  873          $  877       $  876      $  889
                                                      ======          ======       ======      ======
Number of apartment homes completed..............      1,708           1,526        1,178         870
                                                      ======          ======       ======      ======
Number of apartment homes leased.................      1,481           1,345        1,041         681
                                                      ======          ======       ======      ======
Number of apartment homes occupied...............      1,414           1,242          895         539
                                                      ======          ======       ======      ======

---------------

(1) Before real estate depreciation, amortization and interest expense.

(2) Represents the average monthly net rental revenue per occupied apartment home.

     A summary of the five communities (1,440 apartment homes) in lease-up which had completed construction as of December 31, 1996 is as follows (dollars in thousands):

                                                                                                    % LEASED
                              NUMBER OF                                 ACTUAL/         AVERAGE       AS OF
                              APARTMENT     TOTAL    CONSTRUCTION     ANTICIPATED      OCCUPANCY    MARCH 31,
         COMMUNITY              HOMES       COST      COMPLETION     STABILIZATION       1996         1997
----------------------------  ----------   -------   -------------   --------------   -----------   ---------
Summit Aventura.............       379     $31,255      Q4 1995         Q3 1996           78.8%        97.4%
Summit Hill II..............       207      11,383      Q2 1996         Q3 1996           75.1%        93.7%
Summit Green................       300      18,552      Q2 1996         Q4 1996           60.1%        92.7%
Summit River Crossing.......       314      19,111      Q3 1996         Q4 1996           48.8%        96.8%
Summit Fairways.............       240      17,668      Q4 1996         Q3 1997           11.1%        67.1%
                                 -----     -------
                                 1,440     $97,969
                                 =====     =======

     The remaining communities in lease-up, Summit on the River and Summit Russett, are still under construction, with completion anticipated in the second quarter of 1997. As of March 31, 1997, the Operating Partnership had leased:
57.7%, or 203, of the 352 apartment homes at Summit on the River, which opened in May 1996; and 43.6%, or 137, of the 314 apartment homes at Summit Russett, which opened in November 1996. These two communities are expected to represent a total investment upon completion of approximately $46.0 million.

OPERATING PERFORMANCE OF SUMMIT MANAGEMENT COMPANY

     The operating performance of the Management Company and its wholly-owned subsidiary, the Construction Company, is summarized below (dollars in thousands):

                                                  YEAR ENDED DECEMBER 31,           YEAR ENDED DECEMBER 31,
                                                ---------------------------       ---------------------------
                                                 1996      1995    % CHANGE        1995      1994    % CHANGE
                                                ------    ------   --------       ------    ------   --------
Property management revenue...................  $4,706    $5,189      (9.3)%      $5,189    $5,122       1.3%
Construction Company income...................     529       288      83.7 %         288       264       9.1%
Other Management Company income...............     129       155     (16.8)%         155       149       4.0%
                                                ------    ------                  ------    ------
         Total revenue........................   5,364     5,632      (4.8)%       5,632     5,535       1.8%
Property management expenses:
    Operating.................................   4,407     4,581      (3.8)%       4,581     4,512       1.5%
    Depreciation..............................     110       120      (8.3)%         120        53     126.4%
    Amortization..............................     278       274       1.5 %         274       219      25.1%
    Interest..................................     300       300       0.0 %         300       262      14.5%
                                                ------    ------                  ------    ------
         Total property management expenses...   5,095     5,275      (3.4)%       5,275     5,046       4.5%
Construction Company expenses.................     442       437       1.1 %         437       378      15.6%
                                                ------    ------                  ------    ------
         Total expenses.......................   5,537     5,712      (3.1)%       5,712     5,424       5.3%
                                                ------    ------                  ------    ------
Net income (loss) of Management Company.......  $ (173)   $  (80)   (116.3)%      $  (80)   $  111    (172.1%)
                                                ======    ======                  ======    ======

     The decrease in property management revenue from 1994 to 1996 was the result of a reduction in the average number of communities managed for third parties partially offset by an increase in the average number of the Operating Partnership's Communities. Total average third party apartment homes under management were 7,919, 10,927 and 12,362 during each of the years ended December 31, 1996, 1995 and 1994, respectively. The decrease was primarily due to the termination of the Management Company's contract to manage a portfolio of 4,050 apartment homes effective October 1, 1995. This contract was terminated as a result of the owner's decision to provide its own property management for these apartment homes.

     Property management revenues include $2.3 million, $3.3 million and $3.9 million of revenues from third parties for the years ended December 31, 1996, 1995 and 1994, respectively. Property management revenues from third parties as a percentage of total property management revenues were 48.1%, 62.9% and 73.0% for the years ended December 31, 1996, 1995 and 1994, respectively. The Operating Partnership expects third party management revenue as a percentage of total property management revenues to continue to decline as revenues from the Operating Partnership's Communities continue to increase.

     Construction Company revenues and expenses increased in 1996 compared to 1995 primarily due to the increased number of construction projects. The increase in construction projects was a result of the Operating Partnership's decision to expand its in-house construction operations in the state of Florida to cover the entire geographic area in which the Operating Partnership operates. All of the Construction Company's income for the years ended December 31, 1996, 1995 and 1994 is from contracts with the Operating Partnership, except for the contract to build Summit Plantation (formerly Plantation Cove). The Operating Partnership owned a 25% interest in the Plantation Cove joint venture during construction and subsequently acquired the remaining 75% interest.

OTHER INCOME AND EXPENSES

     Interest income increased $97,000 to $558,000 in 1996 compared to 1995, primarily due to interest earned on the proceeds from the 1996 Offering prior to using the proceeds to fund development projects.

     Development and other fees from related parties decreased in 1995 compared to 1994, primarily due to the development of Summit Plantation in 1994. The Operating Partnership held a joint venture interest in this Community until April 1, 1996, when the Operating Partnership acquired the remaining 75% interest.

     Depreciation expense increased $3.1 million or 20.3% to $18.2 million in 1996 compared to 1995, primarily due to an increase in depreciation expense related to the Operating Partnership's 1995 acquisitions and increased depreciation in Communities in lease-up. Depreciation expense increased $3.4 million or 29.4% to $15.1 million in 1995 compared to 1994, primarily due to an increase in depreciation expense related to the Operating Partnership's 1994 acquisitions and increased depreciation in Communities in lease-up.

     Interest expense increased $2.3 million or 15.8% to $17.1 million in 1996 compared to 1995, primarily due to interest on debt related to the Operating Partnership's 1995 acquisitions and an increase in interest expense related to the communities in lease-up, partially offset by the Operating Partnership's repayment of debt in connection with the 1995 and 1996 Offerings. The 1995 and 1996 Offerings together resulted in aggregate net proceeds of approximately $163.0 million. Interest expense increased $735,000 or 5.22% in 1995 compared to 1994, primarily due to interest incurred in connection with the Operating Partnership's 1994 and 1995 acquisitions and communities in lease-up in 1995, substantially offset by the Operating Partnership's repayment of debt in connection with the 1995 Offering.

     General and administrative expense increased in 1996 compared to 1995 and in 1995 compared to 1994 primarily due to increased compensation costs and professional fees. The increase in compensation in 1996 includes the cost of restricted stock grants and the cost of the employee stock purchase plan. The Operating Partnership issues a Unit in the Operating Partnership to Summit Properties for each share of Common Stock issued in conjunction with Summit Properties' stock option plan and the employee stock purchase plan. As a percentage of revenues, general and administrative cost was 2.7%, 2.6% and 3.0% for the years ended December 31, 1996, 1995 and 1994, respectively.

     The extraordinary items in 1996 and 1995 resulted primarily from the write-off of deferred financing costs in conjunction with the repayment of debt with the proceeds from the 1996 and 1995 Offerings and with the proceeds of the $31.0 million unsecured debt financing received in August, 1996. The 1994 extraordinary item resulted from debt repayment related to the Initial Offering. The Operating Partnership incurred prepayment penalties of $4.3 million on certain mortgage indebtedness, expenses of $2.5 million associated with the write-off of deferred financing costs related to mortgages satisfied with proceeds of the Initial Offering, and the write-off of accrued interest and mortgages payable that was not required to be repaid of $15.4 million.

LIQUIDITY AND CAPITAL RESOURCES

     In August 1996, Summit Properties completed the sale of an additional 5.75 million shares of Common Stock resulting in net proceeds of $97.6 million. Summit Properties then contributed the $97.6 million in net proceeds to the Operating Partnership in exchange for 5.75 million Units in the Operating Partnership. In addition, in August 1996, the Operating Partnership obtained $31.0 million of unsecured debt financing consisting of a $15.0 million unsecured note with a four-year term and a $16.0 million unsecured note with a six-year term, which bear interest at 7.61% and 7.85%, respectively. Approximately $97.7 million of the proceeds from the issuance of Units in the Operating Partnership and the unsecured debt financing were utilized to fully repay the outstanding balance under the Operating Partnership's revolving credit facility and development loans. The remaining $30.9 million of the proceeds were used to fund current development projects.

     In November 1996, the Operating Partnership replaced its $50 million revolving credit facility with a new unsecured $150 million credit facility (the "Unsecured Credit Facility"). The Unsecured Credit Facility has a three year term and currently bears interest at LIBOR + 110 basis points based upon a current credit rating of BBB- by Standard & Poors Ratings Group. The interest rate can be reduced in the event of an upgrade of the Operating Partnership's unsecured credit rating as assigned by Standard & Poors Rating Group (which rating must be accompanied by the comparable senior unsecured bond rating from either Moodys Investor Service, Duff & Phelps Credit Rating Co. or Fitch Investors Service, L.P.) as follows:

                                CREDIT RATING                             RATE
          ----------------------------------------------------------  ------------
            BBB-....................................................  LIBOR + 110
            BBB ....................................................  LIBOR +  95
            BBB+....................................................  LIBOR +  80

     There can be no assurance that the Operating Partnership will be able to obtain an upgrade of its unsecured credit rating in the future or that it will be able to maintain its current unsecured credit rating.

     The Unsecured Credit Facility provides $25 million for general working capital purposes with the remaining $125 million available to finance new development and acquisitions.

     The Operating Partnership's outstanding indebtedness at March 31, 1997 totaled $368.6 million. This amount includes approximately $207.7 million in fixed rate conventional mortgages, $53.6 million of variable rate tax-exempt bonds, $31.0 million of unsecured notes, $9.3 million of tax exempt fixed rate loans, and $67.0 million under the Unsecured Credit Facility.

     The Operating Partnership's outstanding indebtedness had an average maturity of 8.7 years as of December 31, 1996. The aggregate maturities of all outstanding debt as of December 31, 1996 for each of the years ended after December 31, 1996 were as follows (in thousands):

          1997...........................................................  $  4,620
          1998...........................................................     4,902
          1999...........................................................    27,563
          2000...........................................................    20,501
          2001...........................................................   114,262
          Thereafter.....................................................   138,085
                                                                           --------
                                                                           $309,933
                                                                           ========

     Of the significant maturities in the above table, $22.4 million relates to the expiration of the Unsecured Credit Facility in 1999, $15.0 million and $16.0 million relate to the unsecured notes that mature in 2000 and 2002, respectively; and $111.4 million relates to a mortgage loan balloon payment in 2001.

     The Operating Partnership's net cash provided by operating activities increased from $31.0 million for the year ended December 31, 1995 to $41.2 million for the same period in 1996 primarily due to a $12.2 million increase in property operating income, offset by a $2.3 million increase in interest expense. The increase in interest expense was small relative to the increase in property operating income due to the retirement of debt with the proceeds from the 1995 and 1996 Offerings. Net cash provided by operating activities increased from $9.2 million for the three months ended March 31, 1996 to $14.1 million for the same period in 1997 primarily due to a $4.2 million increase in property operating income.

     Net cash used in investing activities increased from $63.7 million for the year ended December 31, 1995 to $104.0 million for the same period in 1996 due to an increase in the development of Communities, higher capital expenditures on existing properties and an increase in the number of acquisition Communities. Net cash used in investing activities increased from $18.7 million for the three months ended March 31, 1996 to $55.9 million for the same period in 1997 primarily due to an increase in the acquisition of communities.

     Net cash provided by financing activities increased from $34.4 million for the year ended December 31, 1995 to $63.6 million for the same period in 1996, primarily due to an increase in Summit Properties' offering proceeds contributed to the Operating Partnership, partially offset by distributions to unitholders. Net cash provided by financing activities increased from $8.9 million for the three months ended March 31, 1996 to $41.5 million for the same period in 1997, primarily due to an increase in debt proceeds and an increase in Summit Properties' offering proceeds contributed to the Operating Partnership offset by higher distributions to unitholders.

     The Operating Partnership expects to meet its short-term liquidity requirements (i.e., liquidity requirements arising within 12 months) generally through its net cash provided by operations and borrowings under the Unsecured Credit Facility. The Operating Partnership believes that its net cash provided by operations will be adequate to meet its operating requirements and to satisfy Summit Properties' applicable REIT dividend payment requirements in both the short-term and in the long-term. Improvements and renovations at existing Communities are expected to also be funded from property operations.

     The Operating Partnership expects to meet its long-term liquidity requirements (i.e., liquidity requirements arising after 12 months), such as current and future developments, debt maturities, acquisitions, renovations and other non-recurring capital expenditures, with borrowings under its Unsecured Credit Facility, through the issuance of long-term secured and unsecured debt securities and additional equity securities of Summit Properties which will then be contributed to the Operating Partnership, or in connection with the acquisition of land or improved property, through the issuance of Units of the Operating Partnership.

     The following table sets forth certain information regarding debt financing as of December 31, 1996 and 1995 (dollars in thousands):

                                                                   PRINCIPAL
                                                                  OUTSTANDING    PRINCIPAL OUTSTANDING
                                       INTEREST                    MARCH 31,         DECEMBER 31,
                                      RATE AS OF      MATURITY    -----------    ---------------------
                                    MARCH 31, 1997      DATE        1997(1)        1996         1995
                                    --------------    --------    -----------    --------     --------
FIXED RATE DEBT
     MORTGAGE LOAN(2)(3)...........     5.88%          2/15/01      $122,297     $122,950     $125,000
     MORTGAGE LOAN(2)(3)...........     7.71%         12/15/05        29,538       29,653       30,000
     MORTGAGE LOAN(4)..............     8.00%           9/1/05         8,618        8,638        8,712
     MORTGAGE NOTES
          Summit Hollow I..........     8.00%          11/1/18         2,276        2,286        2,326
          Summit Hollow II.........     7.75%           1/1/29         2,582        2,587        2,607
          Summit Creekside.........     8.00%           6/1/22         2,867        2,877        2,914
          Summit Old Town..........     8.00%           9/1/20         3,085        3,097        3,143
          Summit Eastchester.......     8.00%           5/1/21         3,858        3,872        3,925
          Summit Foxcroft..........     8.00%           4/1/20         2,773        2,788        2,844
          Summit Oak...............     7.75%          12/1/23         2,577        2,585        2,615
          Summit Sherwood..........     7.88%           3/1/29         3,323        3,329        3,353
          Summit Radbourne.........     9.80%           3/1/02         8,663        8,683        8,758
          Summit Sand Lake.........     7.88%          2/15/06        15,195           --           --
     TAX EXEMPT MORTGAGE NOTES
          Summit Crossing..........     6.95%          11/1/25         4,201        4,213        4,261
          Summit East Ridge........     7.25%          12/1/26         5,142        5,156        5,207
                                                                    --------     --------     --------
               TOTAL MORTGAGE
                 DEBT..............                                  216,995      202,714      205,665
                                                                    --------     --------     --------
     UNSECURED NOTES
          Bank Note................     7.85%           8/3/02        16,000       16,000           --
          Bank Note................     7.61%           8/3/00        15,000       15,000           --
                                                                    --------     --------     --------
               TOTAL UNSECURED
                 NOTES.............                                   31,000       31,000           --
                                                                    --------     --------     --------
               TOTAL FIXED RATE
                 DEBT..............                                  247,995      233,714      205,665
VARIABLE RATE DEBT
     UNSECURED CREDIT FACILITY.....   LIBOR+110       11/18/99        67,005       22,357        4,396
     TAX EXEMPT BONDS
          Summit Belmont...........     5.00%           4/1/07        11,650       11,850       11,900
          Summit Hampton...........     5.00%           6/1/07        12,700       12,700       12,800
          Summit Pike Creek........     5.00%          8/15/20        13,202       13,262       13,545
          Summit Gateway...........     5.00%           7/1/07         7,300        7,300        7,700
          Summit Stony Point.......     5.00%           4/1/29         8,710        8,750        8,895
                                                                    --------     --------     --------
               TOTAL TAX EXEMPT
                 BONDS.............                                   53,562       53,862       54,840
     DEVELOPMENT LOANS REPAID IN
       1996........................                                       --           --       32,109
                                                                    --------     --------     --------
          TOTAL VARIABLE RATE
            DEBT...................                                  120,567       76,219       91,345
                                                                    --------     --------     --------
               TOTAL OUTSTANDING
                 INDEBTEDNESS......                                 $368,562     $309,933     $297,010
                                                                    ========     ========     ========

---------------
(1) With the exception of the Mortgage Loans referred to in note 3 below, all of the secured debt can be prepaid at any time. Prepayment of such debt is generally subject to penalty or premium; however, the tax exempt mortgage notes can be prepaid at any time without penalty or premium.

(2) Mortgage Loans secured by the following Communities:

Summit Glen         Summit Blue Ash     Summit Heron's Run
Summit Springs      Summit Square       Summit Perico
Summit Village      Summit Waterford    Summit Providence
Summit Charleston   Summit Del Ray      Summit Meadow
Summit Norcroft     Summit Palm Lake    Summit Windsor

(3) The Operating Partnership may elect to extend the maturity of each of these Mortgage Loans for a period of up to two years by providing six months' written notice. These Mortgage Loans generally may not be prepaid in whole or in part during their original term, but may be prepaid in whole or in part at any time during applicable extension periods, if any, without premium or penalty.

(4) Mortgage Loan secured by Summit Simsbury and Summit Touchstone Communities.

     The London Interbank Offered Rate (LIBOR) at March 31, 1997 was 5.79%.

     On May 14, 1997, the Operating Partnership sold Summit Charleston, a 214 apartment home community located in Charlotte, North Carolina for $9.5 million. The gain on the sale was approximately $4.3 million. Proceeds from the sale will be used to fund future acquisitions.

DEVELOPMENT ACTIVITY

     The Operating Partnership's developments in process at March 31, 1997 are summarized as follows (dollars in thousands):

                                                                 TOTAL                 ESTIMATED     ANTICIPATED
                                                  APARTMENT    ESTIMATED    COST TO     COST TO     CONSTRUCTION
                   COMMUNITY                        HOMES        COSTS        DATE      COMPLETE     COMPLETION
------------------------------------------------  ----------   ----------   --------   ----------   -------------
Summit on the River -- Atlanta, GA..............       352      $ 23,900    $ 21,979    $  1,921       Q2 1997
Summit Russett -- Laurel, MD....................       314        22,100      19,894       2,206       Q2 1997
Summit Stonefield -- Yardley, PA................       216        18,400       9,696       8,704       Q4 1997
Summit Norcroft II-Charlotte, NC................        54         3,750         623       3,127       Q4 1997
Summit Sedgebrook I -- Charlotte, NC............       248        15,600       6,545       9,055       Q4 1997
Summit Ballantyne I -- Charlotte, NC............       246        16,800       6,706      10,094       Q4 1997
Summit Plantation II -- Plantation, FL..........       240        22,000       9,335      12,665       Q4 1997
Summit Lake I -- Raleigh, NC....................       302        19,700       4,405      15,295       Q2 1998
Summit Fair Lakes I -- Fairfax, VA..............       370        32,900       7,074      25,826       Q4 1998
Summit New Albany -- Columbus, OH...............       428        30,100       4,065      26,035       Q1 1999
Other development and construction costs........        --            --      13,246          --
                                                     -----      --------     -------    --------
                                                     2,770      $205,250    $103,568    $114,928
                                                     =====      ========     =======    ========

     In addition, the Operating Partnership has a commitment to purchase a community (Summit St. Claire) currently under construction in Atlanta, Georgia for approximately $27.5 million, subject to adjustment based on the percentage of apartment homes leased as of the date of acquisition. The 336 apartment home community is expected to be purchased, after reaching rental stabilization which is currently expected in the fourth quarter of 1998.

     Estimated costs to complete the development communities and the purchase commitment for Summit St. Claire represent substantially all of the Operating Partnership's material commitments for capital expenditures.

  Certain Factors Affecting the Performance of Development Communities

     The Operating Partnership is optimistic about the operating prospects of the communities under construction even with the increased supply of newly constructed apartment homes of comparable quality in many of its markets. As with any development community, there are uncertainties and risks associated with the development of the communities described above. While the Operating Partnership has prepared development budgets and has estimated completion and stabilization target dates based on what it believes are reasonable assumptions in light of current conditions, there can be no assurance that actual costs will not exceed current budgets or that the Operating Partnership will not experience construction delays due to the unavailability of materials, weather conditions or other events.

     Other development risks include the possibility of incurring additional cost or liability resulting from defects in construction materials and the possibility that financing may not be available on favorable terms, or at all, to pursue or complete development activities. Similarly, market conditions at the time these communities become available for leasing will affect the rental rates that may be charged and the period of time necessary to achieve stabilization, which could make one or more of the development communities unprofitable or result in achieving stabilization later than currently anticipated. In addition, the Operating Partnership is conducting feasibility and other pre-development work for eight additional communities. The Operating Partnership could abandon the development of any one or more of these potential communities in the event that it determines that market conditions do not support development, financing is not available on favorable terms or other circumstances prevent development. Similarly, there can be no assurance that if the Operating Partnership does pursue one or more of these potential communities that it will be able to complete construction within the currently estimated development budgets or that construction can be started at the time currently anticipated.

CAPITALIZATION OF FIXED ASSETS AND PROPERTY IMPROVEMENTS

     The Operating Partnership has established a policy of capitalizing those expenditures relating to acquiring new assets, materially enhancing the value of an existing asset, or substantially extending the useful life of an existing asset. All expenditures necessary to maintain a community in ordinary operating condition (including replacement carpets) are expensed as incurred.

     The Operating Partnership has a capital expenditure replacement program whereby various physical components are replaced as to maintain the Communities in normal operating condition. Certain physical components may be replaced other than at regular inspection intervals when extraordinary wear has occurred. The Operating Partnership also makes capital expenditures for new physical components if these expenditures will produce sufficient revenue enhancements as to achieve acceptable returns on invested capital. There are concurrently no material commitments relative to renovation or improvements at existing facilities.

     Capitalized expenditures for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 are summarized as follows (dollars in thousands):

                                        THREE MONTHS ENDED
                                             MARCH 31,               YEAR ENDED DECEMBER 31,
                                        -------------------     ----------------------------------
                                         1997        1996         1996         1995         1994
                                        -------     -------     --------     --------     --------
Acquisition of Communities(1).........  $65,170     $     0     $ 21,913     $ 82,935     $ 75,921
Construction of Communities(2)........   15,506      18,970       88,064       58,104       26,694
Capitalized interest..................    1,340         970        4,266        3,110          686
Cost of acquiring existing Communities
  in conjunction with the initial
  business combination................       --          --           --           --        1,469
Non-recurring capital expenditures:
     Construction of garages..........        3         473          578          153           --
     Access gates.....................       --          --          138           --           --
     New signage......................       48          --          225           --           --
     Water meters.....................       --          --          201           --           --
     Washer/dryer units...............       --          --           74           --           --
     Major improvements...............      871          --        1,698           --           --
     Improvements at acquisition......       --         189           --          706           --
     Other............................       --          59           59            5           --
                                        -------     -------     --------     --------     --------
          Total non-recurring.........      922         721        2,973          864           --
                                        -------     -------     --------     --------     --------
Recurring capital expenditures:
     Exterior painting................      105         123        1,131          810          980
     Other............................      350         438        2,160        1,370          730
                                        -------     -------     --------     --------     --------
          Total recurring.............      455         561        3,291        2,180        1,710
                                        -------     -------     --------     --------     --------
                                        $83,393     $21,222     $120,507     $147,193     $106,480
                                        =======     =======     ========     ========     ========

---------------
(1) Includes the issuance of Units in the Operating Partnership with a value of $8.9 million and assumption of debt of $15.2 million in the three months ended March 31, 1997. Includes the assumption of $14.3 million, $52.6 million and $9.1 million of debt in years ended 1996, 1995 and 1994 respectively. In addition, includes conversion of equity investment into fixed assets of $1.2 million in conjunction with the purchase of Summit Plantation in 1996 and the issuance of 1.5 million Units of the Operating Partnership with a value of $26.2 million in 1995.

(2) Includes the issuance of $2.1 million, $896,000 and $735,000 of Units in the Operating Partnership for the acquisition of land in 1996, 1995 and 1994, respectively.

     Construction of communities was funded primarily by development loans, equity offering proceeds and borrowings under the Operating Partnership's credit facilities. Other additions and improvements were funded primarily by the Operating Partnership's operations and credit facilities.

ENVIRONMENTAL MATTERS

     The Operating Partnership believes, based on internal reviews and environmental site assessments performed by consultants, that there are no material environmental conditions that require remediation.

INFLATION

     Substantially all of the leases at the Communities are for a term of one year or less, which, coupled with the relatively high occupancy rates, may enable the Operating Partnership to seek increased rents upon renewal of existing leases or commencement of new leases. The short-term nature of these leases generally serves to reduce the risk to the Operating Partnership of the adverse effect of inflation.

FUNDS FROM OPERATIONS

     The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Operating Partnership and Summit Properties compute Funds from Operations in accordance with the standards established by the White Paper, which may differ from the methodology for calculating Funds from Operations utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. Funds Available for Distribution is defined as Funds from Operations less capital expenditures funded by operations (recurring capital expenditures). The Operating Partnership's and Summit Properties' methodology for calculating Funds Available for Distribution may differ from the methodology for calculating Funds Available for Distribution utilized by other REITs, and, accordingly, may not be comparable to other REITs. Funds from Operations and Funds Available for Distribution do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, property acquisitions, development and distributions, or other commitments and uncertainties. Funds from Operations and Funds Available for Distribution should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Operating Partnership's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Operating Partnership's liquidity, nor are they indicative of funds available to fund the Operating Partnership's cash needs, including its ability to make distributions. The Operating Partnership believes Funds from Operations and Funds Available for Distribution are helpful to investors as measures of the performance of the Operating Partnership and Summit Properties because, along with cash flows from operating activities, financing activities and investing activities, they provide investors with an understanding of the ability of the Operating Partnership and Summit Properties to incur and service debt and make capital expenditures.

     Funds from Operations and Funds Available for Distribution are calculated as follows (dollars in thousands):

                          THREE MONTHS ENDED                     YEAR ENDED DECEMBER 31,
                            MARCH 31, 1997         ----------------------------------------------------
                       ------------------------                                PRO FORMA
                          1997          1996          1996          1995        1994(1)         1994
                       ----------    ----------    ----------    ----------    ----------    ----------
Net income...........      $6,928        $4,237       $20,561       $14,512       $11,060       $17,093
Extraordinary
  items..............          --            --           626           539            --        (8,566)
Depreciation:
     Real estate
       assets........       5,172         4,121        18,171        15,021        11,702        11,593
     Summit
       Plantation....          --            33            33            76            --            --
                       ----------    ----------    ----------    ----------    ----------    ----------
Funds from
  Operations.........      12,100         8,391        39,391        30,148        22,762        20,120
Recurring capital
  expenditures(2)....        (455)         (561)       (3,291)       (2,180)       (1,710)       (1,710)
                       ----------    ----------    ----------    ----------    ----------    ----------
Funds Available for
  Distribution.......     $11,645        $7,830       $36,100       $27,968       $21,052       $18,410
                       ----------    ----------    ----------    ----------    ----------    ----------
Weighted average
  units
  outstanding........  27,057,351    20,615,923    22,940,998    18,116,664    14,827,257    13,389,757
                       ==========    ==========    ==========    ==========    ==========    ==========

---------------
(1) The Pro Forma 1994 information is presented as if the Initial Offering had occurred as of January 1, 1994.

(2) Recurring capital expenditures are expected to be funded from operations and consist primarily of exterior painting, new appliances, vinyl, blinds, tile, and wallpaper. In contrast, non-recurring capital expenditures, such as major improvements, new garages and access gates, are expected to be funded by financing activities and are therefore not included in the calculation of Funds Available for Distribution.

     The above Funds from Operations calculations reflect changes required by NAREIT for fiscal years beginning in 1996. The primary effect of the changes on the Operating Partnership's calculation of Funds from Operations was that amortization of financing costs is no longer added back in calculating Funds from Operations. Funds from Operations under the previous calculation method would have been $12.3 million and $8.7 million in the three months ended March 31, 1997 and 1996, respectively, and $40.5 million, $31.4 million, $23.9 million and $21.3 million for the years ended December 31, 1996, 1995, pro-forma 1994 and historical 1994, respectively.

ITEM 3.  PROPERTIES

                                THE COMMUNITIES


     As of March 31, 1997, the Operating Partnership owned and managed 54 completed Communities and two Communities in construction and lease-up consisting of 13,336 luxury garden apartment homes. Twenty-six of the Communities have been completed since January 1, 1990 and, as of December 31, 1996, the average age of the completed Communities was approximately 7.8 years. The communities which were developed have leased or are leasing at a rate consistent with the Operating Partnership's expectations. As with any community in lease-up, there are uncertainties and risks associated with the Operating Partnership's communities in lease-up. While the Operating Partnership has estimated completion and stabilization target dates based on what it believes are reasonable assumptions in light of current conditions, there can be no assurance that actual costs will not exceed current budgets or that the Operating Partnership will not experience delays in reaching stabilization of such communities.



                                                                           NUMBER OF    % OF TOTAL
                                                              NUMBER OF    APARTMENT     APARTMENT
                       CITY OR REGION                         COMMUNITIES    HOMES         HOMES
------------------------------------------------------------  ----------   ----------   -----------
Tampa/Sarasota, Florida.....................................       9          2,248         16.9%
Charlotte, North Carolina...................................      12          2,164         16.2
Raleigh/Central North Carolina..............................      10          1,841         13.8
Washington, D.C.............................................       6          1,621         12.2
South Florida...............................................       5          1,519         11.4
Atlanta, Georgia............................................       4          1,229          9.2
Richmond, Virginia..........................................       3            862          6.5
Orlando, Florida............................................       2            656          4.9
Blue Ash/Forest Park, Ohio..................................       2            558          4.1
Greenville, South Carolina..................................       2            324          2.4
Indianapolis, Indiana.......................................       1            314          2.4
                                                                  --
                                                                             ------        -----
          Total.............................................      56         13,336        100.0%
                                                                  ==         ======        =====

     All of the Communities target middle to upper income apartment renters as customers and have amenities, unit sizes and unit mixes consistent with the desires of this resident population. The Communities are owned in fee simple and are located in six states throughout the southeastern United States (Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia) as well as in Delaware, Ohio and Indiana. The following table highlights certain information regarding the Communities:

                                                                                      AVERAGE      AVERAGE      AVERAGE
             MARKET AREA/                                    NUMBER OF      YEAR     APARTMENT    OCCUPANCY    OCCUPANCY
              COMMUNITY                      LOCATION        APARTMENTS  COMPLETED      SIZE        1996         1995
-------------------------------------- --------------------- ----------  ----------  ----------  -----------  -----------
COMMUNITIES STABILIZED IN BOTH 1996 AND 1995
--------------------------------------
ATLANTA
Summit Glen........................... Atlanta, GA                242       1992          983        91.9         93.7
Summit Springs........................ Norcross, GA               312       1990          934        92.6         95.6
Summit Village........................ Marietta, GA               323       1991          984        91.8         95.0
                                                                -----                   -----        ----         ----
ATLANTA WEIGHTED AVERAGE                                          877                     966        92.1         94.9
CHARLOTTE
Summit Arbors......................... Charlotte, NC              120       1986          944        94.8         95.8
Summit Charleston..................... Charlotte, NC              214       1986          806        93.3         94.7
Summit Creek.......................... Charlotte, NC              260       1983          910        92.7         95.7
Summit Crossing....................... Charlotte, NC              128       1985          978        96.3         97.6
Summit Fairview....................... Charlotte, NC              135       1983        1,036        93.6         94.1
Summit Foxcroft(1).................... Charlotte, NC              156       1979          940        93.4         96.6
Summit Hollow......................... Charlotte, NC              232       1978          949        94.5         95.3
Summit Norcroft....................... Charlotte, NC              162       1991        1,112        94.0         94.6
Summit Radbourne...................... Charlotte, NC              225       1991        1,006        92.0         96.7
Summit Simsbury....................... Charlotte, NC              100       1985          874        93.6         95.3
Summit Touchstone..................... Charlotte, NC              132       1986          899        94.0         94.8
                                                                -----                   -----        ----         ----
CHARLOTTE WEIGHTED AVERAGE                                      1,864                     948        93.7         95.6
RALEIGH/CENTRAL NORTH CAROLINA
Summit Creekside...................... Hickory, NC                118       1981        1,006        96.2         97.6
Summit Eastchester.................... High Point, NC             172       1981          947        96.1         97.5
Summit Highland....................... Raleigh, NC                172       1987          986        94.5         94.2
Summit Hill I......................... Chapel Hill, NC            204       1991          904        93.3         95.4
Summit Oak............................ Goldsboro, NC              100       1982          918        96.7         97.3
Summit Old Town....................... Winston-Salem, NC          172       1979          954        90.9         95.5
Summit Sherwood....................... Winston-Salem, NC          190       1968        1,028        95.2         95.0
Summit Square......................... Durham, NC                 362       1990          925        92.1         91.7
                                                                -----                   -----        ----         ----
RALEIGH/CENTRAL NORTH CAROLINA WEIGHTED AVERAGE                 1,490                     954        93.9         94.9

                                                                   MORTGAGE
                                                                     NOTES
                                         AVERAGE     AVERAGE      PAYABLE AT
                                         RENT PER    RENT PER    DECEMBER 31,
             MARKET AREA/               APARTMENT   APARTMENT        1996
              COMMUNITY                    1996        1995     (IN THOUSANDS)
--------------------------------------  ----------  ----------  ---------------
COMMUNITIES STABILIZED IN BOTH 1996 AN
--------------------------------------
ATLANTA
Summit Glen...........................     $847        $823              (5)
Summit Springs........................      708         673              (5)
Summit Village........................      735         705              (5)
                                           ----        ----
ATLANTA WEIGHTED AVERAGE                    756         726
CHARLOTTE
Summit Arbors.........................      748         692              --
Summit Charleston.....................      581         562              (6)
Summit Creek..........................      624         580              --
Summit Crossing.......................      649         609          $4,213
Summit Fairview.......................      726         724              --
Summit Foxcroft(1)....................      643         600           2,788
Summit Hollow.........................      656         610           4,873
Summit Norcroft.......................      805         800              (5)
Summit Radbourne......................      786         770           8,683
Summit Simsbury.......................      734         701              (7)
Summit Touchstone.....................      677         639              (7)
                                           ----        ----
CHARLOTTE WEIGHTED AVERAGE                  687         656
RALEIGH/CENTRAL NORTH CAROLINA
Summit Creekside......................      566         517           2,877
Summit Eastchester....................      559         510           3,872
Summit Highland.......................      703         693              (6)
Summit Hill I.........................      687         653              --
Summit Oak............................      532         508           2,585
Summit Old Town.......................      542         500           3,097
Summit Sherwood.......................      526         487           3,329
Summit Square.........................      763         745              (5)
                                           ----        ----
RALEIGH/CENTRAL NORTH CAROLINA WEIGHTE      635         604

                                                                   AVERAGE                                            AVERAGE
   MARKET AREA/                           NUMBER OF      YEAR     APARTMENT       AVERAGE           AVERAGE           RENT PER
     COMMUNITY            LOCATION        APARTMENTS  COMPLETED      SIZE      OCCUPANCY 1996    OCCUPANCY 1995    APARTMENT 1996
------------------- --------------------- ----------  ----------  ----------  ----------------  ----------------  ----------------
RICHMOND
Summit
 Beckenridge....... Glen Allen, VA             300       1987          928           95.1              95.0              706
Summit Stony
 Point............. Richmond, VA               250       1986        1,045           93.2              95.6              724
Summit Waterford... Midlothian, VA             312       1990          995           91.4              95.2              685
                                                                      ----           ----              ----           ------
RICHMOND WEIGHTED AVERAGE                      862                     986           93.2              95.2              704
SOUTH FLORIDA
Summit Del Ray..... Delray Beach, FL           252       1993          968           91.5              93.2              852
Summit Palm Lake... W. Palm Beach, FL          304       1992          919           96.7              94.1              743
                                                                      ----           ----              ----           ------
SOUTH FLORIDA WEIGHTED AVERAGE                 556                     941           94.3              93.7              792
TAMPA/SARASOTA
Summit Gateway..... St. Petersburg, FL         212       1987          828           93.7              94.4              626
Summit Hampton..... Bradenton, FL              352       1988          933           93.0              94.2              630
Summit Heron's
 Run............... Sarasota, FL               274       1990          863           92.5              92.0              653
Summit Lofts....... Palm Harbour, FL           200       1990        1,045           90.8              90.7              690
Summit McIntosh.... Sarasota, FL               212       1990          855           93.9              93.0              684
Summit Perico...... Bradenton, FL              256       1990          911           93.5              94.4              657
Summit
 Providence........ Brandon, FL                444       1991          952           93.0              92.2              659
Summit Station..... Tampa, FL                  230       1990          902           92.6              94.8              619
Summit Walk........ Tampa, FL                   68       1993        1,614           95.9              95.1            1,052
                                                                      ----           ----              ----           ------
TAMPA/SARASOTA WEIGHTED AVERAGE              2,248                     936           93.0              93.2              663
WASHINGTON, D.C.
Summit Belmont..... Fredricksburg, VA          300       1987          881           90.2              93.9              622
Summit Meadow...... Columbia, MD               178       1990        1,020           93.6              94.8              864
Summit Pike
 Creek............. Newark, DE                 264       1988          899           95.8              94.3              800
Summit Reston...... Reston, VA                 418       1987          854           93.9              95.5              917
Summit Windsor..... Frederick, MD              147       1989          911           92.7              93.7              681
                                                                      ----           ----              ----           ------
WASHINGTON, D.C. WEIGHTED AVERAGE            1,307                     898           93.2              94.6              792
OTHER
Summit Blue Ash.... Blue Ash, OH               242       1992        1,158           95.6              97.0              769
Summit Park........ Forest Park, OH            316       1989          963           91.7              94.7              602
Summit Beacon
 Ridge............. Greenville, SC             144       1988        1,046           91.9              95.4              653
Summit East
 Ridge............. Greenville, SC             180       1986          959           92.0              93.5              568
                                                                      ----           ----              ----           ------
OTHER WEIGHTED AVERAGE                         882                   1,029           92.9              95.2              649
                                                                      ----           ----              ----           ------

                                                            MORTGAGE
                                        AVERAGE         NOTES PAYABLE AT
   MARKET AREA/                         RENT PER          DECEMBER 31,
     COMMUNITY                       APARTMENT 1995    1996 (IN THOUSANDS)
-------------------                 ----------------  ---------------------
RICHMOND
Summit
 Beckenridge.......                        665                   --
Summit Stony
 Point.............                        692                   (9)
Summit Waterford...                        636                   (5)
                                        ------
RICHMOND WEIGHTED AVERAGE                  662
SOUTH FLORIDA
Summit Del Ray.....                        870                   (5)
Summit Palm Lake...                        713                   (5)
                                        ------
SOUTH FLORIDA WEIGHED AVERAGE              784
TAMPA/SARASOTA
Summit Gateway.....                        611                   (9)
Summit Hampton.....                        598                   (9)
Summit Heron's
 Run...............                        632                   (5)
Summit Lofts.......                        694                   --
Summit McIntosh....                        655                   --
Summit Perico......                        621                   (5)
Summit
 Providence........                        658                   (5)
Summit Station.....                        594                   --
Summit Walk........                      1,005                   --
                                        ------
TAMPA/SARASOTA WEIGHTED AVERAGE            644
WASHINGTON, D.C.
Summit Belmont.....                        600                   (9)
Summit Meadow......                        832                   (5)
Summit Pike
 Creek.............                        738                   (9)
Summit Reston......                        866                   --
Summit Windsor.....                        675                   (5)
                                        ------
WASHINGTON, D.C. WEIGHTED AVERAGE          753
OTHER
Summit Blue Ash....                        735                   (5)
Summit Park........                        575                   --
Summit Beacon
 Ridge.............                        632                   --
Summit East
 Ridge.............                        544                5,156
                                        ------
OTHER WEIGHTED AVERAGE                     622
                                        ------

                                                                   AVERAGE                                            AVERAGE
   MARKET AREA/                           NUMBER OF      YEAR     APARTMENT       AVERAGE           AVERAGE           RENT PER
     COMMUNITY            LOCATION        APARTMENTS  COMPLETED      SIZE      OCCUPANCY 1996    OCCUPANCY 1995    APARTMENT 1996
------------------- --------------------- ----------  ----------  ----------  ----------------  ----------------  ----------------
TOTAL WEIGHTED AVERAGE OF COMMUNITIES
STABILIZED IN 1996 AND 1995                 10,086                     951           93.3              94.5               654
DEVELOPED COMMUNITIES(2)
Summit Fairways.... Orlando, FL                240       1996        1,304           11.1               N/A               819
Summit Aventura.... Aventura, FL               379       1995        1,170           78.8              17.6             1,033
Summit Green....... Charlotte, NC              300       1996        1,098           60.1               7.3               825
Summit Hill II..... Chapel Hill, NC            207       1996        1,023           75.1               8.0               861
Summit River
  Crossing......... Indianapolis, IN           314       1996        1,086           48.8               1.3               781
ACQUISITION COMMUNITIES
Summit
  Mayfaire(3)...... Raleigh, NC                144       1995          952            N/A               N/A               N/A
Summit Sand
  Lake(3).......... Orlando, FL                416       1995        1,035            N/A               N/A               N/A
Summit
  Plantation(4).... Plantation, FL             262       1995        1,283           93.1               N/A               993
Summit
  Portofino(3)..... Broward County FL          322       1995        1,112            N/A               N/A               N/A
TOTAL WEIGHTED AVERAGE OF COMPLETED
  COMMUNITIES                               12,670
COMMUNITIES IN CONSTRUCTION AND LEASE-UP
Summit on the
  River............ Atlanta, GA                352       1997                        14.7               N/A               801
Summit Russett..... Laurel, MD                 314       1997                         0.8               N/A               866
TOTAL COMMUNITIES                           13,336

                                                                        MORTGAGE
                                                    AVERAGE         NOTES PAYABLE AT
   MARKET AREA/                                     RENT PER          DECEMBER 31,
     COMMUNITY                                   APARTMENT 1995    1996 (IN THOUSANDS)
-------------------                             ----------------  ---------------------
TOTAL WEIGHTED AVERAGE OF COMMUNITIES
STABILIZED IN 1996 AND 1995                            627
DEVELOPED COMMUNITIES(2)
Summit Fairways....                                    N/A                   --
Summit Aventura....                                    989                   --
Summit Green.......                                    826                   --
Summit Hill II.....                                    857                   --
Summit River
  Crossing.........                                    726                   --
ACQUISITION COMMUNITIES
Summit
  Mayfaire(3)......                                    N/A                   --
Summit Sand
  Lake(3)..........                                    N/A                   (8)
Summit
  Plantation(4)....                                    N/A                   --
Summit
  Portofino(3).....                                    N/A                   --
TOTAL WEIGHTED AVERAGE OF COMPLETED
  COMMUNITIES
COMMUNITIES IN CONSTRUCTION AND LEASE-UP
Summit on the
  River............                                    N/A                   --
Summit Russett.....                                    N/A                   --
TOTAL COMMUNITIES

---------------
(1) Summit Foxcroft is held by a partnership in which the Operating Partnership is a 75% managing general partner.
(2) The Communities are currently stabilized but were not stabilized in both 1995 and 1996.
(3) Community acquired in 1997.
(4) Community acquired April 1, 1996.
(5) Collateral for fixed rate mortgages of $153 million.
(6) Summit Charleston was sold on May 14, 1997. This community served as collateral for fixed rate mortgages of $152.6 million.
    Summit Highland replaced Summit Charleston as collateral for such mortgages.
(7) Collateral for a fixed rate mortgage of $8.6 million.
(8) Community acquired in 1997. A fixed rate mortgage of $15.2 million was assumed at date of purchase.
(9) Collateral for letters of credit in an aggregate amount of $55.6 million which serve as collateral for $53.9 million in tax exempt bonds.


     Information with respect to total debt secured by 32 of the Operating Partnership's properties having an aggregate net book value of $297.8 million as of December 31, 1996, is as follows (dollars in thousands):


                                                                      FIXED RATE      VARIABLE RATE
                                                                   ----------------   -------------
Total principal balance..............................                  $202,714          $53,862
Interest rates range from............................               5.88% to 9.80%          5.6%
Weighted average interest rate.......................                   6.69%               5.6%
Annual debt service(1)...............................                  $ 16,920          $ 3,695
Scheduled annual maturities:
1997.................................................  $  4,620
1998.................................................     4,902
1999.................................................     5,205
2000.................................................     5,501
2001(2)..............................................   114,262
Thereafter...........................................   122,086
                                                       --------
Total................................................  $256,576
                                                       ========


---------------

(1) Annual debt service for variable rate loans represents 1996 costs and includes letter of credit fees and other bond related costs.

(2) Year 2001 maturities include a $111.4 million balloon payment on the 5.88% fixed rate Mortgage Loan from The Northwestern Mutual Life Insurance Company.

     Each Community has many of the following features: swimming pools, tennis, racquetball and volleyball courts, saunas, whirlpools, fitness facilities, picnic areas, large clubhouses and convenient parking facilities. Most of the apartment homes offer amenities that include spacious open living areas, sunrooms, patios or balconies, sunken living rooms, fireplaces, built-in shelves or entertainment centers, large storage areas or walk-in closets, vaulted ceilings, ceiling fans and separate in-home laundry facilities or laundry hook-ups. In addition to these physical amenities, each Community has its own highly trained and experienced on-site management and maintenance staff to ensure that courteous and responsive service is provided to its residents.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Units for (i) Directors, the Chief Executive Officer and the other four most highly compensated executive officers of Summit Properties (together with the Chief Executive Officer, the "Named Executive Officers"), (ii) the Directors and Named Executive Officers of Summit Properties as a group and (iii) each limited partner of the Operating Partnership that the Operating Partnership believes holds more than a 5% beneficial interest in the Operating Partnership. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person has sole voting and investment power. The information in the following table was provided by the unitholders listed and reflects their beneficial ownership known by the Operating Partnership and Summit Properties on March 31, 1997.

                                                                 NUMBER
                                                                OF UNITS
                      NAME AND BUSINESS ADDRESS               BENEFICIALLY     PERCENT OF
                         OF BENEFICIAL OWNER*                    OWNED         ALL UNITS
          --------------------------------------------------  ------------     ----------
          DIRECTORS AND EXECUTIVE OFFICERS
          William B. McGuire, Jr............................       620,313        2.272%
          William F. Paulsen................................       596,045        2.184%
          Raymond V. Jones..................................       274,526        1.006%
          David F. Tufaro...................................       206,388           **
          John T. Gray......................................           695           **
          Michael L. Schwarz................................            --           --
          Henry H. Fishkind.................................            --           --
          James H. Hance, Jr................................            --           --
          Nelson Schwab III.................................            --           --
          John Crosland, Jr.................................     1,152,723***     4.223%
          ALL DIRECTORS AND NAMED EXECUTIVE OFFICERS AS A
            GROUP (10 PERSONS)..............................     2,850,690       10.443%
          5% HOLDERS
          Summit Properties Inc.............................    23,078,821       84.546%

---------------
  * The business address of each person is: c/o Summit Properties Inc., 212 South Tryon Street, Suite 500, Charlotte, NC, 28281.

 ** Less than one percent.

*** The indicated ownership includes (a) 307,311 Units owned by JMJ Associates
    Limited Partnership, a limited partnership in which Mr. Crosland owns a 33% equity interest and indirectly serves as the general partner, (b) 387,646 Units owned by The Crosland Group, Inc., a corporation in which Mr. Crosland owns a 57.1673% equity interest (the "Crosland Group"), (c) 51,101 Units owned by Crosland-Erwin & Associates, No. VI, a general partnership in which the Crosland Group owns a 87% equity interest, (d) 108,554 Units, 86,125 Units and 91,162 Units owned by Westbury Place Associates, Westbury Woods Associates and Westbury Park Associates, respectively, each a limited partnership with respect to which Mr. Crosland serves as co-general partner,
    (e) 2,381 Units owned by Crosland Investors, Inc., a corporation in which Mr. Crosland owns a 57.20% equity interest and (f) 11,566 shares owned by the John Crosland, Sr. Trust, a trust with respect to which Mr. Crosland serves as co-trustee, as to all of which Mr. Crosland disclaims beneficial interest. Mr. Crosland owns 106,877 Units directly.

ITEM 5.  DIRECTORS AND OFFICERS

     The Operating Partnership is managed by Summit Properties, in its capacity as the general partner of the Operating Partnership. Consequently, the Operating Partnership has no directors or executive officers. This Item 5 reflects information with respect to the directors and executive officers of Summit Properties.

  Directors

     JAMES H. HANCE, JR. Mr. Hance has been a director since 1994. He is a Vice Chairman and the Chief Financial Officer of NationsBank Corporation, where he is responsible for NationsBanc Services Company, which performs NationsBank Corporation's operations functions, the Management Services Group, and NationsBank Corporation's finance group. He also has responsibility for NationsBank's non-bank consumer and commercial credit companies, NationsCredit Consumer Corporation and NationsCredit Commercial Corporation, and serves as Managing Director of several of NationsBank's banks and subsidiaries. Mr. Hance is the Vice Chairman of the Board of Trustees of Presbyterian Health Services Corporation. He also is a Member of the Board of Visitors of the Duke University School of Business and the Washington University National Council for the John
M. Olin School of Business. He is on the Board of Directors of Caraustar Industries, Inc., Family Dollar Stores, Inc. and Lance, Inc. Additionally, Mr. Hance is a certified public accountant, a 1988 International Business Fellow, former Chairman of the Charlotte Chamber of Commerce and is the vice chairman of the Board of Trustees of the Charlotte Country Day School. Mr. Hance is 52 years old.

     HENRY H. FISHKIND. Dr. Fishkind has been a director since 1994. He is the President of Fishkind & Associates, Inc., a private consulting firm based in Orlando, Florida that he founded in 1988. Dr. Fishkind is a member of the Board of Directors of Engle Homes. Dr. Fishkind served on the Florida Governor's Economic Advisory Board from 1979 to 1981. He is 47 years old.

     NELSON SCHWAB III. Mr. Schwab has been a director since 1994. He is a Managing Director of Carousel Capital, a merchant banking firm based in Charlotte, North Carolina specializing in middle market acquisitions. Mr. Schwab is a Member of the Board of Directors of First Union National Bank of North Carolina, Silver Dollar City, Inc., Griffin Corporation and Burlington Industries. He served as the Chairman of the Carolinas Partnership and the Charlotte Chamber of Commerce. Mr. Schwab is 52 years old.

     JOHN CROSLAND, JR. Mr. Crosland has been a director since 1995. He has been Chairman and Chief Executive Officer of The Crosland Group, Inc., a fully diversified real estate development company, since 1971. Mr. Crosland is a member of the Board of Directors of First Union National Bank of North Carolina, Fox Ridge Homes and Writer Corporation. He has been active in the home-building industry holding office at local, state and national levels. From 1977 to 1989 he served as Chairman of the North Carolina Housing Finance Agency. Among his diverse civic involvement, Mr. Crosland was a founder and first Chairman of Charlotte's Habitat for Humanity; currently serves on the Habitat for Humanity International Affiliates Advisory Committee; was 1996 Chairman of the Davidson College Board of Visitors and is a member of the Davidson Board of Trustees. Mr. Crosland was honored by the home building industry by being named 1985 Builder of the Year by Professional Builder Magazine and has been inducted into both the National and North Carolina Housing Halls of Fame. Mr. Crosland is 68 years old.

     WILLIAM B. MCGUIRE, JR. Mr. McGuire is the Chairman of the Board. Prior to the formation of Summit Properties, Mr. McGuire served as a senior partner of the predecessor to Summit Properties and as a general partner of each of the partnerships which transferred Communities to the Operating Partnership when it was formed. Mr. McGuire founded McGuire Properties, Inc., the predecessor to Summit Properties, in 1972. He has been active in the following professional and community organizations: Residential, Multifamily and Urban Development Mixed Use Councils of the Urban Land Institute; Charlotte Advisory Board of NationsBank of North Carolina, N.A.; and the Board of Governors of The Charlotte City Club. He was a Trustee of the North Carolina Nature Conservancy; a Founder and Director of Habitat for Humanity of Charlotte; and the Founder and President of The Neighborhood Medical Clinic. Mr. McGuire is 52 years old.

     WILLIAM F. PAULSEN. Mr. Paulsen is the President and Chief Executive Officer and a director. Prior to the formation of Summit Properties, Mr. Paulsen was a senior partner and the Chief Executive Officer of the predecessor to Summit Properties and a general partner of each of the partnerships which transferred Communities to the Operating Partnership when it was formed. Mr. Paulsen joined the predecessor to Summit Properties in 1982. He was selected as North Carolina Entrepreneur of the Year in 1990. In addition to his responsibilities with Summit Properties, Mr. Paulsen is a full Member and Residential Council Member of the Urban Land Institute. He is a Member of the Board of Directors of The Beach Company, a real estate investment company specializing primarily in commercial and resort development in the southeastern United States and is a trustee of The Asheville School. Mr. Paulsen also served as a Vice President of the Charlotte Apartment Association. He is 50 years old.

  Executive Officers Who Are Not Directors

     RAYMOND V. JONES. Mr. Jones is the Executive Vice President/Development and Construction. Prior to the formation of Summit Properties, Mr. Jones served as regional partner for the Charlotte division of the predecessor to Summit Properties, as well as a general partner of several of the partnerships which transferred Communities to the Operating Partnership when it was formed. Mr. Jones is a member of the Board of Directors and Chairman of the Charlotte Mecklenburg Housing Partnership, a non-profit venture organized to provide low income housing. Additionally, he is a member of the Board of Directors of Golf Trust of America, Inc. a recently formed real estate investment trust listed on the American Stock Exchange. He also served as President of the Charlotte Apartment Association and the Apartment Association of North Carolina. Mr. Jones is 49 years old.

     MICHAEL L. SCHWARZ. Mr. Schwarz is an Executive Vice President and Chief Financial Officer. Prior to joining Summit Properties in 1994, Mr. Schwarz was a co-founder and spent five years as the Senior Vice President and Chief Financial Officer of Industrial Developments International, Inc., a developer of industrial real estate. He is a certified public accountant. Mr. Schwarz served as the Chairman of the Board of The Study Hall of Emmaus House, a non-profit educational facility serving inner-city youths. Mr. Schwarz is 36 years old.

     WILLIAM B. HAMILTON. Mr. Hamilton was hired by Summit Properties in December 1996 to assume the positions of Executive Vice President/Property Management of Summit Properties and President of Summit Management Company, the Operating Partnership's management subsidiary. Prior to joining Summit Properties, Mr. Hamilton spent one year as a Senior Vice President with Insignia Management Group in Atlanta, Georgia where he was responsible for property and asset management for 50,000 multifamily apartments. For the four years immediately prior thereto, Mr. Hamilton was the President of NPI Property Management Corporation, where his management portfolio consisted of 31,000 multifamily apartments. Mr. Hamilton's experience in the property and asset management field for multifamily apartments has spanned more than 20 years. Mr. Hamilton has been designated a certified property manager by the Institute of Real Estate Management and a Certified Apartment Supervisor by the National Apartment Association. Mr. Hamilton is 49 years old.

     DAVID F. TUFARO. Mr. Tufaro is an Executive Vice President and Chief Investment Officer. Prior to the formation of Summit Properties, Mr. Tufaro served as regional partner for the Baltimore division of the predecessor to Summit Properties, as well as a general partner of several of the partnerships which transferred Communities to the Operating Partnership when it was formed. Mr. Tufaro currently serves as President of the Board of Directors of the Baltimore Corporation for Housing Partnerships, a non-profit housing sponsor for low income families, and is President of the Board of Directors of the Roland Park Community Foundation. Mr. Tufaro is 50 years old.

     JOHN T. GRAY. Mr. Gray was the Executive Vice President/Property Management of Summit Properties and the President of Summit Management Company, the Operating Partnership's management subsidiary, until his departure from Summit Properties in January 1997. Prior to the formation of Summit Properties, Mr. Gray was President of Old Summit Management Company, as well as a general partner of several of the partnerships which transferred Communities to the Operating Partnership when it was formed. From the formation of Old Summit Management Company in 1985 until his depature, he was responsible for the leasing, management and maintenance of the Communities, as well as all residential properties managed for related and unrelated third parties. Mr. Gray is 41 years old.

ITEM 6.  EXECUTIVE COMPENSATION

     The Operating Partnership is managed by Summit Properties, in its capacity as the general partner of the Operating Partnership. Consequently, the Operating Partnership has no directors or executive officers and pays no compensation. The information provided in this Item 6 reflects compensation paid to the Directors and executive officers of Summit Properties.

DIRECTOR COMPENSATION

     Directors of Summit Properties who are also employees receive no additional compensation for their services as directors. Non-employee Directors of Summit Properties (the "Independent Directors") received an annual director's fee of $12,000 in 1996. Each Independent Director also receives $1,000 for each regular meeting of the Board of Directors attended, $1,000 for each special meeting of the Board of Directors attended, $250 for each committee meeting attended if held concurrently with a Board of Directors regular or special meeting and $500 for each committee meeting attended if not held concurrently with a Board of Directors regular or special meeting. Under the Summit Properties 1994 Stock Option Plan, following each annual meeting of stockholders, each Independent Director also receives a non-qualified option to purchase 2,000 shares of Common Stock of Summit Properties ("Common Stock") at a price equal to the market price of the Common Stock on the date of grant.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to the Named Executive Officers, whose compensation exceeded $100,000 during the fiscal year ended December 31, 1996. Because Summit Properties completed its Initial Offering on February 15, 1994, amounts paid during 1994 reflect only the portion of the year following completion of the Initial Offering.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                                 ANNUAL          -------------------------
                                              COMPENSATION       RESTRICTED     SECURITIES
                                           ------------------      STOCK        UNDERLYING     ALL OTHER
                                           SALARY      BONUS       AWARDS        OPTIONS      COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR    ($)(1)       ($)         ($)            (#)           ($)(2)
---------------------------------  ----    -------    -------    ----------     ----------    ------------
William F. Paulsen...............  1996    232,875          0      231,075(3)          0          4,750
  President and Chief Executive    1995    232,875     72,491            0             0          4,620
  Officer                          1994    225,000     33,840            0        40,000          3,653
Raymond V. Jones.................  1996    165,000     60,000      154,050(4)          0          4,750
  Executive Vice President/        1995    155,250    100,359            0             0          4,620
  Development and Construction     1994    150,000     22,560            0        27,000          3,131
Michael L. Schwarz...............  1996    155,250     38,812            0             0          4,750
  Executive Vice President and     1995    155,250     63,414            0        30,000              0
  Chief Financial Officer          1994    150,000     39,420            0        27,000              0
David F. Tufaro..................  1996    155,250     43,112      154,050(5)          0          4,750
  Executive Vice President and     1995    155,250     40,000            0             0          4,130
  Chief Investment Officer         1994    150,000     22,560            0        27,000          1,666
John T. Gray.....................  1996    155,250     23,250            0             0          4,750
  Executive Vice President/        1995    155,250     59,533            0        30,000          4,192
  Property Management and          1994    150,000     26,280            0        27,000          3,553
  President of Summit Management
  Company

---------------

(1) Includes amounts deferred under Summit Properties' 401(k) plan. Under the plan, employees generally are permitted to invest up to 17% of their salary on a pre-tax basis, subject to a statutory maximum.

(2) Amounts represent matching contributions made by Summit Properties to the Named Executive Officer's account under Summit Properties' 401(k) plan.

(3) Mr. Paulsen received an award of 11,700 shares of restricted stock on January 12, 1996 under the Summit Properties 1994 Stock Option and Incentive Plan that vest over a five year period. The value of vested and unvested shares of such restricted stock as of December 31, 1996 was $258,862. Twenty percent (20%) of the shares of restricted stock vested on the date of the grant and twenty percent (20%) will vest on January 1st of each of the next four years. Dividends will be paid on the shares of restricted stock.

(4) Mr. Jones received an award of 7,800 shares of restricted stock on January 12, 1996 under the Summit Properties 1994 Stock Option and Incentive Plan that vest over a five year period. The value of vested and unvested shares of such restricted stock as of December 31, 1996 was $172,575. Twenty percent (20%) of the shares of restricted stock vested on the date of the grant and twenty percent (20%) will vest on January 1st of each of the next four years. Dividends will be paid on the shares of restricted stock.

(5) Mr. Tufaro received an award of 7,800 shares of restricted stock on January 12, 1996 under the Summit Properties 1994 Stock Option and Incentive Plan that vest over a five year period. The value of vested and unvested shares of such restricted stock as of

    December 31, 1996 was $172,575. Twenty percent (20%) of the shares of restricted stock vested on the date of the grant and twenty percent (20%) will vest on January 1st of each of the next four years. Dividends will be paid on the shares of restricted stock.

     Option Grants in Fiscal Year 1996. No options have been or will be granted to executive officers of Summit Properties with respect to the fiscal year ended December 31, 1996.

     Option Exercises and Year-End Holdings. The following table sets forth the aggregated number of options to purchase shares of Common Stock exercised in 1996 and the value of options to purchase shares of Common Stock held on December 31, 1996 by the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996 AND
                       FISCAL YEAR-END 1996 OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING             VALUE OF UNEXERCISED
                                                                   UNEXERCISED                IN-THE-MONEY
                                  SHARES                        OPTIONS AT FISCAL           OPTIONS AT FISCAL
                                ACQUIRED ON      VALUE             YEAR-END(#)               YEAR-END($)(1)
             NAME               EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
------------------------------  -----------   -----------   -------------------------   -------------------------
William F. Paulsen............    0             0                      40,000/0                    125,000/0
Raymond V. Jones..............    0             0                      27,000/0                     84,375/0
David F. Tufaro...............    0             0                      27,000/0                     84,375/0
John T. Gray..................    0             0                 39,000/18,000               144,315/89,910
Michael L. Schwarz............    0             0                 39,000/18,000               144,315/89,910

---------------

(1) Based on a closing price of $22.125 per share of Common Stock on December 31, 1996, the last 1996 trading day for Summit Properties' Common Stock.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

     Summit Properties has entered into employment agreements (the "Employment Agreements") with each of Messrs. Paulsen, Jones, Tufaro, Gray, Schwarz and Hamilton. The employment agreement with Mr. Gray has terminated as a result of his departure from Summit Properties in January 1997. The agreements with Messrs. Paulsen, Jones and Tufaro will expire on February 15, 1999 unless otherwise extended, although these officers can resign at any time after giving 180 days' prior written notice, without breaching such agreements. The agreement with Mr. Schwarz had an original term through February 16, 1996, and has been automatically extended until such time as terminated pursuant to the terms of such agreement. Mr. Hamilton's agreement will expire on December 5, 1998 unless otherwise extended pursuant to the terms of the agreement. The Employment Agreements provide that the officers will be paid the base salaries set forth next to their names in the Summary Compensation Table above, which amounts may be increased or decreased (subject to certain limitations) at the discretion of Summit Properties' Compensation Committee, plus any other amounts the Compensation Committee, in its discretion, determines to award. The Employment Agreements also provide for certain severance benefits. If the employment of Messrs. Paulsen, Jones or Tufaro is terminated by either Summit Properties without "cause" or by the employee for "cause" (as defined in the Employment Agreements) during the original term of the Employment Agreement, the terminated employee will be entitled to receive as severance an amount equal to his base salary, as in effect on the date of termination, through the remainder of his original term of employment under his Employment Agreement, payable over time. If the employment of Mr. Hamilton is terminated by Summit Properties without "cause" or by Mr. Hamilton for "cause" (as defined in the Employment Agreement), Mr. Hamilton will be entitled to receive as severance an amount equal to his base salary as in effect on the date of termination for a period of twelve months, payable over time, if such termination occurs during the original term of his Employment Agreement, or for a period of six months, payable over time, if such termination occurs subsequent to the original term of his Employment Agreement. Upon the termination of the employment of Messrs. Paulsen, Jones or Tufaro by reason of death or disability, his estate or he, as the case may be, will be entitled to receive a payment equal to his base salary, as in effect on the date of termination, through the remainder of his original term of employment under his Employment Agreement, except that in the case of termination by reason of disability the amount of such benefit shall be offset by the proceeds of any disability plan awards provided by Summit Properties. Upon the termination of the employment of Mr. Hamilton by reason of death or disability, his estate or he, as the case may be, will be entitled to receive a payment equal to his base salary, as in effect on the date of termination, for a period of twelve months, except that in the case of termination by reason of disability the amount of such benefit shall be offset by the proceeds of any disability plan awards provided by Summit Properties. The Employment Agreements provide that if any of Messrs. Paulsen, Jones, Tufaro or Hamilton are terminated by Summit Properties for "cause" or if they voluntarily terminate their employment (as defined in the Employment Agreements), no severance amount will be payable. If the employment of any of Messrs. Paulsen, Jones, Schwarz or Tufaro is terminated for any reason after the original term of his employment, no severance amount will be payable.

     Each of these officers also entered into noncompetition agreements (the "Noncompetition Agreements") with Summit Properties. These agreements (except for the agreements with Mr. Schwarz and Mr. Hamilton), subject to certain limited exceptions, prohibit such individuals from engaging, directly or indirectly, during the noncompetition period (the "Noncompetition Period") in any business which engages or attempts to engage in, directly or indirectly, the acquisition, development, construction, operation, management or leasing of any multifamily apartment residential real estate property within a 30 mile radius of any property that Summit Properties owns, operates or manages or that Summit Properties has undertaken to acquire, develop, construct, operate, manage or lease. The Noncompetition Period is the period beginning on the date of termination of employment and ending on the latest of (i) one year from the termination of their employment with Summit Properties or (ii) the date on which the severance amounts described above cease. Prior to their termination of employment, subject to certain limited exceptions, the Noncompetition Agreements prohibit all of the executive officers from engaging in any businesses other than those of Summit Properties without the prior written consent of the Board of Directors of Summit Properties (or in the case of Mr. Schwarz and Mr. Hamilton, without the prior written consent of the President of Summit Properties). The Noncompetition Agreements with each of the officers also prohibit such officers for certain periods after their termination from Summit Properties from hiring certain key employees of Summit Properties or participating in any efforts to persuade such employees to leave Summit Properties and from engaging in any manner, directly or indirectly, in any business which engages or attempts to engage in the acquisition, development, construction, operation, management or leasing of any of Summit Properties' then existing communities or development or acquisition opportunities. Under the Noncompetition Agreements, such officers are prohibited from disclosing trade secrets and, for certain periods, other confidential information of Summit Properties.

SEVERANCE AGREEMENTS

     On January 2, 1997, Summit Properties entered into Severance Agreements with each of Messrs. Paulsen, Jones, Schwarz, Hamilton and McGuire (the "Severance Agreements"). The Severance Agreements provide for the payment of severance benefits of up to three times such officer's annual base salary and cash bonus in the event of the termination of the officer's employment under certain circumstances following certain "change in control" or "combination transactions" involving a consolidation or merger. The benefits payable under the terms of the Severance Agreements are subject to reduction by the amount of any severance benefits payable under applicable Employment Agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Summit Properties' Compensation Committee consists of Messrs. Fishkind, Hance, Schwab and Crosland. None of these individuals has served as an officer of Summit Properties. Messrs. Hance, Schwab and Crosland serve as officers and directors of lending institutions that have provided financing and related services to the Operating Partnership. James H. Hance, Jr. is a Vice Chairman and the Chief Financial Officer of NationsBank Corporation ("NationsBank") and Nelson Schwab III and John Crosland, Jr. are members of the Board of Directors of First Union National Bank of North Carolina ("First Union"). NationsBank and First Union have provided the Operating Partnership with credit enhancements on certain of its communities financed with tax-exempt bonds. First Union is also the joint provider of the Operating Partnership's $150 million unsecured credit facility. In connection with the development of Summit Norcroft II, the Operating Partnership purchased a parcel of land in August 1996 from an affiliate of Mr. Crosland for a purchase price of $378,000.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Operating Partnership is managed by Summit Properties, in its capacity as the general partner of the Operating Partnership. As discussed above, Messrs. Hance and Schwab serve as officers and directors of lending institutions that have provided financing and related services to the Operating Partnership. James
H. Hance, Jr. is a Vice Chairman and the Chief Financial Officer of NationsBank, and Nelson Schwab III is a member of the Board of Directors of First Union. Both NationsBank and First Union provided the Operating Partnership with credit enhancements on certain of its Communities financed with tax-exempt bonds. First Union is also the joint provider of the Operating Partnership's $150 million unsecured credit facility. In connection with the development of Summit Norcroft II, the Operating Partnership purchased a parcel of land in August 1996 from an affiliate of Mr. Crosland for a purchase price of $378,000.

ITEM 8.  LEGAL PROCEEDINGS

     Neither the Operating Partnership nor any of the Communities is presently subject to any material litigation nor, to the Operating Partnership's knowledge, is any litigation threatened against the Operating Partnership or any of the Communities, other than routine actions for negligence or other claims and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and all of which collectively are not expected to have a material adverse effect on the business, financial condition or results of operations of the Operating Partnership.

ITEM 9.  MARKET PRICE AND DISTRIBUTIONS AND RELATED SECURITY HOLDER MATTERS

     There is no established public trading market for the Units. As of March 31, 1997, there were 113 holders of record of Units.

     The Operating Partnership increased its annualized distributions to unitholders to $1.59 per share from $1.55 in the first quarter of 1997. The Operating Partnership expects any future increases in its distributions to be made at levels that allow it to achieve a conservative payout ratio. The Operating Partnership currently intends to make regular quarterly distributions to unitholders. Any future distributions will be declared at the discretion of the Board of Directors of Summit Properties and will depend on actual cash flow of the Operating Partnership, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and such other factors as the Board of Directors may deem relevant.

     The following table sets forth the quarterly distributions per Unit declared by the Operating Partnership during the periods noted:

                                CALENDAR PERIOD                           DISTRIBUTION
          ------------------------------------------------------------    ------------
          1995:
            First Quarter.............................................       $.3775
            Second Quarter............................................       $.3775
            Third Quarter.............................................       $.3775
            Fourth Quarter............................................       $.3775
          1996:
            First Quarter.............................................       $.3875
            Second Quarter............................................       $.3875
            Third Quarter.............................................       $.3875
            Fourth Quarter............................................       $.3875
          1997:
            First Quarter.............................................       $.3975

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Operating Partnership has issued Units in private placements in reliance on the exemption from registration under Section 4(2) of the Securities Act in the amounts and for the consideration set forth below:

     - In October 1994, the Operating Partnership issued an aggregate of 38,500 Units (valued at approximately $735,000 at the time of the acquisition) to the seller of the land for Summit River Crossing in consideration of its interest in the property.

     - In connection with the Crosland Acquisition in May 1995, the Operating Partnership issued an aggregate of 1,485,998 Units (valued at approximately $26.2 million at the time of the acquisition) to the sellers of the Crosland Acquisition Communities in consideration of their interests in such properties.

     - In June 1995, the Operating Partnership issued 4,000,000 Units to Summit Properties in exchange for a cash contribution of approximately $65.9 million.

     - In December 1995, the Operating Partnership issued an aggregate of 45,359 Units (valued at approximately $896,000 at the time of the acquisition) to the seller of the land for Summit Ballantyne in consideration of its interest in the property.

     - In January 1996, the Operating Partnership issued an aggregate of 106,330 Units (valued at approximately $2.1 million at the time of the acquisition) to the sellers of the land for Summit Sedgebrook in consideration of their interest in the property.

     - In August 1996, the Operating Partnership issued 5,750,000 Units to Summit Properties in exchange for a cash contribution of approximately $97.6 million.

     - In January 1997, the Operating Partnership issued 315,029 Units to Summit Properties in exchange for a cash contribution of approximately $6.8 million.

     - In connection with the purchase of Summit Sand Lake in February 1997, the Operating Partnership issued (a) an aggregate of 194,495 Units (valued at approximately $3.9 million at the time of the acquisition) to the sellers of Summit Sand Lake in partial consideration of their interest in the property and (b) 243,608 Units to Summit Properties in exchange for Summit Properties' interest in the property, which was acquired through the issuance of 243,608 shares of Common Stock.

     - From time to time, Summit Properties has issued an aggregate of 59,527 shares of Common Stock pursuant to its Dividend Reinvestment Plan. Summit Properties has contributed the proceeds (approximately $1.0 million) of these sales to the Operating Partnership in consideration of an aggregate of 59,527 Units.

     - From time to time, Summit Properties has issued an aggregate of 85,856 shares of Common Stock pursuant to its 1996 Non-Qualified Employee Stock Purchase Plan. Summit Properties has contributed the proceeds (approximately $1.8 million) of these sales to the Operating Partnership in consideration of an aggregate of 85,856 Units.

     - From time to time, Summit Properties has issued an aggregate of 54,073 shares of Common Stock upon the exercise of stock options. Summit Properties has contributed the proceeds (approximately $1.0 million) of these sales to the Operating Partnership in consideration of an aggregate of 54,073 Units.

     - From time to time, Summit Properties has issued an aggregate of 72,939 shares of Common Stock in connection with restricted stock awards. Each time a share of Common Stock is issued in connection with such an award, the Operating Partnership issues a Unit to Summit Properties; consequently, 72,939 Units have been issued to Summit Properties to date.

     - From time to time, Summit Properties has issued an aggregate of 4,501 shares of Common Stock in connection with unrestricted stock awards. Each time a share of Common Stock is issued in connection with such an award, the Operating Partnership issues a Unit to Summit Properties; consequently, 4,501 Units have been issued to Summit Properties to date.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

GENERAL

     The following description is only a summary of certain provisions of the Operating Partnership Agreement and is subject to, and qualified in its entirety by, the Operating Partnership Agreement, a copy of which has been filed with the Commission.

VOTING RIGHTS

     Under the Operating Partnership Agreement, the Operating Partnership's limited partners (the "Limited Partners") do not have voting rights relating to the operation and management of the Operating Partnership except in connection with certain amendments to the Operating Partnership Agreement.

TRANSFERABILITY OF INTERESTS

     Summit Properties may not transfer any of its general partner interest or withdraw as the general partner of the Operating Partnership (the "General Partner"), or transfer any of its Units, unless Limited Partners (other than Summit Properties) holding a majority of Units consent to such transfer or withdrawal or such transfer is to an entity which is wholly-owned by Summit Properties and is a "qualified REIT subsidiary" under the Code.

     The Limited Partners generally may transfer their interests in the Operating Partnership, in whole or in part, without the consent of the General Partner. No Limited Partner has the right to substitute a transferee as a Limited Partner in his place without the consent of the General Partner, which consent may be withheld in the sole discretion of the General Partner.

ISSUANCE OF ADDITIONAL UNITS

     The Operating Partnership is authorized to issue Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as Summit Properties, as the General Partner, in its sole discretion, may deem appropriate.

REDEMPTION RIGHTS; PREEMPTIVE RIGHTS

     Pursuant to the Operating Partnership Agreement, the Limited Partners have redemption rights which, subject to certain limitations, enable them to cause the Operating Partnership to redeem each Unit for cash equal to the value of a share of Common Stock of Summit Properties or, at Summit Properties' election, Summit Properties may purchase each Unit offered for redemption for cash or one share of Common Stock of Summit Properties (the "Redemption Rights"). In connection with any capital contribution made to the Operating Partnership, the Limited Partners (other than Summit Properties) have the right to contribute to the Operating Partnership an amount equal to or less than their then-existing percentage interest in such capital contribution.

MANAGEMENT LIABILITY AND INDEMNIFICATION

     The Operating Partnership Agreement generally provides that the General Partner will incur no liability to the Operating Partnership or any Limited Partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. In addition, the General Partner is not responsible for any misconduct or negligence on the part of its agents provided the General Partner appointed such agents in good faith. The Operating Partnership Agreement also provides for indemnification of the General Partner, the Directors and officers of the General Partner, and such other persons as the General Partner may from time to time designate, against any and all losses, claims, damages, liabilities, joint or several expense (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership in which such person may be involved.

AMENDMENT

     Amendments to the Operating Partnership Agreement may be proposed by the General Partner or by Limited Partners (other than Summit Properties) holding twenty percent (20%) or more of the partnership interests. Certain amendments that would, among other things, convert a Limited Partner's interest to a General Partner interest, modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner, alter rights of a Limited Partner to receive distributions or allocations, alter or modify the Redemption Rights in a manner adverse to a Limited Partner, or cause the termination of the Operating Partnership prior to the expiration of the term of the Operating Partnership Agreement, require the consent of each Limited Partner adversely affected by such amendment.

MANAGEMENT FEES AND EXPENSES

     Summit Properties may not be compensated for its services as General Partner. However, Summit Properties may be reimbursed for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Operating Partnership.

DISTRIBUTIONS AND ALLOCATIONS

     The Operating Partnership Agreement provides that the Operating Partnership will distribute all available cash (as defined in the Operating Partnership Agreement) on at least a quarterly basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

     Profit and loss of the Operating Partnership for each fiscal year of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder.

TERM

     The Operating Partnership will continue until December 31, 2093, or until sooner dissolved upon (i) withdrawal of the General Partner (unless the Limited Partners elect to continue the Operating Partnership), (ii) through December 31, 2053, an election to dissolve the Operating Partnership made by the General Partner with the consent of the Limited Partners (including Summit Properties) holding 85% of the limited partner interests in the Operating Partnership, (iii) on or after January 1, 2054, an election to dissolve the Operating Partnership made by the General Partner in its sole and absolute discretion, (iv) entry of a decree of judicial dissolution, (v) the sale of all or substantially all of the assets of the Operating Partnership, or (vi) a final and non-appealable judgment ruling the General Partner bankrupt or insolvent (unless the Limited Partners elect to continue the Operating Partnership prior to the entry of such order or judgment).

TAX MATTERS

     Pursuant to the Operating Partnership Agreement, the General Partner will be the tax matters partner of the Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Operating Partnership is managed by Summit Properties, which serves as general partner of the Operating Partnership.

     Summit Properties' Articles of Incorporation and Bylaws limit the liability of Summit Properties' Directors and officers to Summit Properties and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit; or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of Summit Properties or its stockholders to obtain other relief, such as an injunction or rescission.

     Summit Properties' Articles of Incorporation and Bylaws also require Summit Properties to indemnify its Directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. Maryland law permits a corporation to indemnify its directors, officers and certain other parties against judgements, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified party actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

     Pursuant to the authority granted in Summit Properties' Articles of Incorporation and Bylaws, Summit Properties and its affiliate the Operating Partnership have entered into indemnification agreements with each of Summit Properties' Directors and executive officers. The indemnification agreements require, among other matters, that Summit Properties indemnify its executive officers and Directors to the fullest extent permitted by law and advance to such officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Summit Properties must also indemnify and advance all expenses incurred by such officers and Directors seeking to enforce their rights under the indemnification agreements and may cover such officers and Directors under the Summit Properties' directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides assurance to Directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the Stockholders to eliminate the rights it provides.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     See "Index to Financial Statements and Supplementary Data" on page F-1 of this Form 10.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not Applicable.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

     (a)Financial Statements and Financial Statement Schedules

        See "Index to Financial Statements and Supplementary Data" on page F-1 of this Form 10.

     (b) Exhibits


      3.1      Agreement of Limited Partnership of the Operating Partnership, as amended(5)
     10.1      Option and Transfer Agreement among the Management Company, William F. Paulsen and the Operating Partnership(1)
     10.2      Letter of Commitment to enter into the Mortgage Loan between the Operating
               Partnership and The Northwestern Mutual Life Insurance Company(1)
     10.2.1    Promissory Note(2)
     10.2.2    Mortgage and Security Agreement and Financing Statement(2)
     10.3      $31,000,000 Loan Agreement from Wachovia Bank of North Carolina, N.A.(3)
     10.4      $150,000,000 Credit Agreement(4)
     12.1      Calculation of Ratios of Earnings to Fixed Charges(5)
     21.1      List of Subsidiaries(5)
     23.1      Consent of Reznick Fedder & Silverman
     23.2      Consent of Deloitte & Touche LLP
     23.3      Consent of Arthur Andersen LLP
     23.4      Consent of Reznick Fedder & Silverman
     27.1      Financial Data Schedule(5)


---------------

(1) Previously filed as an exhibit to Summit Properties' Registration Statement on Form S-11, File Number 33-72454.

(2) Previously filed as an exhibit to Summit Properties' Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

(3) Previously filed as an exhibit to Summit Properties' Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996.

(4) Previously filed as an exhibit to Summit Properties' Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(5) Previously filed as an exhibit to this Registration Statement.

              INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

SUMMIT PROPERTIES PARTNERSHIP, L.P.:

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................   F-2
Balance Sheets as of March 31, 1997 (Unaudited), December 31, 1996 and 1995...........   F-3
Statements of Earnings for the Three Months Ended March 31, 1997 and 1996 (Unaudited),
  and the Years Ended December 31, 1996, 1995 and 1994................................   F-4
Statements of Partners' Equity for the Three Months Ended March 31, 1997 (Unaudited),
  and the Years Ended December 31, 1996, 1995 and 1994................................   F-5
Statements of Cash Flows for the Three Months Ended March 31, 1997 and 1996
  (Unaudited), and the Years Ended December 31, 1996, 1995 and 1994...................   F-6
Notes to Financial Statements.........................................................   F-7
The following financial statement supplementary data of the Operating Partnership required to be included is listed below:
Schedule III -- Real Estate and Accumulated Depreciation..............................  F-19

All other schedules are omitted because they are not applicable or not required.

ACQUISITIONS:

Portofino Place, Ltd. (currently Summit Portofino): Financial Statements for the Years
  Ended December 31, 1996 and 1995 and Independent Auditors' Report...................  F-22
Summit Mayfaire Apartments: Historical Summary of Revenues and Direct Operating
  Expenses for the Year Ended December 31, 1996 and Independent Auditors' Report......  F-32
Sand Lake Joint Venture (currently Summit Sand Lake): Financial Statements as of
  December 31, 1996 and Report of Independent Certified Public Accountants............  F-36
Summit American Associates (currently Summit Plantation): Financial Statements for the
  Year Ended December 31, 1995 and Independent Auditors' Report.......................  F-45
Summit Properties Partnership, L.P. Pro Forma Condensed Consolidated Statement of
  Earnings for the Three Months Ended March 31, 1997..................................  F-54
Summit Properties Partnership, L.P. Pro Forma Condensed Consolidated Statement of
  Earnings for the Year Ended December 31, 1996.......................................  F-56

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Summit Properties Inc.
Charlotte, North Carolina

     We have audited the accompanying balance sheets of Summit Properties Partnership, L.P. as of December 31, 1996 and 1995, and the related statements of earnings, partners' equity, and cash flows of Summit Properties Partnership, L.P. and Predecessors (Summit Entities -- see Note 1), as more fully described in Note 1, for each of the three years in the period ended December 31, 1996. Our audits also included the financial statement schedule listed in the Index on page F-1. These financial statements and financial statement schedule are the responsibility of the management of Summit Properties Partnership, L.P. and Predecessors. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Summit Properties Partnership, L.P. as of December 31, 1996 and 1995, and the results of operations and cash flows of Summit Properties Partnership, L.P. and Predecessors for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Charlotte, North Carolina
March 24, 1997

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                 DECEMBER 31,
                                                             MARCH 31,       ---------------------
                                                                1997           1996         1995
                                                            ------------     --------     --------
                                                            (UNAUDITED)
ASSETS
Real estate assets:
     Land and land improvements...........................    $111,565       $102,605     $ 90,336
     Buildings and improvements...........................     526,963        472,996      399,057
     Furniture, fixtures and equipment....................      46,076         43,021       36,336
                                                              --------       --------     --------
                                                               684,604        618,622      525,729
     Less: accumulated depreciation.......................     (90,832)       (85,651)     (67,884)
                                                              --------       --------     --------
          Operating real estate assets....................     593,772        532,971      457,845
     Construction in progress.............................     103,568         86,157       59,300
     Investment in real estate joint venture..............          --             --        1,235
                                                              --------       --------     --------
          Net real estate assets..........................     697,340        619,128      518,380
Cash and cash equivalents.................................       3,378          3,665        2,881
Restricted cash...........................................       4,809          4,121        4,188
Investment in Summit Management Company...................         554            687          590
Deferred financing costs, net of accumulated amortization
  of $2,685, $2,441 and $1,914 in 1997, 1996 and 1995.....       4,436          4,675        5,398
Other assets..............................................       2,897          3,088        2,172
                                                              --------       --------     --------
Total assets..............................................    $713,414       $635,364     $533,609
                                                              ========       ========     ========
LIABILITIES AND PARTNERS' EQUITY
Liabilities:
     Notes payable........................................    $368,562       $309,933     $297,010
     Accrued interest payable.............................       1,700          1,318          903
     Accounts payable and accrued expenses................      11,736          7,257        7,850
     Distributions payable................................      10,757         10,244        7,699
     Security deposits and prepaid rents..................       3,685          3,196        2,651
                                                              --------       --------     --------
          Total liabilities...............................     396,440        331,948      316,113
                                                              --------       --------     --------
Commitments
Partners' equity:
     Operating units issued and outstanding 27,297,098,
       26,434,920 and 20,433,793
       General partner -- outstanding 272,971, 264,349 and
          204,338.........................................       3,901          3,766        2,718
       Limited partners -- outstanding 27,024,127,
          26,170,571 and 20,229,455.......................     313,073        299,650      214,778
                                                              --------       --------     --------
          Total partners' equity..........................     316,974        303,416      217,496
                                                              --------       --------     --------
Total liabilities and partners' equity....................    $713,414       $635,364     $533,609
                                                              ========       ========     ========

                       See notes to financial statements.

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.

                             STATEMENTS OF EARNINGS
                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

                                           THREE MONTHS ENDED
                                                MARCH 31,                    YEARS ENDED DECEMBER 31,
                                        -------------------------   -------------------------------------------
                                           1997          1996          1996            1995            1994
                                        -----------   -----------   -----------     -----------     -----------
                                               (UNAUDITED)
Revenues:
    Rental............................  $    25,780   $    20,190   $    88,864     $    70,773     $    54,198
    Other property income.............        1,321         1,014         4,683           3,356           2,582
    Property management...............      --            --            --              --                  536
    Interest..........................           76            76           558             461             416
    Development and other fees from
      related parties.................      --                 72            72             112             385
    Other income......................           72            78           312             292             317
                                        -----------   -----------   -----------     -----------     -----------
             Total revenues...........       27,249        21,430        94,489          74,994          58,434
                                        -----------   -----------   -----------     -----------     -----------
Expenses:
    Property operating and
      maintenance:
         Personnel....................        2,166         2,005         8,368           6,640           5,033
         Advertising and promotion....          380           286         1,417             698             504
         Utilities....................        1,167           979         4,115           3,432           2,782
         Building repairs and
           maintenance................        1,943         1,550         7,547           6,116           4,456
         Real estate taxes and
           insurance..................        2,695         2,177         8,823           6,965           5,552
         Depreciation.................        5,181         4,130        18,208          15,141          11,700
         Property supervision.........          662           504         2,240           1,848           1,430
         Other operating expenses.....          801           623         2,716           2,313           1,745
                                        -----------   -----------   -----------     -----------     -----------
                                             14,995        12,254        53,434          43,153          33,202
    Property management...............      --            --            --              --                  366
    Interest..........................        4,550         4,149        17,138          14,802          14,067
    General and administrative........          646           625         2,557           1,949           1,756
    REIT formation costs..............      --            --            --              --                  457
    Loss (income) in equity
      investments:
         Summit Management Company....          130           166           173              80              59
         Real estate joint venture....      --                 (1)      --                  (41)        --
                                        -----------   -----------   -----------     -----------     -----------
             Total expenses...........       20,321        17,193        73,302          59,943          49,907
                                        -----------   -----------   -----------     -----------     -----------
Income before extraordinary items.....        6,928         4,237        21,187          15,051           8,527
Extraordinary items...................      --            --               (626)           (539)          8,566
                                        -----------   -----------   -----------     -----------     -----------
Net income............................        6,928         4,237        20,561          14,512          17,093
Net income allocated to general
  partner.............................          (69)          (42)         (206)           (145)           (171)
                                        -----------   -----------   -----------     -----------     -----------
Net income allocated to limited
  partners............................  $     6,859   $     4,195   $    20,355     $    14,367     $    16,922
                                        ===========   ===========   ===========     ===========     ===========
Per unit data:
    Income before extraordinary
      items...........................  $      0.26   $      0.21   $      0.92     $      0.83     $      0.64
                                        ===========   ===========   ===========     ===========     ===========
    Net income........................  $      0.26   $      0.21   $      0.90     $      0.80     $      1.28
                                        ===========   ===========   ===========     ===========     ===========
    Distributions declared............  $      0.40   $      0.39   $      1.55     $      1.51     $      1.29
                                        ===========   ===========   ===========     ===========     ===========
    Weighted average units............   27,057,351    20,615,923    22,940,998      18,116,664      13,389,757
                                        ===========   ===========   ===========     ===========     ===========

                       See notes to financial statements.

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.

                         STATEMENTS OF PARTNERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                               GENERAL     LIMITED
                                                               PARTNER     PARTNERS      TOTAL
                                                               -------     --------     --------
Balance, December 31, 1993...................................              $(38,127)    $(38,127)
     Capital distributions...................................               (16,308)     (16,308)
     Distributions...........................................  $  (191)     (18,885)     (19,076)
     Contributions from Summit Properties related to:
          Proceeds from public offering......................    1,996      197,601      199,597
          Issuance of stock grants...........................        1           59           60
     Purchase of prior owner's interest......................      (59)      (5,826)      (5,885)
     Contributions related to land acquisition...............        7          728          735
     Net income..............................................      171       16,922       17,093
                                                               -------     --------     --------
Balance, December 31, 1994...................................    1,925      136,164      138,089
     Distributions...........................................     (284)     (28,112)     (28,396)
     Contributions from Summit Properties related to:
          Proceeds from public offering......................      659       65,278       65,937
          Proceeds from Dividend Reinvestment Plan...........        2          238          240
          Issuance of stock grants...........................    --              28           28
     Contributions related to property acquisitions..........      262       25,928       26,190
     Contributions related to land acquisition...............        9          887          896
     Net income..............................................      145       14,367       14,512
                                                               -------     --------     --------
Balance, December 31, 1995...................................    2,718      214,778      217,496
     Distributions...........................................     (365)     (36,096)     (36,461)
     Contributions from Summit Properties related to:
          Proceeds from public offering......................      976       96,658       97,634
          Proceeds from Dividend Reinvestment and Employee
            Stock Purchase Plans.............................       16        1,581        1,597
          Exercise of stock options..........................        3          284          287
          Amortization of restricted stock...................        2          200          202
     Contributions related to land acquisition...............      210        1,890        2,100
     Net income..............................................      206       20,355       20,561
                                                               -------     --------     --------
Balance, December 31, 1996...................................    3,766      299,650      303,416
     Distributions...........................................     (109)     (10,795)     (10,904)
     Contributions from Summit Properties related to:
          Proceeds from public offering......................       68        6,744        6,812
          Issuance of stock related to acquisitions..........       49        4,885        4,934
          Proceeds from Dividend Reinvestment and Employee
            Stock Purchase Plans.............................       11        1,046        1,057
          Exercise of stock options..........................        7          711          718
          Amortization of restricted stock...................        1           73           74
     Contributions related to land acquisition...............       39        3,900        3,939
     Net income..............................................       69        6,859        6,928
                                                               -------     --------     --------
Balance, March 31, 1997 (unaudited)..........................  $ 3,901     $313,073     $316,974
                                                               =======     ========     ========

                       See notes to financial statements.

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                              THREE MONTHS ENDED
                                                   MARCH 31,           YEARS ENDED DECEMBER 31,
                                              -------------------   ------------------------------
                                                1997       1996       1996       1995       1994
                                              --------   --------   --------   --------   --------
                                                  (UNAUDITED)
Cash flows from operating activities:
     Net income.............................  $  6,928      4,237   $  20,561  $  14,512   $ 17,093
     Adjustments to reconcile net income to
       net cash provided by operating
       activities:
       Extraordinary items..................        --         --         626        539     (8,566)
       Loss on equity method investments....       130        165         173         39         59
       Depreciation and amortization........     5,437      4,377      19,183     15,978     12,542
       Decrease (increase) in restricted
          cash..............................      (688)       (30)        235        575       (239)
       Decrease (increase) in other
          assets............................       324     (1,023)       (866)      (992)       582
       Increase (decrease) in accrued
          interest payable..................       365         26         333        (47)    (4,388)
       Increase in accounts payable and
          accrued expenses..................     1,528      1,431         386        209        112
       Increase in security deposits and
          prepaid rents.....................        44         53         545        181        330
                                              --------   --------   ---------  ---------  ---------
               Net cash provided by
                 operating activities.......    14,068      9,236      41,176     30,994     17,525
                                              --------   --------   ---------  ---------  ---------
Cash flows from investing activities:
     Construction of real estate assets and
       land acquisitions, net of payables...   (12,768)   (16,400)    (87,081)   (52,499)   (94,249)
     Capitalized interest...................    (1,340)      (970)     (4,266)    (3,110)      (686)
     Recurring capital expenditures.........      (455)      (561)     (3,291)    (2,180)    (1,710)
     Non-recurring capital expenditures.....      (922)      (721)     (2,973)      (864)        --
     Purchase of Communities................   (40,408)        --      (6,360)    (5,081)        --
     Purchase of non-continuing investors'
       interests............................        --         --          --         --    (20,834)
     Investment in Summit Management
       Company..............................        --         --          --         --       (260)
     Proceeds from investments..............        --         --          --         --      3,998
                                              --------   --------   ---------  ---------  ---------
               Net cash used in investing
                 activities.................   (55,893)   (18,652)   (103,971)   (63,734)  (113,741)
                                              --------   --------   ---------  ---------  ---------
Cash flows from financing activities:
     Debt proceeds..........................    44,648     17,284      89,359     97,075    193,542
     Debt repayments........................    (1,245)      (574)    (90,783)  (101,650)  (269,021)
     Distributions to unitholders...........   (10,447)    (7,747)    (34,000)   (26,157)   (13,615)
     Payment of financing costs.............        (5)      (108)       (515)    (1,033)    (5,202)
     Contributions from Summit Properties
       related to:
       Proceeds from public offering........     6,812       (138)     97,634     65,937    199,597
       Proceeds from Dividend Reinvestment
          and Employee Stock Purchase
          Plans.............................     1,057        144       1,597        268         --
       Exercise of stock options............       718         --         287         --         --
     Capital distributions..................        --         --          --         --    (16,308)
                                              --------   --------   ---------  ---------  ---------
               Net cash provided by
                 financing activities.......    41,538      8,861      63,579     34,440     88,993
                                              --------   --------   ---------  ---------  ---------
Net increase (decrease) in cash and cash
  equivalents...............................      (287)      (555)        784      1,700     (7,223)
Cash and cash equivalents, beginning of
  year......................................     3,665      2,881       2,881      1,181      8,404
                                              --------   --------   ---------  ---------  ---------
Cash and cash equivalents, end of year......     3,378   $  2,326   $   3,665  $   2,881  $   1,181
                                              ========   ========   =========  =========  =========
Supplemental disclosure of cash flow
  information:
Cash paid for interest, net of capitalized
  interest..................................  $  3,939   $  3,848   $  15,780  $  13,762  $  15,027
                                              ========   ========   =========  =========  =========

                       See notes to financial statements.

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND FORMATION OF THE OPERATING PARTNERSHIP

     Summit Properties Partnership, L.P. (the "Operating Partnership"), a Delaware limited partnership, was formed on January 14, 1994 to conduct the business of developing, leasing and managing multifamily apartment communities for Summit Properties Inc. ("Summit Properties"). On February 15, 1994, Summit Properties completed an initial public offering ("Initial Offering"). In connection with the Initial Offering, the Operating Partnership consummated a business combination involving the partnerships (the "Property Partnerships") which owned the 27 communities acquired in connection with the Initial Offering and the affiliated entities which provided development, construction, management and leasing services to each of those communities prior to the Initial Offering (collectively, the "Summit Entities"). A portion of the proceeds from the Initial Offering was used by Summit Properties to acquire an economic and voting interest in the Operating Partnership, which was formed to succeed to substantially all of the interests of the Property Partnerships in the 27 communities and the operations of the Summit Entities (the "Formation"). Summit Properties became the sole general partner and the majority owner of the Operating Partnership upon completion of the Initial Offering. Summit Properties is a self-administered and self-managed equity real estate investment trust ("REIT").

     In June 1995, Summit Properties completed the sale of 4 million shares of Common Stock (the "1995 Offering"). In August 1996, Summit Properties completed the sale of 5.75 million shares of Common Stock (the "1996 Offering"). The net proceeds of $65.9 million and $97.6 million from the 1995 and 1996 Offerings, respectively, were contributed to the Operating Partnership in exchange for units of limited partnership interest in the Operating Partnership ("Units"), and the Operating Partnership used the proceeds to repay mortgage debt and to fund current development projects.

     Net income per Unit on a pro forma basis for the years ended December 31, 1996 and 1995 would not have changed materially assuming the 1996 Offering and the 1995 Offering had occurred on January 1, 1996 and 1995, respectively.

     Summit Properties conducts all of its business through the Operating Partnership and its subsidiaries. Summit Properties holds 84.8% of the outstanding partnership interests of the Operating Partnership, consisting of a 1% general partner interest and an 83.8% limited partner interest. The Operating Partnership is obligated to redeem each Unit at the request of the holder for cash equal to the fair market value of one share of Common Stock, except that Summit Properties may elect to acquire each Unit presented for redemption for cash or one share of Common Stock. Summit Properties has issued Common Stock in connection with all redemptions to date. With each redemption of outstanding Units for Summit Properties' Common Stock, Summit Properties' percentage ownership interest in the Operating Partnership will increase. In addition, whenever Summit Properties issues shares of Common Stock, Summit Properties will contribute any net proceeds therefrom to the Operating Partnership and the Operating Partnership will issue an equivalent number of Units to Summit Properties.

     Distributions to holders of Units are made to enable distributions to be made to Summit Properties' shareholders under Summit Properties' dividend policy. Federal income tax laws require Summit Properties, as a REIT, to distribute 95% of its ordinary taxable income. The Operating Partnership makes distributions to Summit Properties to enable it to satisfy this requirement.

2.  BASIS OF PRESENTATION

     For the period after the Initial Offering, the accompanying financial statements include the accounts of the Operating Partnership. For the period prior to the Initial Offering, the accompanying financial statements reflect the combined accounts of the Summit Entities.

     In conjunction with the Initial Offering, construction, management and leasing activities for third parties were transferred to Summit Management Company (the "Management Company"). The Operating Partner-

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

ship has a 99% economic interest in the Management Company but controls only 1% of the voting stock. The remaining 99% of the voting stock is held by an executive officer of the Operating Partnership, which stock is subject to certain restrictions on transfer designed to ensure that the holder of the Management Company's voting stock will have interests aligned with those of the Operating Partnership. Because of the Operating Partnership's ability to exercise significant influence, the Management Company is accounted for on the equity method of accounting. Prior to the Initial Offering on February 15, 1994, these activities were included in the Statement of Earnings on a combined basis.

     As a result of the Formation, the partners and owners of the entities comprising the Summit Entities have either retained their existing ownership interests, received shares of Common Stock of Summit Properties or received Units in the Operating Partnership. Purchase accounting was applied to the acquisition of all non-controlled interests in which cash consideration was paid. The acquisition of all other interests was accounted for as a reorganization of entities under common control and, accordingly, was reflected at historical cost in a manner similar to that in pooling of interests accounting.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     REAL ESTATE ASSETS AND DEPRECIATION -- Real estate assets are stated at depreciated cost reduced for any estimated impairment in value of which there is none.

     Expenditures directly related to the acquisition, development and improvement of real estate assets are capitalized at cost as land, buildings and improvements. Improvements are broken down into recurring capital expenditures and nonrecurring capital expenditures. Nonrecurring capital expenditures primarily consist of the cost of improvements such as new garages, initial water meters, major renovations and improvements made in conjunction with acquisitions. All other improvements are deemed to be recurring capital expenditures.

     Ordinary repairs and maintenance, including carpet replacements and interior painting, are expensed as incurred; major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties (buildings -- 40 years; land improvements -- 15 years; furniture, fixtures and equipment -- 5 to 7 years).

     The Operating Partnership records its real estate assets at cost less accumulated depreciation and adjusts carrying value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of", which was issued by the Financial Accounting Standards Board in March 1995 and adopted by the Operating Partnership in 1996. SFAS No. 121 requires that long-lived assets, such as real estate assets, be reviewed whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. If the sum of the estimated future net cash flows (undiscounted and without interest charges) from an asset to be held and used is less than the book value of the asset, an impairment loss must be recognized in the amount of the difference between book value and fair value as opposed to the difference between book value and net realizable value under the previous accounting standard. For long-term assets like apartment communities, the determination of whether there is an impairment loss is dependent primarily on the Operating Partnership's estimates on occupancy, rent and expense increases, which involve numerous assumptions and judgments as to future events over a period of many years. Assets to be disposed of are reported at the lower of carrying value or fair value less costs to sell. At December 31, 1996 the Operating Partnership does not hold any assets that meet the impairment criteria of SFAS No. 121.

     RENTAL REVENUE RECOGNITION -- The Operating Partnership leases its residential properties under operating leases with terms which are generally one year or less. Rental revenue is recognized on the accrual method of accounting as earned.

     PROPERTY MANAGEMENT -- The Management Company provides property management services for properties which it does not own. Revenue is recognized when earned, as the services are provided.

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     CASH AND CASH EQUIVALENTS -- For purposes of the statement of cash flows, the Operating Partnership considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     RESTRICTED CASH -- Restricted cash is comprised primarily of resident security deposits, bond repayment escrows and replacement reserve escrows.

     DEFERRED FINANCING COSTS -- Deferred financing costs include fees and costs incurred to obtain long-term financings and are amortized on the straight-line method over the terms of the related debt. Such amortization is included in interest expense in the accompanying statements of earnings.

     INTEREST AND REAL ESTATE TAXES -- Interest and real estate taxes incurred during the construction period are capitalized and depreciated over the lives of the constructed assets. Interest capitalized was $4.3 million, $3.1 million and $686,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     INCOME TAXES -- Operations were conducted through a variety of partnerships prior to the Formation, and through the Operating Partnership subsequent to the Formation. In accordance with partnership taxation, each partner was responsible for reporting its share of taxable income or loss. Accordingly, no provision has been made in the accompanying financial statements for federal, state or local income taxes.

     PER UNIT DATA -- Earnings per Unit with respect to the Operating Partnership for the years ended December 31, 1996, 1995 and 1994 are computed based upon the weighted average number of Units outstanding during the period.

     ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4.  PROPERTY MANAGEMENT AND RELATED PARTY TRANSACTIONS

     In conjunction with the Formation, construction, management and leasing activities for third parties were transferred to the Management Company, which is accounted for using the equity method of accounting. Prior to the Formation on February 15, 1994, these activities were included in the Summit Entities' Statement of Earnings on a combined basis. The net assets of the Management Company are not material, therefore no balance sheet information is presented.

     The Management Company has a wholly-owned subsidiary, Summit Apartment Builders, Inc. (the "Construction Company"), which conducts certain construction activities. The activities of the Construction Company are accounted for on a consolidated basis with those of the Management Company. The net assets of the Construction Company are not material.

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of the Management Company operations for the years ended December 31, 1996, 1995, and 1994 is as follows (in thousands):

                                                                           FEBRUARY 16,     JANUARY 1,
                                                                             1994 TO         1994 TO
                                                                 TOTAL     DECEMBER 31,    FEBRUARY 15,
                                              1996      1995      1994         1994            1994
                                             ------    ------    ------    ------------    ------------
Property management fees...................  $4,706    $5,189    $5,122       $4,586           $536
Construction company income................     529       288       264          264             --
Other management company income............     129       155       149          149             --
                                             ------    ------    ------       ------           ----
       Total revenues......................   5,364     5,632     5,535        4,999            536
Property management expenses:
  Operating................................   4,407     4,581     4,512        4,146            366
  Depreciation.............................     110       120        53           53             --
  Amortization.............................     278       274       219          219             --
  Interest.................................     300       300       262          262             --
                                             ------    ------    ------       ------           ----
                                              5,095     5,275     5,046        4,680            366
Construction company expenses..............     442       437       378          378             --
                                             ------    ------    ------       ------           ----
       Total expenses......................   5,537     5,712     5,424        5,058            366
                                             ------    ------    ------       ------           ----
Net income (loss) of Summit Management
  Company..................................  $ (173)   $  (80)   $  111       $  (59)          $170
                                             ======    ======    ======       ======           ====

     Interest and amortization expenses are related to the Management Company's purchase from the Operating Partnership of its rights to third party management contracts for $2.5 million, payable over time under a promissory note executed by the Management Company. Corresponding amounts of interest income and amortization of deferred revenue (included in other income) are included in the Operating Partnership's operating results.

     The Management Company provides management services to apartment communities in which executive officers and certain Directors of Summit Properties are general partners. The Management Company received management fees of approximately $267,000, $294,000 and $1.0 million for the performance of such services for the years ended December 31, 1996, 1995 and 1994, respectively.

     Property management fees include $2.0 million, $3.0 million and $2.9 million of fees from unrelated third parties in 1996, 1995 and 1994, respectively.

     Construction Company income is earned from construction contracts with the Operating Partnership or from joint ventures in which the Operating Partnership has an interest. Income from contracts with the Operating Partnership was $529,000, $311,000 and $154,000 for the years ended December 31, 1996, 1995 and
1994 respectively. The Operating Partnership had $1.3 million and $978,000 of construction contracts payable to the Construction Company as of December 31, 1996 and 1995, respectively.

     The Operating Partnership's investment in the Management Company as of December 31, 1996 and 1995, reported on the equity method, includes the following (in thousands):

                                                                       1996        1995
                                                                      -------     -------
     Equity investment..............................................  $   (32)    $   121
     Note receivable................................................    2,500       2,500
     Deferred gain on sale of third party contract rights...........   (1,781)     (2,031)
                                                                      -------     -------
                                                                      $   687     $   590
                                                                      =======     =======

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

5.  NOTES PAYABLE

     Notes payable consist of the following (in thousands):

                                                        INTEREST       PRINCIPAL OUTSTANDING
                                                       RATE AS OF           DECEMBER 31,
                                                      DECEMBER 31,     ----------------------
                                                          1996           1996          1995
                                                      ------------     --------      --------
FIXED RATE DEBT
     Mortgage Loan..................................     5.88%         $122,950      $125,000
     Mortgage Loan..................................     7.71%           29,653        30,000
     Mortgage Loan..................................     8.00%            8,638         8,712
     Mortgage Notes.................................  7.75%-9.80%        32,104        32,485
     Tax Exempt Mortgage Notes......................  6.95%-7.25%         9,369         9,468
                                                                       --------      --------
          Total Mortgage Debt.......................                    202,714       205,665
     Unsecured Note.................................     7.85%           16,000            --
     Unsecured Note.................................     7.61%           15,000            --
                                                                       --------      --------
          Total Fixed Rate Debt.....................                    233,714       205,665
VARIABLE RATE DEBT
     Unsecured Credit Facility......................  LIBOR + 110        22,357         4,396
     Tax Exempt Bonds...............................     5.60%           53,862        54,840
     Development Loans Repaid in 1996...............                         --        32,109
                                                                       --------      --------
          Total Variable Rate Debt..................                     76,219        91,345
                                                                       --------      --------
Total Outstanding Indebtedness......................                   $309,933      $297,010
                                                                       ========      ========

     The London Interbank Offered Rate (LIBOR) at December 31, 1996 was 5.56%.

     MORTGAGE LOANS -- The 5.88% fixed rate Mortgage Loan requires monthly principal and interest payments on a 24-year amortization schedule with a balloon payment due at maturity in February, 2001. The Operating Partnership has an option to extend the final maturity date for a period of up to two years at an interest rate equal to the then current year treasury rate plus a predetermined spread.

     The 7.71% fixed rate Mortgage Loan requires monthly principal and interest payments on a 25-year amortization schedule with a balloon payment due at maturity in December, 2005.

     The 8.00% Mortgage Loan requires monthly principal and interest payments on a 30-year amortization schedule with a balloon payment due at maturity in September, 2005.

     MORTGAGE NOTES -- The Mortgage Notes bear interest at fixed rates ranging from 7.75% to 9.80% and require monthly interest and principal payments over the life of the notes. The weighted average interest rate and debt maturity at December 31, 1996 for these nine Mortgage Notes were 8.43% and 20.6 years, respectively.

     TAX EXEMPT MORTGAGE NOTES -- The Tax Exempt Mortgage Notes bear interest at fixed rates ranging from 6.95% to 7.25% and require monthly interest and principal payments over the life of the notes. The weighted average interest rate and debt maturity at December 31, 1996 for these two mortgage notes were 7.12% and 29.5 years, respectively.

     UNSECURED NOTES -- In August 1996, the Operating Partnership obtained $31.0 million of unsecured debt financing consisting of a $16.0 million note with a six-year term and a $15.0 million note with a four-year term (collectively, the "Unsecured Notes"). The notes require quarterly interest only payments until the end of the respective terms.

     UNSECURED CREDIT FACILITY -- The Operating Partnership obtained a $150 million unsecured credit facility (the "Unsecured Credit Facility") on November 18, 1996 to replace a $50 million secured credit facility. The

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Unsecured Credit Facility has a three-year term and currently bears interest at LIBOR + 110 basis points. The interest rate can be reduced based upon an upgrade in the Company's unsecured credit rating. The Unsecured Credit Facility provides $25 million for general working capital purposes with the remainder available to finance development projects and acquisitions. The Unsecured Credit Facility is repayable monthly on an interest-only basis with the balance of all principal and accrued interest due no later than November 18, 1999.

     The Unsecured Credit Facility and the Unsecured Notes require Summit Properties and the Operating Partnership to comply with certain affirmative and negative covenants including the requirements: (i) that Summit Properties maintain its qualification as a REIT; (ii) that the ratio of unencumbered assets to debt equal or exceed 150%; (iii) that the ratio of debt to assets not exceed 60%; (iv) that the maximum secured debt not exceed $350 million or 40% of assets; (v) that the Operating Partnership maintain a debt service ratio of not less than 1.75 to 1; and (vi) that the Operating Partnership maintain a ratio of adjusted funds flow, as defined, to debt of greater than .15 to 1.

     VARIABLE RATE TAX EXEMPT BONDS -- The effective interest rate of the variable rate tax exempt bonds was 4.99% for the year ended December 31, 1996. These bonds bear interest at various rates set by a remarketing agent at the demand note index plus 0.50%, set weekly, or the lowest percentage of prime which allows the resale at a price of par. The bonds contain covenants which require that the Operating Partnership lease or hold for lease 20% (or 25% under certain state or local requirements) of the apartment homes for moderate-income residents. The bonds require maintenance of letters of credit or surety bonds (credit enhancements) aggregating $55.6 million. The credit enhancements on four of the five tax exempt bonds ($46.6 million of debt) provide for a principal amortization schedule which approximates a 25-year term during the term of the credit enhancement.

     Real estate assets with a net book value of $297.8 million serve as collateral for the various debt agreements.

     The aggregate maturities of all debt for each of the years ending December 31 are as follows (in thousands):

                               FIXED RATE    FIXED RATE    FIXED RATE    TAX EXEMPT    UNSECURED
                                MORTGAGE      MORTGAGE      UNSECURED     VARIABLE       CREDIT
                                  LOANS         NOTES         NOTES      RATE BONDS     FACILITY     TOTAL
                               -----------   -----------   -----------   -----------   ----------   --------
1997.........................    $  3,091      $   519       $    --       $ 1,010      $     --    $  4,620
1998.........................       3,287          560            --         1,055            --       4,902
1999.........................       3,497          604            --         1,105        22,357      27,563
2000.........................       3,718          653        15,000         1,130            --      20,501
2001.........................     112,407          705            --         1,150            --     114,262
Thereafter...................      35,241       38,432        16,000        48,412            --     138,085
                                 --------      -------       -------       -------      --------    --------
                                 $161,241      $41,473       $31,000       $53,862      $ 22,357    $309,933
                                 ========      =======       =======       =======      ========    ========

     EXTRAORDINARY ITEMS -- The 1996 extraordinary item resulted from the write-off of deferred financing costs on development loans repaid with the proceeds from the 1996 Offering and with the proceeds of the $31.0 million of unsecured notes.

     The 1995 extraordinary items resulted from the write-off of deferred financing costs on variable rate mortgage debt repaid with the proceeds from the 1995 Offering and with the proceeds of the $30 million mortgage loan, and from the write-off of deferred financing costs related to the refunding of two variable rate tax exempt bonds.

     In conjunction with the debt repayment related to the Initial Offering in 1994, the Operating Partnership incurred prepayment penalties of $4.3 million on certain mortgage indebtedness, expenses of $2.5 million associated with the write-off of deferred financing costs related to mortgages satisfied with proceeds of the

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Initial Offering, and the write-off of accrued interest and mortgages payable that was not required to be repaid of $15.4 million.

6.  CROSLAND ACQUISITION

     During the second quarter of 1995, the Operating Partnership completed an acquisition of 12 apartment communities and a 75% interest in another apartment community, which were owned by The Crosland Group, Inc. and its affiliates (the "Crosland Acquisition"). The Crosland Acquisition added a total of 2,025 apartments to the Operating Partnership's portfolio and was accounted for using the purchase method of accounting. The costs of the Crosland Acquisition have been allocated on the basis of the fair values of the assets acquired and liabilities assumed (See Note 9-D).

     The following summary of unaudited pro forma results of operations presents information as if the Crosland Acquisition had occurred at the beginning of each fiscal year. In addition, the year ended December 31, 1994 information is presented as if the Initial Offering had occurred at the beginning of 1994. The pro forma information for the years ended December 31, 1995 and 1994 is provided for informational purposes only and is not indicative of results which would have occurred or which may occur in the future (in thousands, except per Unit amounts):

                                                                              1995      1994
                                                                             -------   -------
Net revenues...............................................................  $80,239   $71,298
Income before extraordinary items..........................................   15,358    11,776
Net income.................................................................   14,819    11,776
Earnings per Unit:
  Income before extraordinary items........................................      .82       .72
  Net income...............................................................      .79       .72

7.  COMMITMENTS

     The estimated cost to complete nine development projects currently under construction was approximately $128.1 million at December 31, 1996. Anticipated construction completion dates of the projects range from the second quarter of 1997 to the first quarter of 1999.

     The Operating Partnership has a commitment to purchase a Community being constructed in Atlanta, Georgia for approximately $27.5 million. The Operating Partnership expects the purchase to close in the fourth quarter of 1998 after the Community reaches rental stabilization.

     The Operating Partnership rents office space in several locations. Rental expense for the years ended December 31, 1996, 1995 and 1994 amounted to $109,000, $125,000 and $123,000 ($376,000 in 1996, $405,000 in 1995 and $377,000
in 1994 including amounts recorded at the Management Company). Future minimum rental payments for the next five years for those operating leases (including the Management Company) that have initial or remaining non-cancelable lease terms in excess of one year are as follows (in thousands):

                              YEARS ENDING DECEMBER 31:
          -----------------------------------------------------------------
          1997.............................................................  $  395
          1998.............................................................     402
          1999.............................................................     407
          2000.............................................................     131
          2001.............................................................      72
          Thereafter.......................................................       2
                                                                             ------
                                                                             $1,409
                                                                             ======

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  EMPLOYEE BENEFIT PLANS

  Profit Sharing Plan

     The employees of Summit Properties, the Operating Partnership and its subsidiaries (the "Summit Employees") are participants in Summit Properties' defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code which covers all Summit Employees with one year or greater service. The Operating Partnership's contributions are equal to one-half of each Summit Employee's contribution up to a maximum of 3% of each Summit Employee's compensation. Aggregate contributions (including the Management Company) of approximately $223,000, $191,000 and $189,000 were made for the years ended December 31, 1996, 1995 and 1994, respectively.

  Stock Option Plan

     In 1994, Summit Properties established the 1994 Stock Option Plan ("the Plan") in which the Summit Employees participate. Under the Plan, 1,000,000 shares of Summit Properties' Common Stock are reserved for issuance. The Operating Partnership must issue a Unit for each share of Common Stock issued under the Plan. The Plan provides that the option price shall not be less than the fair market value of the shares at the date of grant. The options vest in three or five annual installments on the anniversaries of the date of grant, except for shares granted to independent directors of Summit Properties, which vest at the date of grant.

     A summary of changes in common stock options for the three years ended December 31, 1996 is as follows:

                                                                                 WEIGHTED AVERAGE
                                                                      OPTIONS     EXERCISE PRICE
                                                                      --------   -----------------
YEAR ENDED DECEMBER 1994
     Granted........................................................   482,500        $ 19.13
     Forfeited......................................................   (52,600)         19.00
                                                                       -------
          Outstanding at December 31, 1994..........................   429,900          19.14
YEAR ENDED DECEMBER 1995
     Granted........................................................   130,000          17.13
     Forfeited......................................................   (20,800)         19.72
                                                                       -------
          Outstanding at December 31, 1995..........................   539,100          18.64
YEAR ENDED DECEMBER 1996
     Granted........................................................    28,000          19.30
     Exercised......................................................   (15,073)         19.04
     Forfeited......................................................   (53,381)         19.22
                                                                       -------
          Outstanding at December 31, 1996..........................   498,646          18.60
                                                                       =======

     Exercise prices for options outstanding as of December 31, 1996 ranged from $17.13 to $20.75. The weighted average remaining contractual life of those options is 7.5 years.

     As of December 31, 1996, 1995 and 1994 options to purchase 283,228, 132,784 and 9,000 shares of Common Stock were exercisable, respectively. The weighted average exercise price for the shares exercisable as of December 31, 1996, 1995 and 1994 was $18.36, $19.03 and $19.83, respectively.

     The estimated weighted average fair value of options granted were $2.10 per share in 1996 and $1.61 per share in 1995. Summit Properties applies Accounting Principal Board Opinion No. 25 and related interpretations in measuring compensation costs for its stock options. Accordingly, no compensation cost has been recognized for its stock options granted to the Summit Employees. Had compensation cost for the Summit Properties' stock options been determined based on the fair value at the grant dates, consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Operating Partnership's net income and net income per Unit for the years ended December 31, 1996

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

and 1995 would have changed to the pro forma amounts indicated below (dollars in thousands except per Unit amounts):

                                                                              1996      1995
                                                                             -------   -------
Pro forma net income.......................................................  $20,501   $14,499
Pro forma net income per Unit..............................................      .89       .80

     The fair value of options granted during 1996 and 1995 were estimated on the date of grant using the binomial option-pricing model with the following weighted-average assumptions: dividend yields ranging from 7.80% to 8.82%, expected volatility of 16%, risk free interest rate of 6.52%, and expected lives of 10 years.

     In addition, the Plan provides for the issuance of stock grants to the Summit Employees. Summit Properties granted 56,046 shares of restricted stock grants under the Plan in January, 1996. The market value of the restricted stock grants, net of shares subsequently retired, totaled $1.0 million. Unearned compensation is being amortized to expense over the five year vesting period. Unrestricted stock grants of 1,639 shares were issued in the year ended December 31, 1995. The Operating Partnership recognized $223,000 and $28,000 of expense in the statement of earnings in the years ended December 31, 1996 and 1995, respectively, relative to the stock grants.

  Employee Stock Purchase Plan

     In 1996, Summit Properties established a non-qualified employee stock purchase plan. The plan allows Summit Employees to purchase up to $100,000 per year of Summit Properties Common Stock. The price of the shares of the Common Stock purchased will be the lesser of 85 percent of the closing price of such shares either on (a) the first day of each six month purchase period, or (b) the last day of each six month purchase period. Total shares issued under the plan in 1996 were 44,362 with a market value of approximately $871,000. An additional 41,493 shares with a market value of approximately $908,000 were issued in January, 1997 under the plan. The Operating Partnership recognized (including the Management Company) $151,000 of expense in the statement of earnings in the year ended December 31, 1996 relative to the employee stock purchase plan.

9.  SUPPLEMENTAL CASH FLOW INFORMATION

     Non-cash investing and financing activities for the years ended December 31, 1996, 1995 and 1994 are as follows:

     A. The Operating Partnership issued 106,330 Units, valued at $2.1 million at issuance, for the purchase of land in the first quarter of 1996.

     B. In 1996, Summit Properties awarded 52,086 shares (net of 3,960 shares issued but subsequently retired) of restricted stock valued at $1.0 million to Summit Employees.

     C. On April 1, 1996, the Operating Partnership acquired its joint venture partner's interest in the Summit Plantation (formerly Plantation Cove) apartment community. The Operating Partnership paid $6.4 million in cash for the remaining 75% interest in this joint venture, which is now owned entirely by the Operating Partnership. The recording of the purchase is summarized as follows (in thousands):

     Fixed assets.............................................................  $ 21,913
     Current assets...........................................................       202
     Deferred charges.........................................................        95
     Debt assumed.............................................................   (14,347)
     Current liabilities assumed..............................................      (288)
     Investment in real estate joint venture..................................    (1,215)
                                                                                --------
     Net cash paid............................................................  $  6,360
                                                                                ========

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     D. In the second quarter of 1995, the Operating Partnership completed its Crosland Acquisition. The Operating Partnership purchased the communities by assuming debt, issuing approximately 1.5 million Operating Partnership Units, assuming certain liabilities and current assets, and the payment of cash. The recording of the purchase is summarized as follows (in thousands):

     Fixed assets.............................................................  $ 82,935
     Restricted cash..........................................................     1,427
     Other assets.............................................................       481
     Debt assumed.............................................................   (52,576)
     Current liabilities assumed..............................................      (996)
     Value of units issued....................................................   (26,190)
                                                                                --------
     Net cash paid............................................................  $  5,081
                                                                                ========

     E. A $9.1 million tax-exempt bond was assumed with the purchase of the Stony Point Community in 1994.

     F. The Operating Partnership transferred certain third party property management contracts to the Management Company in exchange for a promissory note of $2.5 million in 1994. To record the transaction, the Operating Partnership recorded the promissory note and included in other liabilities $2.5 million of deferred revenue to be amortized over the estimated lives of the contracts.

     G. The Operating Partnership accrued a distribution payable of $10.2 million, $7.7 million and $5.5 million at December 31, 1996, 1995 and 1994, respectively.

     H. Purchase accounting was applied to the acquisition of non-continuing investors' interests for which cash consideration was paid resulting in an increase of $14.9 million in the historical cost basis of the related real estate assets in 1994.

     I. The Operating Partnership issued 45,359 Units (valued at $896,000) for the purchase of land in 1995.

     J. The Operating Partnership issued 38,500 Units (valued at $735,000) for the purchase of land in 1994.

10.  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Cash and cash equivalents, rents receivable, accounts payable, accrued expenses, security deposits, other liabilities, tax-exempt bond indebtedness and the Unsecured Credit Facility are carried at amounts which reasonably approximate their fair values at December 31, 1996.

     Fixed rate mortgage debt and unsecured notes with a carrying value of $233.7 million has an estimated aggregate fair value of $229.3 million at December 31, 1996. Rates currently available to the Operating Partnership for debt with similar terms and maturities were used to estimate the fair value of this debt.

     The fair value estimates presented herein are based on information available to management as of December 31, 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively re-valued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

11.  GEOGRAPHIC CONCENTRATION

     The Operating Partnership's completed Communities are concentrated in three major markets:

                                                              NUMBER OF      APARTMENT
                                                              APARTMENT       HOMES--%         % OF
                           MARKET                               HOMES       OF PORTFOLIO     REVENUES
------------------------------------------------------------  ---------     ------------     --------
I-85 Corridor (Raleigh, NC to Atlanta, GA)..................     5,062            43%            42%
Washington, DC/Virginia.....................................     2,169            19%            21%
Central/South Florida.......................................     3,685            31%            31%
Other.......................................................       872             7%             6%
                                                                ------           ---            ---
                                                                11,788           100%           100%
                                                                ======           ===            ===

12.  INCOME TAXES

     Financial Accounting Standard No. 109, "Accounting for Income Taxes" requires a public enterprise to disclose the aggregate difference in the basis of its net assets for financial and tax reporting purposes. The carrying value reported in the Operating Partnership's financial statements exceeded the tax basis by approximately $24.1 million and $28.5 million, as of December 31, 1996 and 1995, respectively. The change between December 31, 1996 and 1995 was primarily due to financial depreciation exceeding tax depreciation by approximately $5.7 million.

     A reconciliation of net income as reported for financial and tax reporting purposes for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands):

                                                                    1996       1995        1994
                                                                   -------    -------    --------
Net income for financial reporting purposes.....................   $20,561    $14,512    $ 17,093
Excess of financial reporting depreciation over tax
  depreciation..................................................     5,749      5,384       3,901
Nontaxable cancellation of debt income..........................        --         --     (15,547)
Contingent interest expense not deducted for tax purposes.......        --         --       2,020
Loss of Summit Entities prior to formation of Operating
  Partnership...................................................        --         --       1,427
Other...........................................................      (166)       (95)        267
                                                                   -------    -------     -------
Taxable income of the Operating Partnership.....................   $26,144    $19,801    $  9,161
                                                                   =======    =======     =======

13.  SUBSEQUENT EVENTS

     On January 6, 1997, the Operating Partnership purchased Summit Portofino (formerly Portofino Place), a 322 apartment community located in Broward County, Florida. Summit Portofino, built in 1995, was purchased for $28.0 million in cash. Concurrently with the purchase, Summit Properties sold 315,029 shares of Common Stock for cash. Summit Properties contributed the proceeds of the sale of Common Stock to the Operating Partnership in exchange for Units. The proceeds were then used to fund a portion of the purchase price.

     On January 15, 1997, the Operating Partnership purchased Summit Mayfaire (formerly The Mayfaire), a 144 apartment community located in Raleigh, North Carolina. Summit Mayfaire, built in 1995, was purchased for $9.65 million in cash.

     On February 20, 1997, the Operating Partnership purchased Summit Sand Lake (formerly The Vining at Sand Lake), a 416 apartment community located in Orlando, Florida. Summit Sand Lake, built in 1995, was purchased for $26.8 million. The Operating Partnership issued 194,495 Units in the Operating Partnership to the seller, issued 243,608 Units to Summit Properties in exchange for Summit Properties issuing 243,608 shares of Common Stock to the seller, assumed $15.2 million in debt and paid the remaining $2.7 million balance in cash.

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

14.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for the years 1996 and 1995 are as follows (in thousands):

                                                             YEAR ENDED DECEMBER 31, 1996
                                                      -------------------------------------------
                                                       FIRST      SECOND       THIRD      FOURTH
                                                      -------     -------     -------     -------
Revenues............................................  $21,430     $23,062     $24,771     $25,226
Income before extraordinary items...................    4,237       4,345       5,740       6,865
Extraordinary items.................................       --          --        (626)         --
Net income..........................................    4,237       4,345       5,114       6,865
Income per unit:
     Income before extraordinary items..............     0.21        0.21        0.24        0.26
     Net income.....................................     0.21        0.21        0.21        0.26

                                                             YEAR ENDED DECEMBER 31, 1995
                                                      -------------------------------------------
                                                       FIRST      SECOND       THIRD      FOURTH
                                                      -------     -------     -------     -------
Revenues............................................  $15,891     $17,872     $20,267     $20,964
Income before extraordinary items...................    2,804       3,345       4,479       4,423
Extraordinary items.................................       --         (78)         --        (461)
Net income..........................................    2,804       3,267       4,479       3,962
Income per unit:
     Income before extraordinary items..............     0.19        0.20        0.22        0.22
     Net income.....................................     0.19        0.19        0.22        0.19

15.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following summary of selected unaudited pro forma results of operations presents information as if the Acquisitions as described in Note 13 and the Summit Plantation acquisition had occurred at the beginning of the three months ended March 31, 1997 and 1996. The selected pro forma results are provided for informational purposes only and are not indicative of results that would have occurred or which may occur in the future (dollars in thousands, except per unit amounts):

                                                                       1997            1996
                                                                    -----------     -----------
Net revenues......................................................      $27,871         $24,215
                                                                     ==========      ==========
Net income........................................................       $6,937          $4,127
                                                                     ==========      ==========
Net income per unit...............................................        $0.25           $0.19
                                                                     ==========      ==========
Weighted average units............................................   27,325,244      21,369,055
                                                                     ==========      ==========

                                                                    SCHEDULE III
                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                 GROSS AMOUNT AT WHICH
                                         INITIAL COSTS                      COSTS             CARRIED AT CLOSE OF PERIOD
                           ------------------------------------------    CAPITALIZED    ---------------------------------------
                                                         BUILDINGS       SUBSEQUENT                    BUILDINGS
                             RELATED                        AND              TO                           AND
        COMMUNITY          ENCUMBRANCES     LAND      IMPROVEMENTS(6)    ACQUISITION      LAND      IMPROVEMENTS(6)    TOTAL(1)
-------------------------- ------------    -------    ---------------    -----------    --------    ---------------    --------
Atlanta, GA
  Summit Glen.............    $   (2)      $ 3,652       $      --        $  11,732     $  3,693       $  11,691       $ 15,384
  Summit Springs..........        (2)        2,575              --           11,974        2,667          11,882         14,549
  Summit Village..........        (2)        3,212              --           13,132        3,653          12,691         16,344
Charlotte, NC
  Summit Arbors...........        --           780           5,066               33          780           5,099          5,879
  Summit Charleston.......        (2)        1,094              --            6,129        1,095           6,128          7,223
  Summit Creek............        --         1,430           9,125              154        1,430           9,279         10,709
  Summit Crossing.........     4,213           768           5,174               58          768           5,232          6,000
  Summit Fairview.........        --           404              --            4,299          536           4,167          4,703
  Summit Foxcroft.........     2,788           925           3,797              178          925           3,975          4,900
  Summit Green............        --         1,970              --           16,582        1,970          16,582         18,552
  Summit Hollow I & II....     4,873         1,470           7,463              290        1,472           7,751          9,223
  Summit Norcroft.........        (2)        1,072              --            7,063        1,253           6,882          8,135
  Summit Radbourne........     8,683         1,395          12,607               53        1,395          12,660         14,055
  Summit Simsbury.........        (3)          650           4,570               58          650           4,628          5,278
  Summit Touchstone.......        (3)          766           5,568               77          766           5,645          6,411
Greenville, SC
  Summit Beacon Ridge.....        --         1,053              --            5,691        1,154           5,590          6,744
  Summit East Ridge.......     5,156           900           6,303               97          910           6,390          7,300
Indianapolis, IN
  Summit River Crossing...        --         2,562              --           16,549        2,562          16,549         19,111
Ohio
  Summit Blue Ash.........        (2)        2,033              --           11,712        2,170          11,575         13,745
  Summit Park.............        --         1,680              --           10,603        1,921          10,362         12,283
Orlando, FL
  Summit Fairways.........        --         2,819              --           14,849        2,819          14,849         17,668
Raleigh/Central, NC Summit
  Creekside...............     2,877           414           3,614               35          414           3,649          4,063
  Summit Eastchester......     3,872           912           4,699              124          912           4,823          5,735
  Summit Highland.........        --         1,374              --            6,214        1,374           6,214          7,588
  Summit Hill I...........        --         1,224           8,500               27        1,224           8,527          9,751
  Summit Hill II..........        --         1,474              --            9,909        1,474           9,909         11,383
  Summit Oak..............     2,585           400           3,065               25          400           3,090          3,490
  Summit Old Town.........     3,097           774           4,693               64          774           4,757          5,531
  Summit Sherwood.........     3,329         1,102           4,863               46        1,106           4,905          6,011
  Summit Square...........        (2)        2,757              --           14,986        3,775          13,968         17,743
Richmond, VA
  Summit Breckenridge.....        --           812              --           11,700          812          11,700         12,512
  Summit Stony Point......        (4)        1,638          13,041              286        1,638          13,327         14,965
  Summit Waterford........        (2)        1,568              --           14,265        1,949          13,884         15,833



                                                                        DEPRECIABLE
                            ACCUMULATED       DATE OF         DATE         LIVES
        COMMUNITY           DEPRECIATION    CONSTRUCTION    ACQUIRED       YEARS
--------------------------  ------------    ------------    --------    -----------
Atlanta, GA
  Summit Glen.............    $ (2,117)        5/90-8/92       4/90     5-40 years
  Summit Springs..........      (3,225)       12/88-4/90      12/88     5-40 years
  Summit Village..........      (2,921)        9/89-1/91       8/89     5-40 years
Charlotte, NC
  Summit Arbors...........        (318)           1986(5)      5/95     5-40 years
  Summit Charleston.......      (2,270)      10/85-12/86       7/85     5-40 years
  Summit Creek............        (959)           1983(5)      9/94     5-40 years
  Summit Crossing.........        (342)           1985(5)      5/95     5-40 years
  Summit Fairview.........      (1,844)        3/82-3/83       3/82     5-40 years
  Summit Foxcroft.........        (288)           1979(5)      5/95     5-40 years
  Summit Green............        (428)        1/95-6/96      12/94     5-40 years
  Summit Hollow I & II....        (552)           1976(5)      5/95     5-40 years
  Summit Norcroft.........      (1,560)        2/90-3/91      12/89     5-40 years
  Summit Radbourne........        (675)           1991(5)      5/95     5-40 years
  Summit Simsbury.........        (294)           1985(5)      5/95     5-40 years
  Summit Touchstone.......        (358)           1986(5)      5/95     5-40 years
Greenville, SC
  Summit Beacon Ridge.....      (1,713)        1/88-7/88       1/88     5-40 years
  Summit East Ridge.......        (388)           1986(5)      6/95     5-40 years
Indianapolis, IN
  Summit River Crossing...        (334)        3/95-9/96      10/94     5-40 years
Ohio
  Summit Blue Ash.........      (1,893)        1/92-5/92       1/91     5-40 years
  Summit Park.............      (2,998)        4/88-4/89       1/88     5-40 years
Orlando, FL
  Summit Fairways.........        (100)       9/95-12/96       8/95     5-40 years
Raleigh/Central, NC Summit
  Creekside...............        (258)           1981(5)      5/95     5-40 years
  Summit Eastchester......        (356)           1981(5)      5/95     5-40 years
  Summit Highland.........      (2,270)        3/86-1/87      11/85     5-40 years
  Summit Hill I...........        (880)           1991(5)      6/94     5-40 years
  Summit Hill II..........        (292)       11/94-6/96       6/94     5-40 years
  Summit Oak..............        (220)           1982(5)      5/95     5-40 years
  Summit Old Town.........        (347)           1979(5)      5/95     5-40 years
  Summit Sherwood.........        (360)           1968(5)      5/95     5-40 years
  Summit Square...........      (3,138)        3/89-8/90       2/89     5-40 years
Richmond, VA
  Summit Breckenridge.....      (4,021)        7/85-5/87       6/85     5-40 years
  Summit Stony Point......      (1,568)           1986(5)      2/94     5-40 years
  Summit Waterford........      (3,229)        1/89-6/90      11/88     5-40 years

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                 GROSS AMOUNT AT WHICH
                                         INITIAL COSTS                      COSTS             CARRIED AT CLOSE OF PERIOD
                           ------------------------------------------    CAPITALIZED    ---------------------------------------
                                                         BUILDINGS       SUBSEQUENT                    BUILDINGS
                             RELATED                        AND              TO                           AND
        COMMUNITY          ENCUMBRANCES     LAND      IMPROVEMENTS(6)    ACQUISITION      LAND      IMPROVEMENTS(6)    TOTAL(1)
-------------------------- ------------    -------    ---------------    -----------    --------    ---------------    --------
South Florida
  Summit Aventura.........        --         6,367              --           24,923        6,368          24,922         31,290
  Summit Del Ray..........        (2)        3,120              --           14,772        5,402          12,490         17,892
  Summit Palm Lake........        (2)        4,949              --           16,764        5,083          16,630         21,713
  Summit Plantation.......        --         3,428          18,485                0        3,428          18,485         21,913
Tampa/Sarasota, FL
  Summit Gateway..........        (4)        1,738              --           10,235        2,256           9,717         11,973
  Summit Hampton..........        (4)        2,577              --           12,009        2,972          11,614         14,586
  Summit Heron's Run......        (2)        3,154              --           10,429        3,192          10,391         13,583
  Summit Lofts............        --         1,800           7,337              582        1,800           7,919          9,719
  Summit McIntosh.........        --         1,862              --           10,047        1,942           9,967         11,909
  Summit Perico...........        (2)        1,588              --           11,616        2,174          11,030         13,204
  Summit Providence.......        (2)        3,043              --           16,841        3,391          16,493         19,884
  Summit Station..........        --         1,688              --           10,062        1,989           9,761         11,750
  Summit Walk.............        --           568             237            5,392          983           5,214          6,197
Washington, DC
  Summit Belmont..........        (4)          974              --           10,944          984          10,934         11,918
  Summit Meadow...........        (2)        2,313              --            8,397        2,539           8,171         10,710
  Summit Pike Creek.......        (4)        1,132              --           10,895        1,259          10,768         12,027
  Summit Reston...........        --         5,434          26,255              403        5,434          26,658         32,092
  Summit Windsor..........        (2)          644                            6,297          969           5,972          6,941
                                           -------       ---------        ---------     --------       ---------       --------
        Total.............                 $94,038       $ 154,462        $ 369,602     $102,606       $ 515,496       $618,102
                                           =======       =========        =========     ========       =========       ========



                                                                        DEPRECIABLE
                            ACCUMULATED       DATE OF         DATE         LIVES
        COMMUNITY           DEPRECIATION    CONSTRUCTION    ACQUIRED       YEARS
--------------------------  ------------    ------------    --------    -----------
South Florida
  Summit Aventura.........        (965)       6/94-12/95      12/93     5-40 years
  Summit Del Ray..........      (2,016)        1/92-2/93       1/92     5-40 years
  Summit Palm Lake........      (3,196)        3/90-2/92       1/90     5-40 years
  Summit Plantation.......        (453)      1/94-7/95(5)      4/96     5-40 years
Tampa/Sarasota, FL
  Summit Gateway..........      (2,856)        1/86-1/87      12/85     5-40 years
  Summit Hampton..........      (4,089)       11/86-3/88      10/86     5-40 years
  Summit Heron's Run......      (2,449)       7/89-10/90       6/89     5-40 years
  Summit Lofts............        (835)           1990(5)     10/94     5-40 years
  Summit McIntosh.........      (2,514)        7/89-6/90       1/89     5-40 years
  Summit Perico...........      (2,687)        1/89-2/90       8/88     5-40 years
  Summit Providence.......      (4,168)        9/88-2/91       4/88     5-40 years
  Summit Station..........      (2,074)       10/89-9/90       9/89     5-40 years
  Summit Walk.............        (665)        4/92-2/93       4/92     5-40 years
Washington, DC
  Summit Belmont..........      (3,621)        1/86-5/87       1/86     5-40 years
  Summit Meadow...........      (2,025)        8/89-8/90       2/89     5-40 years
  Summit Pike Creek.......      (3,436)       11/86-2/88       4/86     5-40 years
  Summit Reston...........      (2,785)           1987(5)      4/94     5-40 years
  Summit Windsor..........      (1,681)        8/88-8/89       3/95     5-40 years
                              --------
        Total.............    $(85,031)
                              ========

---------------

(1) The aggregate cost for federal income tax purposes at December 31, 1996 is $559.0 million.

(2) Encumbered by fixed rate mortgages of $153 million.

(3) Encumbered by fixed rate mortgage of $8.6 million.

(4) Collateral for letters of credit in an aggregate amount of $55.6 million which serve as collateral for $53.9 million in tax exempt bonds.

(5) Property purchased by Operating Partnership. Date reflects date construction completed.

(6) Includes furniture, fixtures and equipment.

                                                                    SCHEDULE III

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                             (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

     A summary of activity for real estate assets and accumulated depreciation is as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
REAL ESTATE ASSETS (1):
     Balance at beginning of year..........................  $524,772     $407,707     $313,698
                                                             --------     --------     --------
     Acquisitions..........................................    21,913       82,935       75,921
     Improvements..........................................     4,780        2,560        1,710
     Developments..........................................    66,637       31,570           --
     Step-up in basis and other costs related to Initial
       Offering............................................        --           --       16,378
                                                             --------     --------     --------
                                                               93,330      117,065       94,009
                                                             --------     --------     --------
     Balance at end of year................................  $618,102     $524,772     $407,707
                                                             ========     ========     ========
ACCUMULATED DEPRECIATION (1):
     Balance at beginning of year..........................  $ 66,978     $ 51,957     $ 40,367
     Depreciation..........................................    18,053       15,021       11,590
                                                             --------     --------     --------
     Balance at end of year................................  $ 85,031     $ 66,978     $ 51,957
                                                             ========     ========     ========

---------------

(1) Includes only apartment communities and does not include fixed assets used in property development, construction and management of apartment communities.

                              FINANCIAL STATEMENTS
                        AND INDEPENDENT AUDITORS' REPORT

                             PORTOFINO PLACE, LTD.

                           DECEMBER 31, 1996 AND 1995

                             PORTOFINO PLACE, LTD.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INDEPENDENT AUDITORS' REPORT..........................................................  F-24
FINANCIAL STATEMENTS
  BALANCE SHEETS......................................................................  F-25
  STATEMENTS OF OPERATIONS............................................................  F-26
  STATEMENTS OF PARTNERS' EQUITY......................................................  F-27
  STATEMENTS OF CASH FLOWS............................................................  F-28
  NOTES TO FINANCIAL STATEMENTS.......................................................  F-29

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Portofino Place, Ltd.

     We have audited the accompanying statements of financial position of Portofino Place, Ltd. as of December 31, 1996 and 1995, and the related statements of operations, partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Portofino Place, Ltd. as of December 31, 1996 and 1995, and the results of its operations, changes in partners' equity, and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            /s/ REZNICK FEDDER & SILVERMAN

Bethesda, Maryland
March 3, 1997

                             PORTOFINO PLACE, LTD.

                                 BALANCE SHEETS

                                     ASSETS

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1996            1995
                                                                -----------     -----------
    ASSETS
      Rental property, less accumulated depreciation..........  $18,919,008     $19,746,437
      Cash....................................................      438,663         597,867
      Construction escrow.....................................       12,869          32,869
      Cash held for tenant security deposits..................      240,587         206,878
      Accounts receivable
         Tenant...............................................       11,715          18,872
         Other................................................       15,762          10,241
      Prepaid expenses and deposits...........................       16,049          19,472
      Deferred financing and organization costs less
         accumulated amortization of $186,631 and $124,421....       17,472          79,682
                                                                -----------     -----------
              TOTAL ASSETS....................................  $19,672,125     $20,712,318
                                                                ===========     ===========

                               LIABILITIES AND PARTNERS' EQUITY
    LIABILITIES
      Construction loans payable..............................  $16,554,000     $16,790,516
      Retainage payable.......................................           --          20,000
      Accounts payable
         Trade................................................       45,895          40,086
         Related party........................................       26,980          27,472
         Interest.............................................       31,531         119,906
      Unearned rental income..................................       18,912          40,799
      Tenant security deposits................................      236,297         241,762
                                                                -----------     -----------
              TOTAL LIABILITIES...............................   16,913,615      17,280,541
    PARTNERS' EQUITY..........................................    2,758,510       3,431,777
                                                                -----------     -----------
              TOTAL LIABILITIES AND PARTNERS' EQUITY..........  $19,672,125     $20,712,318
                                                                ===========     ===========

                       See notes to financial statements

                             PORTOFINO PLACE, LTD.

                            STATEMENTS OF OPERATIONS

                                                                         FOR THE YEAR ENDED
                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
Revenue
  Rental............................................................  $3,582,912     $3,266,692
  Interest..........................................................      39,410         50,698
  Other.............................................................     154,741        172,209
                                                                      ----------     ----------
          Total revenue.............................................   3,777,063      3,489,599
                                                                      ----------     ----------
Expenses
  Advertising and promotional.......................................      84,220         80,653
  Office operations.................................................      30,932         44,813
  Administrative....................................................     173,644        158,512
  Utilities.........................................................     143,090        118,617
  Repairs and maintenance...........................................     223,711        144,773
  Grounds maintenance...............................................      49,516         47,590
  Real estate taxes.................................................     290,114        333,079
  Insurance and taxes...............................................     119,765         84,740
  Management fees...................................................     146,966        151,763
  Interest..........................................................   1,402,089      1,357,610
  Bad debt..........................................................      13,215             --
  Depreciation......................................................     901,501        852,841
  Amortization......................................................      62,210         62,210
  Partnership expenses..............................................       7,841             --
                                                                      ----------     ----------
          Total expenses............................................   3,648,814      3,437,201
                                                                      ----------     ----------
          NET INCOME................................................  $  128,249     $   52,398
                                                                      ==========     ==========

                       See notes to financial statements

                             PORTOFINO PLACE, LTD.

                         STATEMENTS OF PARTNERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                         GENERAL       LIMITED
                                                         PARTNER      PARTNERS          TOTAL
                                                         -------     -----------     -----------
Partners' equity, December 31, 1994....................  $ 2,425     $ 4,449,503     $ 4,451,928
Distributions to partners..............................   (5,878)     (1,066,671)     (1,072,549)
Net income.............................................    1,048          51,350          52,398
                                                         -------     -----------     -----------
Partners' equity (deficit), December 31, 1995..........   (2,405)      3,434,182       3,431,777
Distributions to partners..............................   (3,594)       (797,922)       (801,516)
Net income.............................................    2,467         125,782         128,249
                                                         -------     -----------     -----------
Partners' equity (deficit), December 31, 1996..........  $(3,532)    $ 2,762,042     $ 2,758,510
                                                         =======     ===========     ===========

                       See notes to financial statements

                             PORTOFINO PLACE, LTD.

                            STATEMENTS OF CASH FLOWS

                                                                    FOR THE YEAR ENDED DECEMBER
                                                                                31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Cash flows from operating activities
  Net income......................................................  $   128,249     $    52,398
  Adjustments to reconcile net income to net cash provided by operating activities
     Depreciation and amortization................................      963,711         915,051
     Changes in assets and liabilities that provided (used) cash
       Accounts receivable........................................        1,636          (2,225)
       Prepaid expenses and deposits..............................        3,423         (16,092)
       Accounts payable...........................................      (83,058)        (18,938)
       Retainage payable..........................................      (20,000)             --
       Accrued liabilities........................................           --          52,232
       Unearned rental income.....................................      (21,887)          4,129
       Tenant security deposits -- net............................      (39,174)         78,546
                                                                    -----------     -----------
          Net cash provided by operating activities...............      932,900       1,065,101
                                                                    -----------     -----------
Cash flows from investing activities
     Increase in rental property..................................      (74,072)     (4,404,642)
     Construction escrow..........................................       20,000         (32,869)
                                                                    -----------     -----------
          Net cash used in investing activities...................      (54,072)     (4,437,511)
                                                                    -----------     -----------
Cash flows from financing activities
     Increase (decrease) in construction loans payable............     (236,516)      4,780,687
     Distributions to partners....................................     (801,516)     (1,072,549)
                                                                    -----------     -----------
          Net cash provided by (used in) financing activities.....   (1,038,032)      3,708,138
                                                                    -----------     -----------
          NET INCREASE (DECREASE) IN CASH.........................     (159,204)        335,728
                                                                    -----------     -----------
  Cash, beginning of year.........................................      597,867         262,139
                                                                    -----------     -----------
  Cash, end of year...............................................  $   438,663     $   597,867
                                                                    ===========     ===========
  Supplemental disclosure of cash flow information
     Cash paid during the year for interest, net of interest
      capitalized.................................................  $ 1,490,464     $ 1,277,567
                                                                    ===========     ===========

                       See notes to financial statements

                             PORTOFINO PLACE, LTD.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

NOTE A -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The partnership was formed as a limited partnership under the laws of the State of Florida on December 21, 1993, for the purpose of developing and operating 322 rental housing units located in Broward County, Florida. The project is comprised of sixteen, two and three story buildings and related facilities. The partnership will continue until December 21, 2018, unless dissolved earlier in accordance with the provisions of the partnership agreement.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Rental Property

     Rental property is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations using accelerated methods over their estimated service lives.

  Income Taxes

     No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

  Rental Income

     Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and the tenants of the property are operating leases.

  Amortization

     Organization and financing costs represent charges incurred in connection with the formation of the partnership and obtaining construction loans. These costs are amortized on a straight-line basis over 25 and 3 years, the term of the partnership agreement and the term of the related loan, respectively.

  Allocation of Profit and Loss

     The partnership agreement calls for the net loss of the partnership to be allocated first to the general partner and limited partners until their capital accounts are reduced to zero; second, to the investor limited partners until their capital accounts are reduced to zero; and finally, 50% to the general and limited partners and 50% to the investor limited partners. Net income shall be allocated to the partners in proportion to and to the extent of the aggregate net loss from prior years. Any remaining income is distributed according to the priority distributions as described in the partnership agreement.

                             PORTOFINO PLACE, LTD.

                               DECEMBER 31, 1996

NOTE B -- RENTAL PROPERTY

     The rental property, at cost, consists of the following at December 31, :

                                                               1996            1995
                                                            -----------     -----------
        Land..............................................  $ 2,750,000     $ 2,750,000
        Land improvement..................................      798,565         783,840
        Buildings.........................................   16,066,844      16,066,844
        Furniture and fixtures............................    1,167,763       1,108,416
                                                            -----------     -----------
                                                             20,783,172      20,709,100
        Less accumulated depreciation.....................    1,864,164         962,663
                                                            -----------     -----------
        Total rental property, net........................  $18,919,008     $19,746,437
                                                            ===========     ===========

NOTE C -- CONSTRUCTION LOANS PAYABLE

     The project was financed by initial partner capital contributions and construction loans. The partnership's available borrowing limits are $12,250,000 and $5,250,000 from two separate lending institutions. The loans' initial maturity date was December 28, 1995 with a one-year extension option. On December 27, 1995, the borrower and lenders agreed to extend the maturity date to December 28, 1996 subject to the terms in the Construction Loan Agreement. On November 15, 1996, the lender agreed to an additional extension of the maturities to February 28, 1997. The partnership incurred a nonrefundable extension fee equal to 0.25% of the outstanding loan balance on the initial maturity date.

     The agreement requires monthly payments of principal and interest. The interest rate is based on the Eurodollar rate or the prime rate, selected at the option of the partnership.

     The construction loans are collateralized by the rental property, an assignment of leases and rents, and guarantees by the general partner and a limited partner.

     Construction loans payable at December 31, 1996 and 1995 consist of the following:

                                                                   1996            1995
                                                                -----------     -----------
    Note payable -- bank: with interest due monthly at the
      Eurodollar rate on the agreement date, plus 2.5% (7.88%
      and 8.44% at December 31, 1996 and 1995), principal due
      and payable in full on February 28, 1997. ..............  $11,983,560     $11,753,191
    Note payable -- bank: with interest due monthly at the
      Eurodollar rate on the agreement date, plus 2.5% (7.88%
      and 8.44% at December 31, 1996 and 1995), principal due
      and payable in full on February 28, 1997. ..............    4,970,440       5,037,325

     Total interest costs incurred on borrowings totaled $1,389,209 and $1,432,288 for the years ended December 31, 1996 and 1995, of which $74,678 has been capitalized as part of rental property in 1995. The remaining $1,389,209 and $1,357,610 were expensed during 1996 and 1995.

NOTE D -- DISTRIBUTIONS TO PARTNERS

     Under the partnership agreement, the partners are entitled to receive a return on their capital contributions equal to 10% per annum. The return is considered a preferential payment of a return on capital and is not guaranteed by the partnership or any of the partners. The return accrues on a daily basis and is

                             PORTOFINO PLACE, LTD.

                               DECEMBER 31, 1996

distributed monthly to the extent there are available cash flows, as defined. To the extent there are not sufficient available cash flows, all such unpaid amounts shall accrue and be deferred until cash flows are available. The returns distributed to partners totaled $801,516 and $1,072,549 for the years ended December 31, 1996 and 1995.

NOTE E -- RELATED PARTY TRANSACTIONS

     Pursuant to a management agreement, Altman Management Company ("AMC"), an affiliate of Portofino Place, Ltd. through common ownership, is employed as the management agent for conducting the rental operations of the partnership. The management agreement expires December 31, 1997 and is then automatically renewable on a calendar year basis unless terminated by either party upon 30 days notice. Management fees were calculated at 4% of collected rental income in 1996. AMC earned management fees of $146,966 and $136,763 in 1996 and 1995, of which $11,980 and $12,472 remained payable at December 31, 1996 and 1995. Upon achievement of certain rental occupancy requirements, as described in the management agreement, AMC was entitled to receive up to $15,000 as incentive management fees. These fees were accrued at December 31, 1995 and were included in accounts payable -- related party, and as of December 31, 1996, remain unpaid.

     AMC also functions as the paying agent for the insurance costs of the partnership. Insurance expense is allocated based on the relative value of the participating properties insured under a single insurance contract.

     The partnership has a development fee agreement with Altman Development Corporation ("ADC"), the general partner, to oversee, monitor and manage the development of the project for a fixed fee. The development fees of $790,000 are payable from the construction loan draws. Development fees totaled $60,676 during 1995. ADC also received a monthly site supervision fee of $7,512. Such fees were $15,025 in 1995.

NOTE F -- CONCENTRATION OF CREDIT RISK

     The partnership maintains its cash balances in three banks. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000 by each bank. As of December 31, 1996, the uninsured portion of the cash balances held at two of the banks was $536,966 (which included $300,517 of outstanding checks and deposits).

NOTE G -- SUBSEQUENT EVENT

     On January 6, 1997, the partners of the partnership sold their partnership interests.

                           SUMMIT MAYFAIRE APARTMENTS

                   HISTORICAL SUMMARY OF REVENUES AND DIRECT
                     OPERATING EXPENSES FOR THE YEAR ENDED
                               DECEMBER 31, 1996

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Summit Properties Inc.
Charlotte, North Carolina

     We have audited the accompanying Historical Summary of Revenues and Direct Operating Expenses (the Historical Summary) of Summit Mayfaire Apartments, formerly The Mayfaire, for the year ended December 31, 1996. This Historical Summary is the responsibility of Summit Properties Inc.'s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form 8-K of Summit Properties Inc.) as described in
Note 2 to the Historical Summary and is not intended to be a complete presentation of Summit Mayfaire's revenues and expenses.

     In our opinion, such Historical Summary presents fairly, in all material respects, the revenues and direct operating expenses described in Note 2 to the Historical Summary of Summit Mayfaire Apartments for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
-------------------------------
DELOITTE & TOUCHE LLP

March 31, 1997

                           SUMMIT MAYFAIRE APARTMENTS

     HISTORICAL SUMMARY OF REVENUES AND DIRECT OPERATING EXPENSES (NOTE 2)
                          YEAR ENDED DECEMBER 31, 1996

REVENUES:
  Rental income..................................................................  $1,129,527
  Other real estate income.......................................................      31,455
                                                                                   ----------
          Total revenues.........................................................   1,160,982
                                                                                   ----------
DIRECT OPERATING EXPENSES:
  Personnel......................................................................     140,807
  Utilities......................................................................      41,879
  Repairs and maintenance........................................................      53,251
  Real estate taxes..............................................................      73,473
  Insurance......................................................................      10,228
  Cleaning and decorating........................................................      25,122
  Advertising....................................................................      14,536
  Administration.................................................................      23,401
                                                                                   ----------
          Total direct operating expenses........................................     382,697
                                                                                   ----------
OPERATING INCOME, EXCLUSIVE OF CERTAIN EXPENSES (Note 2).........................  $  778,285
                                                                                   ==========

                        See notes to historical summary.

                           SUMMIT MAYFAIRE APARTMENTS

     NOTES TO HISTORICAL SUMMARY OF REVENUES AND DIRECT OPERATING EXPENSES
                          YEAR ENDED DECEMBER 31, 1996

1.  OPERATING PROPERTY

     Summit Mayfaire Apartments (the Apartments) is a 144-unit multifamily residential property located in Raleigh, North Carolina, which was acquired by Summit Properties Inc. on January 15, 1997.

2.  BASIS OF PRESENTATION

     The Historical Summary of Revenues and Direct Operating Expenses was prepared for the purpose of complying with the Rules and Regulations of the Securities and Exchange Commission (for inclusion in Form 8-K of Summit Properties Inc.) and has been prepared on the accrual basis of accounting.

     The Historical Summary of Revenues and Direct Operating Expenses of the Apartments exclude the following expenses which would not be comparable to the proposed future operations of the Apartments:

          a) Depreciation of the building and improvements

          b) Interest expense

          c) Management fee expense

          d) Income taxes

     Rental income is recognized on the accrual method as earned. Apartment units are rented under lease agreements with terms of one year or less.

3.  MANAGEMENT FEES

     Management fees totaling $45,397 were charged by Summit Management Company
(SMC), which functioned as the property manager prior to the acquisition of the property by SMC's parent, Summit Properties Inc. These expenses were based on the sum of 2% of cash collections plus 2.9% of net operating income as defined in the Property Management and Leasing Agreement. SMC will continue to manage the Apartments in the future. However, this arrangement will not be governed by a separate management agreement and the basis of the fees charged will be changed. Accordingly, these expenses have been excluded from the Historical Summary.

                                   **********

                            SAND LAKE JOINT VENTURE



                              FINANCIAL STATEMENTS


                            AS OF DECEMBER 31, 1996,


                      TOGETHER WITH REPORT OF INDEPENDENT


                          CERTIFIED PUBLIC ACCOUNTANTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
  Sand Lake Joint Venture:

     We have audited the accompanying balance sheet of Sand Lake Joint Venture (a Florida general partnership) as of December 31, 1996, and the related statements of income, partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sand Lake Joint Venture as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                             /s/ ARTHUR ANDERSEN LLP

Orlando, Florida,
April 11, 1997

                            SAND LAKE JOINT VENTURE
                       BALANCE SHEET -- DECEMBER 31, 1996

                                           ASSETS
Cash..........................................................................    $   395,961
Cash held in escrow (Note 2)..................................................        301,903
Accounts receivable, net of allowance of $3,340...............................          3,247
Prepaid insurance.............................................................         18,689
                                                                                  -----------
Land, buildings and equipment (Note 2):
     Land.....................................................................      3,422,073
     Buildings................................................................     16,080,971
     Furniture and equipment..................................................        816,245
                                                                                  -----------
                                                                                   20,319,289
     Less-Accumulated depreciation............................................     (1,074,884)
                                                                                  -----------
                                                                                   19,244,405
                                                                                  -----------
Deferred loan costs, net (Note 2).............................................        257,207
                                                                                  -----------
                                                                                  $20,221,412
                                                                                  ===========
                              LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued expenses.........................................    $    36,187
Interest payable..............................................................         56,981
Tenants' security deposits (Note 2)...........................................        190,186
Note payable to related party (Note 4)........................................     15,267,949
                                                                                  -----------
                                                                                   15,551,303
                                                                                  -----------
Partners' Capital (Notes 1 and 3):
     The Northwestern Mutual Life Insurance Company...........................      3,855,830
     TCR Sand Lake Limited Partnership........................................        814,279
                                                                                  -----------
               Total partners' capital........................................      4,670,109
                                                                                  -----------
                                                                                  $20,221,412
                                                                                  ===========

       The accompanying notes are an integral part of this balance sheet.

                            SAND LAKE JOINT VENTURE
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Revenues (Note 2):
     Rental....................................................................     $3,386,316
     Other.....................................................................        195,874
     Interest income...........................................................          5,451
                                                                                    ----------
               Total revenues..................................................      3,587,641
                                                                                    ----------
Operating expenses:
     Payroll...................................................................        281,010
     Landscaping...............................................................         73,593
     Utilities.................................................................        227,673
     Maintenance and redecorating..............................................        100,153
     Selling, general and administrative.......................................         73,471
     Depreciation and amortization.............................................        512,164
     Property taxes (Note 2)...................................................        341,810
     Management fees (Note 4)..................................................        136,151
     Insurance.................................................................         46,105
     Other.....................................................................         16,664
                                                                                    ----------
               Total operating expenses........................................      1,808,794
                                                                                    ----------
Operating income...............................................................      1,778,847
Interest expense (Note 4)......................................................      1,218,545
                                                                                    ----------
Net income.....................................................................     $  560,302
                                                                                    ==========

         The accompanying notes are an integral part of this statement.

                            SAND LAKE JOINT VENTURE
                         STATEMENT OF PARTNERS' CAPITAL
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                          TCR SAND     THE NORTHWESTERN
                                                        LAKE LIMITED      MUTUAL LIFE
                                                        PARTNERSHIP    INSURANCE COMPANY     TOTAL
                                                        ------------   -----------------   ----------
Partners' capital, December 31, 1995..................    $ 668,775         $4,225,775      $4,894,550
     Net income.......................................      280,151            280,151         560,302
     Distributions....................................     (134,647)          (650,096)       (784,743)
                                                          ---------         ----------      ----------
Partners' capital, December 31, 1996..................    $ 814,279         $3,855,830      $4,670,109
                                                          =========         ==========      ==========

         The accompanying notes are an integral part of this statement.

                            SAND LAKE JOINT VENTURE
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

Cash flows from operating activities:
  Net income..................................................................    $   560,302
                                                                                  -----------
  Adjustments to reconcile net income to net cash provided by operating activities-
     Depreciation and amortization............................................        512,164
     Changes in assets and liabilities-
          Increase in cash held in escrow.....................................        (90,241)
          Decrease in accounts receivable, net................................          4,421
          Decrease in accrued rental revenue..................................         40,218
          Increase in prepaid insurance.......................................        (18,689)
          Increase in accounts payable and accrued expenses...................          1,761
          Increase in tenants' security deposits..............................         11,104
                                                                                  -----------
               Total adjustments..............................................        460,738
                                                                                  -----------
               Net cash provided by operating activities......................      1,021,040
                                                                                  -----------
Cash flows from investing activities:
  Capital expenditures........................................................         (1,928)
  Proceeds from sale of furniture and equipment...............................          6,740
                                                                                  -----------
               Net cash provided by investing activities......................          4,812
                                                                                  -----------
Cash flows from financing activities:
  Borrowings from related party...............................................         20,000
  Payments on note payable to related party...................................       (261,868)
  Partner distributions.......................................................       (784,743)
                                                                                  -----------
               Net cash used in financing activities..........................     (1,026,611)
                                                                                  -----------
Net decrease in cash..........................................................           (759)
Cash, beginning of year.......................................................        396,720
                                                                                  -----------
Cash, end of year.............................................................    $   395,961
                                                                                  ===========
Supplemental disclosure of cash flow information:
  Cash paid for interest......................................................    $ 1,218,545

         The accompanying notes are an integral part of this statement.

                            SAND LAKE JOINT VENTURE
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1.  ORGANIZATION AND NATURE OF BUSINESS:

     Sand Lake Joint Venture (the Partnership), a Florida general partnership, was formed on December 28, 1993, between The Northwestern Mutual Life Insurance Company (NML) and TCR Sand Lake Limited Partnership (TCR) (collectively, the Partners). The primary purpose of the Partnership is to acquire, construct, own, manage and operate a 416-unit apartment community (the Property) located in Orlando, Florida. Construction of the Property was completed in December 1994. The Partnership extends through December 31, 2023, unless terminated sooner as provided in the Agreement.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Accounting

     The Partnership's accounts are presented on the accrual basis of accounting in accordance with generally accepted accounting principles.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of the Partnership's current financial assets and liabilities, including cash and cash held in escrow, accounts receivable, accounts payable and interest payable, at December 31, 1996, approximate their fair value due to the short maturity of these instruments. Based on the borrowing rates currently available to the Partnership for loans with similar terms and maturities, the fair value of the note payable to related party at December 31, 1996, is estimated at $14,534,825.

  Cash Held in Escrow

     The Partnership receives deposits from tenants upon entering into a lease agreement. These amounts are held in an escrow account, with an offsetting liability recorded as tenants' security deposits. Additionally, the Partnership pays a monthly amount to NML for property taxes, which is maintained in an escrow account until paid by NML.

  Land, Buildings, and Furniture and Equipment

     The Partnership provides for depreciation on the buildings, furniture and equipment on a straight-line basis over their estimated useful lives, which range from 10 to 40 years. In 1996, total depreciation expense was $483,988. Maintenance and repairs to buildings and equipment which do not extend the useful life are expensed when incurred. In 1996, total maintenance and redecorating expense was $100,153.

     Interest and property taxes of $265,000 and $37,171, respectively, incurred while the property was under construction, have been capitalized as a cost of the property. These costs are being amortized over 40 years, the estimated useful life of the building.

  Deferred Loan Costs

     Deferred loan costs are being amortized over the term of the loan. In 1996, total amortization expense was $28,176.

                            SAND LAKE JOINT VENTURE
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Revenue Recognition

     Rental revenue is recognized ratably on a straight-line basis over the term of the lease. Accordingly, rental revenues are accrued for certain leases during the months of the lease that provide for free or discounted rentals.

  Income Taxes

     Income taxes have not been recorded in the accompanying financial statements because they are obligations of the Partners. The tax returns, the qualification of the Partnership, as such, for tax purposes, and the amount of distributable partnership income or loss are subject to examination by taxing authorities. If such examinations result in changes with respect to the Partnership's qualification or in changes with respect to the income or loss, the tax liability of the Partners would be changed accordingly.

  Allocations of Profit and Loss

     The Agreement provides that profits and losses, for financial reporting purposes, are to be determined in accordance with generally accepted accounting principles and allocated equally between the Partners.

  Long-lived Assets

     Effective January 1, 1996, the Partnership adopted Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of " (SFAS 121). SFAS 121 requires entities to review the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The implementation of SFAS 121 did not have a material effect on the accompanying financial statements.

3.  PARTNERSHIP MATTERS:

  Capital Contributions

     Upon execution of the Joint Venture Agreement (the Agreement), the Partners made an initial capital contribution of $4,417,000 and $860,000, respectively. Additional contributions, as defined, are required if additional cash in excess of distributable cash, as defined, is required in order to fund operations, pay debts and obligations as they mature, or fund the costs of maintenance, repairs and replacements necessary to keep the Property in the same condition as existed upon final completion. In accordance with the Agreement, each Partner shall make equal additional capital contributions if required. No additional capital contributions were made by the Partners during 1996.

  Capital Transaction and Cash Flow Distributions

     The Agreement provides that distributable cash, as defined, shall be distributed as follows: 83.70 percent to NML and 16.30 percent to TCR until each Partner has received an amount equal to a 9 percent annual noncumulative return on his initial capital contribution, then to the Partners in accordance with their respective interests, as defined. The Agreement also provides that all capital transaction proceeds, as defined, shall be distributed as follows: to repay principal, interest and other amounts due on the loan, then 83.70 percent to NML and 16.30 percent to TCR, until each has received an amount equal to its initial capital contribution, then to the Partners in accordance with their respective interests, as defined. There were capital transactions and cash flow distributions in 1996 of $0 and $784,743, respectively. Cash flow distributions relating to 1996 were recorded and distributed in 1997 in the amount of $166,003 to NML and $151,292 to TCR, in accordance with the Agreement.

                            SAND LAKE JOINT VENTURE
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  RELATED PARTY TRANSACTIONS:

     The Partnership has a promissory note agreement with NML which accrues interest at 7.875 percent, payable monthly, maturing on February 15, 2006. As of December 31, 1996, the amount outstanding under this agreement totaled $15,267,949. Monthly principal and interest payments in the amount of approximately $123,000 commenced in July 1995. The note is collateralized by a mortgage on the Property. In 1996, the Partnership incurred interest expense of approximately $1,213,000 on this note.

     At December 31, 1996, annual maturities were as follows:

 YEAR ENDING
DECEMBER 31,                                                         AMOUNT
-------------                                                     ------------
         1997 ..................................................   $   283,000
         1998 ..................................................       305,941
         1999 ..................................................       330,924
         2000 ..................................................       357,693
         2001 ..................................................       387,298
   Thereafter ..................................................    13,603,093
                                                                   -----------
                                                                   $15,267,949
                                                                   ===========

     The Partnership has entered into a management agreement with Florida RS, Inc. (the Project Manager), an affiliate of TCR, to manage the Property for a fee based on 4 percent of the gross income of the Property. The Partnership incurred management fees of $136,151 during 1996.

5.  SUBSEQUENT EVENT:

     On February 20, 1997, Summit Properties, Inc. (Summit) purchased all of the joint venture interests in the Partnership from the Partners for $26,800,000, including the assumption of the mortgage debt of approximately $15,300,000.

                              FINANCIAL STATEMENTS
                        AND INDEPENDENT AUDITORS' REPORT

                           SUMMIT AMERICAN ASSOCIATES

                               DECEMBER 31, 1995

                           SUMMIT AMERICAN ASSOCIATES

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INDEPENDENT AUDITORS' REPORT..........................................................  F-47
FINANCIAL STATEMENTS
  BALANCE SHEET.......................................................................  F-48
  STATEMENT OF EARNINGS...............................................................  F-49
  STATEMENT OF PARTNERS' EQUITY.......................................................  F-50
  STATEMENT OF CASH FLOWS.............................................................  F-51
  NOTES TO FINANCIAL STATEMENTS.......................................................  F-52

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Summit American Associates

     We have audited the accompanying balance sheet of Summit American Associates (a Florida General Partnership), as of December 31, 1995, and the related statements earnings, of partners' equity and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the project's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit American Associates as of December 31, 1995, and the results of its operations, and its cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            /s/ REZNICK FEDDER & SILVERMAN

Charlotte, North Carolina
January 15, 1996

                           SUMMIT AMERICAN ASSOCIATES

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                                           ASSETS
Rental property:
  Land and land improvements....................................................  $ 3,023,728
  Building and improvements.....................................................   15,322,556
  Furniture, fixtures and equipment.............................................      987,049
                                                                                  -----------
                                                                                   19,333,333
  Less: accumulated depreciation................................................     (284,072)
                                                                                  -----------
          Total rental property.................................................   19,049,261
  Cash..........................................................................       16,954
  Restricted cash -- tenants security deposits..................................       88,486
  Prepaid Expenses..............................................................          145
  Other assets
     Organization cost, less accumulated amortization of $7,455.................      141,626
     Financing fees, less accumulated amortization of $10,227...................      105,670
                                                                                  -----------
          Total assets..........................................................  $19,402,142
                                                                                  ===========
LIABILITIES AND PARTNERS' EQUITY
Liabilities:
  Construction and term loan....................................................  $14,392,143
  Accrued interest..............................................................       94,204
  Accounts payable and accrued expenses.........................................       42,362
  Security deposits.............................................................       88,486
                                                                                  -----------
          Total liabilities.....................................................   14,617,195
Partners' equity................................................................    4,784,947
                                                                                  -----------
          Total liabilities and partners' equity................................  $19,402,142
                                                                                  ===========

                       See Notes to Financial Statements.

                           SUMMIT AMERICAN ASSOCIATES

                             STATEMENT OF EARNINGS

                          YEAR ENDED DECEMBER 31, 1995

Revenues:
  Rental.........................................................................  $ 1,502,395
  Other property income..........................................................       88,033
  Interest income................................................................        1,007
                                                                                    ----------
                                                                                   $ 1,591,435
                                                                                    ----------
Expenses:
  Personnel......................................................................      162,405
  Advertising and promotion......................................................       31,374
  Utilities......................................................................       74,545
  Building repairs and maintenance...............................................       86,883
  Real estate taxes..............................................................       38,923
  Insurance......................................................................        8,882
  Management fees................................................................       81,951
  Asset Management fee...........................................................        7,942
  Depreciation...................................................................      284,072
  Amortization...................................................................       17,682
  Administrative expense.........................................................       37,710
  Legal/Professional fees........................................................        7,708
  Interest expense...............................................................      592,974
          Total Expenses.........................................................    1,433,051
                                                                                    ----------
          Net Income.............................................................  $   158,384
                                                                                    ==========

                       See Notes to Financial Statements.

                           SUMMIT AMERICAN ASSOCIATES

                         STATEMENT OF PARTNERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                              JACARANDA
                                                                COVE            SUMMIT
                                                           ASSOCIATES LTD.   PROPERTIES LP     TOTAL
                                                           ---------------   -------------   ----------
Balance at December 31, 1994.............................     $3,626,751       $1,207,933    $4,834,684
Distributions............................................       (156,109)         (52,012)     (208,121)
Net Income...............................................        118,788           39,596       158,384
                                                              ----------       ----------    ----------
Balance at December 31, 1995.............................     $3,589,430       $1,195,517    $4,784,947
                                                              ==========       ==========    ==========

                       See Notes to Financial Statements.

                           SUMMIT AMERICAN ASSOCIATES

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Cash flow from operating activities:
  Net Income....................................................................  $   158,384
  Adjustments to reconcile not income to net cash provided by operating activities:
     Depreciation...............................................................      284,072
     Amortization...............................................................       17,682
     Increase in restricted cash................................................      (88,486)
     Increase in prepaid expenses...............................................         (145)
     Increase in accounts payable...............................................       19,140
     Increase in accrued expenses...............................................       15,280
     Increase in asset management fee...........................................        7,942
     Increase in security deposit liability.....................................       88,486
     Increase in accrued interest...............................................       94,204
                                                                                  -----------
          Net cash used by operating activities.................................      596,559
                                                                                  -----------
Cash flows from investing activities:
  Construction of real estate, net of payable...................................   (9,887,762)
  Decrease in accounts receivable -- related party..............................       67,219
                                                                                  -----------
          Net cash used in investing activities.................................   (9,820,543)
                                                                                  -----------
Cash flows from financing activities:
  Proceeds from construction and term loan......................................    9,394,783
  Partners' capital distributions...............................................     (208,121)
  Payment of construction and term loans........................................      (45,000)
                                                                                  -----------
          Net cash provided by financing activities.............................    9,141,662
                                                                                  -----------
          NET DECREASE IN CASH..................................................      (82,322)
Cash, beginning.................................................................       99,276
                                                                                  -----------
Cash, ending....................................................................  $    16,854
                                                                                  ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest, net of amount capitalized.............  $   421,866
                                                                                  ===========

                       See Notes to Financial Statements.

                           SUMMIT AMERICAN ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Summit American Associate is a joint venture ("Joint Venture") organized to construct and operate a 262 unit apartment complex located in Plantation, Florida. The Joint Venture was organized as a Florida General Partnership.

     A summary of the Partnership's significant policies applied in the preparation of the accompanying financial statements is as follows:

  Basis of presentation

     The accompanying financial statements have been prepared in accordance with the accrual method of accounting. Revenues are recognized when earned and expenses are charged to operations when incurred.

  Cash and cash equivalents

     For purposes of the statement of cash flows, the Partnership considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

  Income taxes

     Partnerships are generally not taxable entities under federal and state laws. Accordingly, the Joint Venture has not provided for federal or state income taxes.

     Each partner reports his share of the profits and losses of the Partnership, and federal and state income taxes are computed on each partner's total income from all sources. The Partnership's income tax returns are subject to examination by federal and state taxing authorities. If any such examination results in changes to taxable income, the income tax liability of the partners for such years could be changed.

  Interest and real estate taxes

     Interest and real estate taxes incurred during the construction period are capitalized and depreciated over the lives of the constructed assets. Interest and property taxes capitalized in the year ended December 31, 1995 were $391,890 and $20,244, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B -- JOINT VENTURE ORGANIZATION

     Each partner is to receive from available cash flow a preferred distribution equal to their respective capital contributions times the prime rate plus one-half percent. To the extent the preferred distributions are not made in any fiscal year, the amount in arrears goes forward until paid. After payment of the preferred distributions and any preferred distribution in arrears, non-sale distributions are allocated 40 percent to Summit Properties Partnership L.P. (SPPLP) and 60 percent to Jacaranda Cove Associates, Ltd. The Joint Venture's profit/loss is allocated in a manner similar to its cash distributions.

                           SUMMIT AMERICAN ASSOCIATES

NOTE C -- CONSTRUCTION AND TERM LOAN

     The construction and term loan bears interest at a variable rate equal to the adjusted thirty day CD base rate, London Interbank Offered Rate (LIBOR), or the prime rate. The partnership elected the CD rate, which is the banks certificate of deposit rate plus 1.75 percent. The interest rate as of December 31, 1995 was 7.60%. The loan was payable on March 31, 1995, with the Joint Venture having the right to extend the maturity date to June 30, 1998. Management has chosen to exercise their rights to extend the maturity date to June 30, 1998. Principal payment of $15,000 and interest at the CD rate are payable monthly. The loan is collateralized by all assets of the Joint Venture and guaranteed by SPPLP.

     The aggregate principal payments of the construction and term loan for each of the next five years are as follows:

                1996............................................  $   180,000
                1997............................................      180,000
                1998............................................   14,032,143
                1999............................................           --
                2000............................................           --

     The carrying amount of the projects long-term debt approximates fair value.

     The loan agreement provides for maximum interest rate during the loan as follows:

                April 1, 1995 -- October 31, 1995....................  7.20%
                November 1, 1995 -- October 31, 1996.................  7.95%
                November 1, 1995 -- October 31, 1997.................  8.70%
                November 1, 1997 -- June 30, 1998....................  9.45%

NOTE D -- RELATED PARTY TRANSACTIONS

     Related party transactions for the year ended December 31, 1995 are as follows:

    Construction contract payments to Summit Apartments Builders, Inc. (an affiliate of SPPLP) December 31, 1995 (total for project
      $13,382,876)...........................................................  $8,047,136
    Credit enhancement fee to SPPLP..........................................     246,248
    Advance received and repaid to SPPLP from Summit American................     200,000
    Management fee to Summit Management Company..............................      81,951
    Development fees paid to SPPLP...........................................      39,375
    Development fees paid to American Land Management (an affiliate of
      Jacaranda Cove Associates, Ltd.).......................................      39,375
    Interest on advance paid to SPPLP from Summit American...................       7,616
    Asset Management fee to SPPLP of which $3,971 is payable at December 31,
      1995...................................................................       3,971
    Asset Management fee to American Land Management of which $3,971 is
      payable at December 31, 1995...........................................       3,971

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                   PRO FORMA CONDENSED STATEMENT OF EARNINGS

                       THREE MONTHS ENDED MARCH 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                                                           ACQUISITION
                                       HISTORICAL       ACQUISITIONS       ADJUSTMENTS        PRO FORMA
                                       -----------      ------------       -----------       -----------
                                           (A)               (B)
Revenues:
  Rental.............................  $    25,780          $565                --          $    26,345
  Other property income..............        1,321            57                --                1,378
  Interest and other.................          148            --                --                  148
                                       -----------          ----             -----          -----------
          Total revenues.............       27,249           622                --               27,871
Expenses:
  Property operating and
     maintenance.....................        7,119           188             $  16(C)             7,323
  Real estate taxes and insurance....        2,695            51                --                2,746
  Depreciation.......................        5,181            81                49(D)             5,311
  Interest...........................        4,550           163                65(E)             4,778
  General and administrative.........          646            --                --                  646
  Loss in equity investments.........          130            --                --                  130
                                       -----------          ----             -----          -----------
          Total expenses.............       20,321           483               130               20,934
                                       -----------          ----             -----          -----------
          Net income.................  $     6,928          $139             $(130)         $     6,937
                                       ===========          ====             =====          ===========
Per unit data:
  Net income(F)......................  $      0.26                                          $      0.25
                                       ===========                                          ===========
  Weighted average units.............   27,057,351                                           27,325,244
                                       ===========                                          ===========

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.

               NOTES TO PRO FORMA CONDENSED STATEMENT OF EARNINGS

                       THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
ADJUSTMENTS:
A. Reflects the Summit Properties Partnership, L.P. Statement of Earnings for the three months ended March 31, 1997.
B. Represents the operations of the Acquisition Communities from January 1, 1997 to their respective dates of acquisition.
C. Property supervision costs adjusted to 2.5% of revenues. The 2.5% estimated reflects the Operating Partnership's historical costs of property supervision. Such costs, as a percent of property revenues should not change significantly with the acquisitions.
D. Includes additional depreciation related to the increase in basis from the purchases of $49,000.
E. Includes the interest costs on the Sand Lake debt assumed in conjunction with the purchase and the incremental borrowings to finance the acquisitions of $65,000. The purchase was assumed to be financed from the Operating Partnership's credit facility
F. Based upon 27,325,244 weighted average Units issued and outstanding following the acquisitions.

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.

                   PRO FORMA CONDENSED STATEMENT OF EARNINGS

                          YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                       ACQUISITION
                                     HISTORICAL      ACQUISITIONS      ADJUSTMENTS           PRO FORMA
                                     ----------      ------------      -----------           ----------
                                        (A)              (B)
Revenues:
  Rental...........................  $   88,864         $8,830                               $   97,694
  Other property income............       4,683            468                                    5,151
  Interest and other...............         942              0           $   (72)(F)                870
                                     ----------         ------           -------             ----------
          Total revenues...........      94,489          9,298               (72)               103,715
Expenses:
  Property operating and
     maintenance...................      26,403          2,273               (85)(C)             28,591
  Real estate taxes and
     insurance.....................       8,823            972                --                  9,795
  Depreciation.....................      18,208          1,546               536(D)              20,290
  Interest.........................      17,138          3,031             1,172(E),(F)          21,341
  General and administrative.......       2,557              0                --                  2,557
  Loss in equity investments.......         173              0                --(G)                 173
                                     ----------         ------           -------             ----------
          Total expenses...........      73,302          7,822             1,623                 82,747
                                     ----------         ------           -------             ----------
Income before extraordinary
  items............................      21,187          1,476            (1,695)                20,968
Extraordinary items................        (626)            --                --                   (626)
                                     ----------         ------           -------             ----------
          Net income...............  $   20,561         $1,476           $(1,695)            $   20,342
                                     ==========         ======           =======             ==========
Per unit data:
  Income before extraordinary
     items(H)......................  $     0.92                                              $     0.88
                                     ==========                                              ==========
  Net income(H)....................  $     0.90                                              $     0.86
                                     ==========                                              ==========
  Weighted average units...........  22,940,998                                              23,694,130
                                     ==========                                              ==========

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.

               NOTES TO PRO FORMA CONDENSED STATEMENT OF EARNINGS

                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
ADJUSTMENTS:
A. Reflects the Summit Properties Partnership, L.P. Statement of Earnings for the year ended December 31, 1996.
B. Represents the operations of the Acquisition Communities for the year ended December 31, 1996 except for Summit Plantation. Represents the operations of Summit Plantation for the period January 1, 1996 to March 31, 1996 as Summit Plantation was acquired April 1, 1996.
C. Property supervision costs adjusted to 2.5% of revenues. The 2.5% reflects the Operating Partnership's historical costs of property supervision. Such costs, as a percent of property revenues, are not expected to change significantly with the acquisitions.
D. Includes additional depreciation related to the increase in basis from the purchases of $536,000.
E. Represents the incremental borrowing cost to finance the acquisitions. Total pro forma interest expense includes $2.7 million to finance the acquisitions, $1.2 million related to the Sand Lake note assumed and $258,000 related to the Summit Plantation note assumed. The purchase of Summit Plantation was assumed to be financed from the Operating
   Partnership's credit facility at a 6.6% interest rate. All other borrowings to finance the acquisitions were assumed to be at the then current 10 year treasury rate plus 100 basis points or 7.8%.
F. Includes a reduction of $72,000 in other income and interest expense for credit enhancement fees charged by the Operating Partnership to Summit Plantation from January 1, 1996 to March 31, 1996.
G. The Operating Partnership's equity earnings in the Summit Plantation joint venture from January 1, 1996 to March 31, 1996 were less than $1,000.
H. Based upon 23,694,130 weighted average Units issued and outstanding following the acquisitions.

                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on this 30th day of June, 1997.


                                            SUMMIT PROPERTIES PARTNERSHIP, L.P.

                                            By:  Summit Properties Inc.
                                            Its:  General Partner

                                            By:   /s/ WILLIAM F. PAULSEN
                                              ----------------------------------
                                                      WILLIAM F. PAULSEN
                                                President and Chief Executive
                                                            Officer

                                 EXHIBIT INDEX


   3.1         Agreement of Limited Partnership of the Operating Partnership, as amended(5)
  10.1         Option and Transfer Agreement among the Management Company, William F. Paulsen and the Operating Partnership(1)
  10.2         Letter of Commitment to enter into the Mortgage Loan between the Operating
               Partnership and The Northwestern Mutual Life Insurance Company(1)
  10.2.1       Promissory Note(2)
  10.2.2       Mortgage and Security Agreement and Financing Statement(2)
  10.3         $31,000,000 Loan Agreement from Wachovia Bank of North Carolina, N.A.(3)
  10.4         $150,000,000 Credit Agreement(4)
  12.1         Calculation of Ratios of Earnings to Fixed Charges(5)
  21.1         List of Subsidiaries(5)
  23.1         Consent of Reznick Fedder & Silverman
  23.2         Consent of Deloitte & Touche LLP
  23.3         Consent of Arthur Andersen LLP
  23.4         Consent of Reznick Fedder & Silverman
  27.1         Financial Data Schedule(5)


---------------

(1) Previously filed as an exhibit to Summit Properties' Registration Statement on Form S-11, File
    Number 33-72454.

(2) Previously filed as an exhibit to Summit Properties' Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

(3) Previously filed as an exhibit to Summit Properties' Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996.

(4) Previously filed as an exhibit to Summit Properties' Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

(5) Previously filed as an exhibit to this Registration Statement.